UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 PURE PLAY MEDIA HOLDINGS, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	7812	56-2397852
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

19800 Nordhoff Place, Chatsworth, CA 91311 (818) 717-5355
(Address and telephone number of registrant's principal executive offices)

Richard Arnold, Chief Financial Officer 19800 Nordhoff Place, Chatsworth, CA 91311 (818) 717 5355
(Name, address and telephone number of agent for service)
Copy of communications to: Michael Shannon, Esq. Devlin Jensen Barristers & Solicitors Suite 2550, 555 West Hastings Street Vancouver, British Columbia, V6B 4N5 Tel:(604) 684-2550 Fax:(604) 684-0916

Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement until such time as all of the shares of common stock registered hereunder have been sold.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.    [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [  ]

CALCULATION OF REGISTRATION FEE

Title of each class to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock	3,211,658	$2.00	$6,423,316	$687.29
Common Stock issuable upon exercise of warrants	1,449,690	$2.00	$2,899,380	$310.23
Total:	4,661,348	$2.00	$9,322,696	$997.52

(1)        This price was arbitrarily determined by Pure Play Media Holdings, Inc.
(2)        Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  This prospectus is included in the registration statement that was filed by Pure Play Media Holdings, Inc. with the Securities and Exchange Commission.  The selling security holders may not sell these securities until the registration statement becomes effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Subject to Completion, dated July 27, 2006

PROSPECTUS

PURE PLAY MEDIA HOLDINGS, INC.

3,211,658 SHARES OF COMMON STOCK AND
1,449,690 SHARES UNDERLYING WARRANTS TO PURCHASE SHARES OF
COMMON STOCK OF PURE PLAY MEDIA HOLDINGS, INC.

This prospectus relates to the resale of up to 3,211,658 shares of our common stock, par value $0.001 per share, and up to 1,449,690 shares of common stock underlying outstanding warrants to purchase common stock by the selling security holders identified on page 18 of this prospectus. See “Plan of Distribution” on page 22 of this prospectus for a description of the manner in which shares of common stock may be offered and sold by the selling security holders under this prospectus.  We will not receive any of the proceeds from the sale of our common stock offered by the selling security holders, however, we will receive gross proceeds of $3,624,225 from the exercise of all of the warrants by a certain security holder.

Our common stock is not presently traded on any market or securities exchange.  The selling shareholders are required to sell our shares at $2.00 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE  RISK FACTORS BEGINNING ON PAGE 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  The Securities and Exchange Commission has not made any recommendations that you buy or not buy the shares.  Any representation to the contrary is a criminal offence.

The date of this prospectus is July 27, 2006.

____________

The following table of contents have been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different.  Our selling security holders are offering to sell and seeking offers to buy our securities only in jurisdictions where offers or sales are permitted.  The information in this prospectus may only be accurate as of the date of this prospectus, since our business, financial condition or results of operations may have changed since that date.

As used in this prospectus, the terms "we", "us", "our", “Pure Play” and "Pure Play Media" mean Pure Play Media Holdings, Inc., our  wholly subsidiary, Pure Play Media, Inc., and our 50% owned subsidiary, Deep Star Broadcasting Systems, Inc., unless otherwise indicated.  All of the information in this prospectus reflects a 1300-for-1 forward split of our common stock that became effective on November 16, 2004.

This prospectus refers to brand names, trademarks, service marks and trade names of other companies and organizations, which are the property of their respective owners.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read and carefully consider the entire prospectus, especially the investment risks discussed under “Risk Factors.”

Our Business

Our Company, Pure Play Media Holdings, Inc., a Nevada company, through its subsidiaries, Pure Play Media, Inc., a California company, and Deep Star Broadcasting Systems, Inc., also a California company, which is 50% owned by us, are principally devoted to licensing, developing, producing, marketing and distributing high quality multi-genre adult films.  We bring together some of the best and most varied talent the adult industry has to offer, building an environment that allows the creative end of the business the opportunity to concentrate on their true abilities while assembling a professional team to support and promote their assets forward.  These productions generally feature men and women in a variety of erotic and adult sexual situations in hardcore versions that are distributed primarily on DVDs, through cable, satellite hotel television programming, Video On Demand (VOD), and over the Internet.  Our creative talent and experienced management team have over 50 years of combined experience licensing, distributing and producing high quality adult films meant for a broad adult audience. In the fiscal year ended July 31, 2005, we had total revenue of $8.5 million and net income of $147,613, and for the nine month period ending April 30, 2006 we had total revenue of $8.0 million and a net income of $21,854.

Our adult productions and licensed content have achieved world wide success over the past four years with the new release of over 620 movie titles and a total catalogue of titles amassing over 1,110 movie titles grossing approximately $24 million to April 30, 2006.  We anticipate under our current infrastructure that our strategy of producing and licensing multi-genre content along with our experience, creative talent, scale of operations, marketing and distribution proficiency, will ultimately enable us to release up to 400 new multi-genre adult movie titles per year.

Since inception, we have won a number of industry awards including AVN Awards for Best DVD (2005), Best Foreign All Sex Release (2005, Best Art Direction Video (2005), Best Videography (2005), Best DVD Menus (2005),Best All-Sex Video (2004), Best Art Direction-Video (2004), Best Director – Foreign Release (2002-2004), Best Director-Non Feature (2004), Best Editing—Video (2003), Best Foreign All-Sex Release (2004), Best Foreign All-Sex Feature (2004), Best Foreign Feature (2003, 2004), Best Packaging (2004), Best Special Effects (2003) and Best Videography (2003)

Company Information

Pure Play Media Holdings, Inc. was incorporated on September 3, 2002, under the laws of the State of Nevada.  We have one wholly owned operating subsidiary, Pure Play Media, Inc., an adult media production company, which was incorporated on August 13, 2002 under the laws of the State of California and one 50% owned subsidiary, Deep Star Broadcasting Systems, Inc. which creates and licenses a domestic US cable VOD platform, incorporated on January 26, 2005 also in the State of California.  Our principal executive offices are located at 19800 Nordhoff Place, Chatsworth, CA 91311.  Our telephone number is 818 717 5355 or toll free 866 820 3000 and our website is www.pureplaymedia.com.

THE OFFERING

Securities Offered by the Company..............................	None
Securities Offered by the Selling Stockholders.................

4,661,348 shares of our common stock assuming that all of the warrants to purchase 1,449,690 shares of our common stock have been exercised at a price of $2.50 per share commencing on December 31, 2006, the date which is 24 months from the date of issuance of the warrants and expiring on December 31, 2008 the date which is 48 months from the date of issuance of the warrants.

Common Stock Outstanding prior to the Offering.................	12,961,658 shares, which does not include the 1,449,690 shares issuable upon the exercise of the warrants.
Common Stock Outstanding after the Offering..................	14,411,348 shares, which assumes that all of the warrants to purchase 1,449,690 shares of our common stock have been exercised.
Offering Price

The selling shareholders named in this prospectus will sell the 3,211,658 shares of our common stock offered under this prospectus at an offering price of $2.00 per offered share unless the offered shares are quoted on the over-the-counter bulletin board.  We intend to apply to the over-the-counter bulletin board to allow for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934.  If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

Use of proceeds.......................

The selling stockholders will receive the net proceeds from the sale of the shares offered by this prospectus. We will receive none of the proceeds from the sale of shares offered by this prospectus. We will incur all costs associated with this registration statement and prospectus. 1,449,690 of the shares of our common stock which we are registering by this prospectus, however, are issuable upon exercise of common stock purchase warrants. If all of the warrants are exercised, we will receive gross proceeds of $3,624,225 from the holders of the warrants. We will use proceeds from the exercise of common stock purchase warrants for working capital purposes.

Terms of the Offering

The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.  We will cover the expenses associated with the offering which we estimate to be $161,997.52. Refer to “Plan of Distribution” and “Item 25: Other Expenses”.

Termination of the Offering

The offering will conclude when all of the 4,661,348 shares of our common stock have been sold, the shares no longer need to be registered to be sold, or we decide to terminate the registration of shares.

Description of Selling Security Holders

This prospectus covers the resale by the selling security holders named in this prospectus of up to 3,211,658 shares of our common stock and 1,449,690 shares of our common stock underlying warrants that we issued.  The offered shares were acquired by the selling security holders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2), Regulation D and Regulation S promulgated under the Securities Act of 1933, as amended.  The selling security holders will sell their shares of our common stock at $2.00 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices.  Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Please see the Plan of Distribution section on page 22 of this prospectus for a detailed explanation of how the shares of common stock may be sold.

This prospectus also covers 850,200 shares of our common stock that were issued to Mocha Holdings Limited for providing certain business advisory services to us in connection with the formation of our company, pursuant to an agreement dated September 1, 2002.  We issued Mocha Holdings Limited 654 pre-split (1:1300 forward split which became effective November 16, 2004) shares of our common stock at $37.50 per share as consideration for its advisory services.  See “Certain Relationships and Related Transactions – Mocha Consulting Agreement” on page 59.

SUMMARY FINANCIAL DATA

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our unaudited financial statements for the nine month period ended April 30, 2006 and 2005, and our audited consolidated financial statements for the fiscal years ended July 31, 2005 and July 31, 2004, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis" beginning on page 47 of this prospectus.

Balance Sheet

	As at the Nine month period ended Apr. 30, 2006	As at the Nine month period ended Apr. 30, 2005
Cash	$243,705	$(66,840)
Total Assets	$5,289,115	$7,476,455
Total Liabilities	$3,550,419	$4,279,358
Total Shareholders’ Equity	$1,738,696	$3,197,097

Statement of Operations

	Nine month period ended Apr. 30, 2006	Nine month period ended Apr. 30, 2005
Revenues	$8,019,089	$6,388,308
Gross Profit	$3,089,008	$2,603,212
Net Income/Loss	$21,853	$171,898
Basic and Diluted Earnings (Loss) per share	$(0.00)	$0.01

Balance Sheet

	As at the Year Ended July 31, 2005	As at the Year Ended July 31, 2004
Cash	$50,574	$255,455
Total Assets	$6,596,594	$3,743,521
Total Liabilities	$3,545,165	$3,456,845
Total Shareholders’ Equity	$3,051,429	$286,676

Statement of Operations
	Year Ended July 31, 2005	Year Ended July 31, 2004
Revenues	$8,532,880	$5,306,984
Gross Profit	$3,131,278	$2,183,409
Net Income/Loss	147,613	$248,142
Basic and Diluted Earnings (Loss) per share	$0.01	$0.02

RISK FACTORS

An investment in our shares of common stock involves a high degree of risk. You should carefully consider the following risks as well as other information in this prospectus before making an investment decision. If any of the following risks or uncertainties occur, our business, financial condition, results of operations or cash flows could be harmed materially. In any such case, the trading price of our common stock and/or warrants could decline and you could lose all or part of your investment.

Risks Related to Our Business

Our limited operating history makes it difficult for you to evaluate an investment in our company.

We have a limited operating history. You should evaluate the likelihood of our anticipated financial and operational success in light of the uncertainties and complexities encountered by adult movie production companies in their early stages of development. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties such as:

  our ability to distribute, sell and market our productions;
  our ability to develop new productions;
  the performance of our productions;
  the significant and ongoing funds needed to achieve our production goals;
  marketing and sales objectives;
  our ability to generate adequate revenue to support our operations and;
  issues relating to management of growth.

We may not be successful in addressing these risks and uncertainties and our failure to do so could have a negative effect on our financial condition and operating results. These operations only provide a limited basis for you to assess our ability to produce and distribute adult movies, and the advisability of investing in us.

If we are unable to meet our future capital requirements we may not be able to maintain our growth, which may have an adverse affect on our ability to continue operations.

We believe that current and future available capital resources, including cash flow from operations, will be adequate to fund our working capital requirements in the ordinary course of business for the 12 month period following the date of this Prospectus.  However, there can be no assurance that future events will not cause us to seek additional capital sooner.  To the extent capital resources are required by us, there can be no assurance that such funds will be available on favorable terms, or at all.  The unavailability of funds could have a material adverse effect on our financial condition, results of operations and the ability to expand our operations.  See "Management's Discussion and Analysis of Financial Condition" on page 47.

If we do not manage our growth successfully, our growth may slow or stop.

Management anticipates that we will be entering a period of significant growth. This growth, if effected, will expose us to increased competition, greater overhead, marketing and support costs and other risks associated with entry into new markets and development of new products.  To manage growth effectively, we will need to continue to improve and expand our operational, financial and management information systems and telecommunications systems and to hire and manage additional personnel.  There can be no assurance that our management team and other new personnel will be able to successfully manage our rapidly evolving business, and the failure to do so would have a material adverse affect upon our operating results.

We rely on our key employees to run our business and the loss one or more of our key employees could adversely affect our business operations.

Our future success depends, to a significant degree, on the continued services of our executive officers and our other key personnel, and upon our ability to continue to attract motivate and retain highly qualified and talented personnel.  In particular, we are dependent upon the management services of Mr. Richard Arnold and Mr. Sieg Badke.

Mr. Arnold is one of our co- founders and has managed our business and marketing operations since inception.  Mr. Arnold has a long term employment agreement and non-compete agreement with us.  Mr. Arnold is also our Secretary, CFO and Director.  In addition, Mr. Arnold is the CEO of our wholly owned operating subsidiary Pure Play Media, Inc. and CEO of our 50% owned subsidiary, Deep Star Broadcasting Systems, Inc.  The loss of the services of Mr. Arnold could have a material adverse effect on our business and operating results, and there can be no assurance that we will be successful in retaining his services in the future.

Mr. Badke is one of our co-founders and has managed our day to day operations since inception.  Mr. Badke has a long term employment agreement and non-compete agreement with us.  Mr. Badke is also President, and a Director of our company and Secretary of our wholly owned operating subsidiary Pure Play Media Inc., and Treasurer of our 50% owned subsidiary, Deep Star Broadcasting Systems, Inc.  The loss of the services of Mr. Badke could have a material adverse effect on our business and operating results, and there can be no assurance that we will be successful in retaining him in the long run.

The loss of the services of any of our other executive officers or other key personnel, could also have a material adverse effect on our business and operating results.

Competition for such employee’s is intense and the process of locating such personnel with the combination of skills and attributes required to execute our strategy is often lengthy.

Our dependence on Private Media Group, Inc.  and others for the foreign distribution and promotion of our films may adversely affect our results of operation should they not perform satisfactorily.

We, through our wholly owned subsidiary, have entered into a Distribution Agreement with Fraserside Holdings Limited & Peach Entertainment Distribution AB, subsidiaries of Private Media Group, Inc., (Collectively known as “Private”) pursuant to which Private will be responsible, with some exceptions, for the European distribution, of all of our films in all media.  For a description of the terms of the Distribution Agreement, see “Current Business Arrangements - Distribution Agreement – September 30, 2004” on page 34.  Although such Distribution Agreement obligates Private to distribute our films, Private will be able to terminate the agreement upon the occurrence of certain events of default.  If Private fails to perform under the Distribution Agreement or the agreement is terminated by Private or otherwise (including as a result Private ceasing to be engaged in the film distribution business), we may have difficulty finding a replacement distributor.  We cannot assure you that we will be able to find a replacement distributor on terms as favorable as those in such Distribution Agreement.

Private currently distributes, and we expect will continue to distribute, our films in international markets.  We are therefore dependent on the ability of Private to exploit our feature films in the territories in which they distribute our films.  In addition, if Private were to experience financial difficulty or file for bankruptcy, our revenue could be reduced with respect to the films in distribution.

Forecasting film revenue and associated gross profits from our feature films prior to release is extremely difficult and may result in significant write-offs.

We are required to amortize capitalized film production costs over the expected revenue streams as we recognize revenue from the associated films. The amount of film production costs that is amortized each quarter depends on how much future revenue we expect to receive from each film.  Unamortized film production costs are evaluated for impairment each reporting period on a film-by-film basis.  If estimated remaining revenue is not sufficient to recover the unamortized film production costs, the unamortized film production costs are expected to be written down to fair value.  In any given quarter, if we lower our previous forecast with respect to total anticipated revenue from any individual feature film, we would be required to accelerate amortization of related film costs.  Such accelerated amortization would adversely impact our business, operating results and financial condition.  If the information is not provided in a timely manner or is incorrect, the amount of revenue and related expenses that we recognize from our films and related products could be wrong, which could result in fluctuations in our earnings.

Risks Related to Our Industry

Our products compete with other products and services that utilize leisure time or disposable income of adult consumers, which may adversely impact our business.

The businesses in which we compete are highly competitive and service-oriented. We have few long-term or exclusive service agreements with our customers.  Business generation is based primarily on customer satisfaction with key factors in a purchase decision, including reliability, timeliness, quality and price.  We believe that our extensive international operations, our brand name, image and reputation, as well as the quality of our content and our distributors, provide a significant competitive advantage over many of our competitors.  Although we believe our videos are well-established in the adult entertainment industry, we compete with entities selling adult oriented products in retail stores, as well as through direct marketing.  Many of these products are similar to ours.

Over the past few years, the adult entertainment industry has undergone significant change.  Traditional producers of soft-core content as well as mainstream providers of media content have shifted to producing hardcore content.  As a result, we face greater competition to distribute hardcore content.  This shift has also led to industry consolidation, creating fewer, more financially formidable competitors.

Since our business is highly competitive with some competitors having more financial and technical resources, we may not be able to compete successfully as the market continues to evolve.

All aspects of our business, including price, promptness of service, and product quality are significant competitive factors and our ability to successfully compete with respect to each factor is material to our profitability.  We compete with a number of other businesses that may have greater technical and human resources.   Such companies may develop products or services that may be more effective than our products or services and may be more successful in marketing their products or services than us.  Some of our current and potential competitors have significantly greater market presence, name recognition and financial and technical resources than us, and many have longstanding market positions and established brand names in their respective markets.  To the extent that current and potential competitors compete on the basis of price, this could result in lower margins for our products.  Although we place a high value upon our demonstrated ability to provide quality service to our customers in order to be competitive in the market place, no assurance can be given that we will be able to compete successfully in our markets, or to compete successfully against current and new competitors as our markets continue to evolve.

Our revenues and profit may be adversely affected if we are unable to respond to changing markets.

Our video and film operations compete with pay-per-view cable television systems, in which cable television subscribers pay a fee to see a movie or other program selected by the subscriber.  Existing pay-per-view services offer a limited number of channels and programs and are generally available only to households with a converter to unscramble incoming signals.  Recently developed technologies, however, permit certain cable companies, direct broadcast satellite companies, telephone companies and other telecommunications companies to transmit a much greater number of movies to homes in more markets as frequently as every five minutes.  Ultimately, further improvements in these technologies or the development of other technologies could lead to the availability of a broad selection of movies to consumers on demand at low prices, which could substantially decrease the demand for video purchases or rentals, which could have a material adverse effect on our financial condition and results of operations.

Our business is subject to seasonality that may cause our quarterly operating results to fluctuate materially and cause the market price of our common stock to decline.

Our quarterly operating results depend upon the timing of our new product introductions. Our quarterly operating results may also fluctuate significantly depending on other factors, including the introduction of new products by our competitors, regulatory actions, and market acceptance of our products, adoption of new technologies, and manufacturing costs and capabilities.  See "Management's Discussion and Analysis of Financial Condition and Results of Operations” on page 47.

The sexually explicit content of our productions may impede our ability to secure additional financing, create negative publicity, and lawsuits and boycotts of our products.

We are engaged in the business of providing sexually explicit products worldwide.  Many people may regard our primary business as unwholesome. Certain investors, investment banking entities, market makers, lenders, and others in the investment community may refuse to participate in the market for our common stock, financings, or other activities due to the nature of our primary business.  Such refusal may negatively impact the value of our common stock and its opportunities to attract market support.  Federal and State governments, along with various religious and children's advocacy groups, consistently propose and pass legislation aimed at restricting provision of, access to, and content of adult entertainment.  These groups also may file lawsuits against providers of adult entertainment, encourage boycotts against such providers, and mount negative publicity.  Although we have never sold a product that has been judged to be obscene or illegal worldwide, including the U.S., there can be no assurance that such sales will not be subject to successful legal attacks in the future.  See "Business - Government Regulation” on page 46.

We could be exposed to risk of liability relating to performers, which could cause delays in production of our movies and adversely affect our operations.

Our film, video and photo productions are subject to various U.S. and foreign regulations which govern the terms and conditions under which sexually explicit media productions may occur.  Accordingly, we have adopted practices and procedures intended to ensure compliance with these regulations.  In this regard each of the agreements between us and the director or photographer, require the director or photographer to obtain written representations and documents from the models and performers to ensure that the production will comply with applicable laws governing sexually media productions, including information relating to age and health, and to furnish such information to us.  Although these measures are intended to protect us from liability under applicable U.S. and foreign laws governing sexually explicit media productions, such legal attacks by performers may have an adverse affect on our operations.

Increased government regulation in the United States or abroad could limit our ability to distribute our movies and expand our business, which may affect our ability to continue operations.

New laws or regulations relating to obscenity or the Internet, or more aggressive application of existing laws, could prevent us from making our movies available in various jurisdictions or otherwise reduce our revenues, which may affect our ability to continue operations.  These laws or regulations could relate to liability for information retrieved from or transmitted over the Internet, taxation, user privacy and other matters relating to our movies.  For example, the United States government has recently enacted laws regarding website privacy, copyrights and taxation.  Moreover, the application to the Internet of other existing laws governing issues such as intellectual property ownership and infringement, pornography, obscenity, libel, employment and personal privacy are uncertain and developing.

Cable system operators could also become subject to new governmental regulations that could further restrict their ability to broadcast our movies.  If new regulations make it more difficult for cable operators to broadcast our movies, our operating performance would be adversely affected.  For a more complete discussion of current and pending government regulation affecting our business, see "Business - Government Regulation” on page 46.

We could be subject to fines and work stoppages due to our violations of laws and regulations regarding our performers, which such fines and work stoppages could cause delays in the production of our movies and reduce our revenues.

Our movie productions are subject to United States and foreign regulations which govern the terms and conditions under which sexually explicit media productions may occur, such as laws regarding the protection of minors. We have adopted practices and procedures intended to ensure compliance with these regulations. Although these measures are intended to protect us from liability under applicable United States and foreign laws governing sexually explicit media productions, we cannot guarantee that we will not be subject to successful legal attacks in the future.

For example, the California Division of Occupational Health and Safety, or Cal-OSHA, recently fined two adult film production companies for allegedly exposing their performers to HIV infections by not requiring them to use condoms in the production of their movies. It is our understanding that these two production companies are contesting these fines.

We do not require our performers to use condoms in our movies because we do not believe that we are required by law to so compel them. We also believe that our films are more profitable because our performers do not use condoms. Accordingly, we could be subject to fines by Cal-OSHA similar to the fines imposed on the other two production companies. Moreover, if the Cal-OSHA fines are upheld, we could be required to have our performers use condoms in all of our movies. In such event, our revenues may decrease because such “all condom” movies may not be as profitable as “non-condom” movies.

We have been and in the future may be subject to suspensions and other limitations on the production of sexually explicit movies related to health concerns of our performers, which may adversely affect our business.

We may be subject to a temporary suspension on producing sexually explicit movies due to concerns related to the transmission of HIV, the virus that causes AIDS, and other sexually transmitted diseases by adult entertainment performers. In April 2004, we were subject to a suspension which prevented us from filming adult movies for approximately 45 days in North America.  This was the first suspension that we know about in our industry.  Because of the short duration of the suspension, we were fortunately able to mitigate the negative impact on our business by filming in Europe which was not subject to the suspension.  In addition, any performer who contracts HIV or certain other sexually transmitted diseases is not permitted to perform in our movies.  If our performers are prohibited from producing sexually explicit movies because of these suspensions or if a number of our performers contract HIV or certain other sexually transmitted diseases, then we may not be able to produce a sufficient amount of movies to meet the demands of our consumers. In this event, our revenues may substantially decrease and adversely affect our business operations.

Risks related to Intellectual Property Claims and Litigations

Protecting our proprietary technology and other intellectual property may be costly and ineffective, and if we are unable to protect our intellectual property, we may not be able to compete effectively in our market.

We rely on a combination of our registered trademark of Pure Play Media, trade secrets, license agreements and nondisclosure agreements to protect our proprietary products.  Despite our precautions, it may be possible for unauthorized third parties to copy aspects of, or otherwise obtain and use, our products without authorization, or to substantially use our concepts and market them, trading on our established customer base.  In addition, we cannot be certain that others will not develop substantially equivalent or superseding products, thereby substantially reducing the value of our proprietary rights.  Furthermore, there can be no assurance that any confidentiality agreements between us and our employees or any license agreements with our customers will provide meaningful protection for our proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

The application we submitted to the United States Patent and Trademark Office to register the trademark Pure Play Media was approved on December 6, 2005, Reg. No. 3,023,680.  This trademark covers pre-recorded CD’s, Video Tapes, Laser Disks and DVD’s featuring adult oriented entertainment, in class 9 (U.S. CLD. 21, 23, 26, 36, and 38, consisting of standard characters without claim to any particular font, style, size or color). We may apply for foreign trademark registrations in the future, but we cannot assure you that any of our trademark applications will result in a registered and protectable trademark.

We are not aware that any of our products infringe the proprietary rights of third parties, and are not currently engaged in any material intellectual property litigation or proceedings.  Nonetheless, there can be no assurance that we will not become the subject of infringement claims or legal proceedings by third parties with respect to current or future products.  In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights.  Any such claims could be time-consuming, result in costly litigation, cause product shipment delays or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims.  Moreover, an adverse outcome in litigation or similar adversarial proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from others or require us to cease the marketing or use of certain products, any of which could have a material adverse effect on our business and operating results. To the extent we wish or are required to obtain licenses to proprietary rights of others, there can be no assurance that any such licenses will be made available on terms acceptable to us, if at all.

Risks Related to This Offering and Our Securities

Common Stock Warrants outstanding may affect our ability to raise capital, and if they are exercised will result in dilution of other security holders.

As at June 30, 2006, we had outstanding 1,449,690 common stock warrants exercisable at price of US$2.50 per share commencing on December 31, 2006 which is 24 months from the date of issuance of the warrants by us, and expiring on December 31, 2008, the date that is 48 months from the date of issuance of the warrants.  The holder thereof has the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership, with a resulting dilution in the interest of other security holders.  As long as these warrants remain unexercised, our ability to obtain additional capital may be adversely affected.

Issuance of additional shares of Common Stock could dilute the equity interest of shareholders.

Our Articles of Incorporation currently authorize the Board of Directors to issue up to 75,000,000 shares of Common Stock.  The power of the Board of Directors to issue shares of Common Stock or warrants to purchase shares of Common Stock is subject to shareholder approval in only limited instances.  Accordingly, any additional issuance of the Company's Common Stock may have the effect of further diluting the equity interest of our shareholders.

Issuance of additional shares of Preferred Stock could adversely affect the rights of Common Stock holders.

Our Board of Directors has the authority to issue up to 25,000,000 shares of Preferred Stock, and to determine the price, and the other rights, preferences, privileges and restrictions, without any further vote or action by our stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.  If such preferred stock is issued, it may rank senior to our common stock in respect of the right to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up.  The provisions in our Articles of Incorporation authorizing preferred stock could have the effect of delaying, deferring or preventing a change of control of us, and could adversely affect the voting and other rights of the holders of our common stock, including the loss of voting control to others.  The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us.  We have no current plans to issue shares of preferred stock.

There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities.  We can give no assurance that an active trading market in our securities will develop or, if developed, that it will be sustained.  We intend to apply for admission to quotation of our securities on the OTC Bulletin Board and, if and when qualified, we intend to apply for admission to quotation on the NASDAQ Small Cap Market.  If for any reason our common stock is not listed on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so.  No market makers have committed to becoming market makers for our common stock and it is possible that none will do so.

The shares available for sale immediately by the selling security holders along with shares available pursuant to Rule 144 could significantly reduce the market price of our common stock, if a market should develop.

If a market should develop for the shares of our common stock, the market price could drop if a substantial amount of shares available for public sale without any increase to our capitalization are sold in the public market or if the market perceives that such sales could occur.  After a one-year holding period our restricted shares of common stock are eligible for trading, pursuant to Rule 144, without any additional payment to us or any increase to our capitalization.  Of the 12,961,658 shares of common stock currently outstanding, 4,661,348 shares of the common stock are being registered for sale.  Our affiliates will be subject to the limitations of Rule 144, including its volume limitations in the sale of their shares.  An aggregate of 9,750,000 (75.2%) of the outstanding shares of our common stock are held by officers, directors, affiliates and entities controlled by them and are subject to the limitations of Rule 144.  In addition, there is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the owner for a period of two years or more.  A drop in the market price could adversely affect holders of our common stock and could also harm our ability to raise additional capital by selling equity securities.

It may be more difficult for holders of our common stock to resell their shares because of the Penny Stock Rules that apply to our Common Stock.

Holders of our shares of common stock may have difficulty selling their shares because our common stock is subject to the penny stock rules.  The Securities Enforcement and Penny Stock Reform Act of 1990 requires special disclosure relating to the market for penny stocks in connection with trades in any stock defined as a “penny stock.” Securities and Exchange Commission regulations generally define a penny stock to be an equity security that has a market price of less that $5.00 per share and is not listed on NASDAQ or a major stock exchange.  These regulations subject all broker-dealer transactions involving such securities to the special “penny stock rules” set forth in Rule 15g-9 of the Exchange Act of 1934.  It may be necessary for the selling security holder to utilize the services of broker-dealers who are members of the NASD.  The current market price of our common stock is substantially less than $5.00 per share and such stock can, at least for the foreseeable future, be expected to continue to trade in the over-the-counter market at a per share market price of substantially less than $5.00.  Accordingly, any broker-dealer sales of our shares will be subject to the penny stock rules.  These rules affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers of our common stock to sell their shares in the secondary market.

The penny stock rules also impose special sales practice requirements on broker-dealers who sell securities to persons other than their established customers or “accredited investors.”  Among other things, the penny stock rules require that a broker-dealer make a special suitability determination respecting the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale.  In addition, the penny stock rules require that a broker-dealer deliver, prior to any transaction, a disclosure schedule prepared in accordance with the requirements of the Securities and Exchange Commission relating to the penny stock market.  Finally, monthly statements have to be sent to any holder of such penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  Accordingly, for so long as the penny stock rules are applicable to our common stock, it may be difficult to trade such stock because compliance with such rules can delay or preclude certain trading transactions.  This could have an adverse effect on the liquidity and price of our common stock.

Our executive officers, directors, founders and principal stockholders will continue to control us after this offering and they may make decisions with which you disagree.

After this offering, our current directors, officers, founders and principal stockholders will beneficially own approximately 9,750,000 (75.2%) of the 12,961,658 shares of our common stock outstanding, assuming that none of the warrants are exercised.  As a result, such stockholders have the ability to influence or control transactions requiring stockholder approval, including the election or removal of members of the board of directors, significant mergers and other business combinations, and changes in our control.  See “Security Ownership of Certain Beneficial Owners and Management.” On page 28.

The price of our securities may be volatile and a stockholder’s investment could decline in value.

The price of our common stock may fluctuate significantly, making it difficult for an investor to resell our securities at an attractive price.  The market prices for securities of emerging companies have historically been highly volatile.  Future events concerning us or our competitors could cause such volatility, including: changes in consumer preferences, technological innovations or new commercial products by us or our competitors, actual or anticipated variations in our operating results, changes in government regulation and regulation of the securities markets, government investigation of us or our products, changes in government regulation of our products, developments concerning proprietary rights, investor perception of us and our industry, general economic and market conditions, national or global political events, or public confidence in the securities markets.  In addition, the stock market is subject to price and volume fluctuations that may affect the market prices of our securities, of companies in general, and small-capitalization companies, like us, in particular.  These fluctuations are often unrelated to the operating performance of these companies. Furthermore, any failure by us to meet or exceed estimates of financial analysts is likely to cause a decline in the price of our securities.  Securities class action litigation has often been instituted following periods of volatility in the market price of a company’s securities.  Any such class action brought against us would likely be very costly to us and also divert management’s attention and resources that could otherwise be directed to benefit the future performance of our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Plan of Operations,” and “Business,” contains forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, levels of activity, performance or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to:

  general economic and business conditions;
  changes in governmental laws and regulations relating to our industry;
  competition in our industry; or
  the other risks described under “Risk Factors” in this prospectus.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus, including the risks, uncertainties and other factors described in “Risk Factors.” We are under no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders pursuant to this prospectus.  However, 1,449,690 shares will be issued upon the exercise of all the common stock purchase warrants.  If all of these warrants are exercised, then we will receive gross proceeds of $3,624,225 from the holder of these warrants.  We will use these proceeds for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

The selling shareholders are required to sell our shares at $2.00per share until our shares are quoted for trading on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.  This price was arbitrarily determined by us.

We intend to apply for a listing of our common stock on the NASD Over-The-Counter  Bulletin Board upon our becoming a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). We intend to file a registration statement under the Exchange Act in order that we become a reporting company under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If a market for our stock develops as a result of becoming listed on the NASD Over-The-Counter Bulletin Board, we anticipate the actual price of sale will vary according to the market for our stock at the time of resale.

DIVIDEND POLICY

We currently intend to retain all our earnings to finance the growth and development of our business. We do not anticipate paying any dividends on our common stock in the foreseeable future. Any future change in our dividend policy will be made at the discretion of our board of directors and will depend on contractual restrictions contained in our credit facility or other agreements, our results of operations, earnings, capital requirements and other factors considered relevant by our board of directors.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing security holders.   However, if the issued and outstanding warrants are exercised, then those existing shareholders that do not possess any of our issued and outstanding warrants will experience some dilution of their security holder position.

SELLING SECURITY HOLDERS

The selling security holders named in this prospectus are offering 4,661,348 shares of our common stock offered through this prospectus, which assumes the exercise of all the issued and outstanding warrants.  As at June 30, 2006, we had 12,961,658 shares of our common stock issued and outstanding.

All of the selling security holders' shares registered hereby will become tradable on the effective date of the registration statement of which this prospectus is a part.

The following table provides as of the date of this prospectus information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.        the number of shares owned by each prior to this offering;

2.        the total number of shares that are to be offered by each;

3.        the total number of shares that will be owned by each upon completion of the offering; and;

4.        the percentage owned by each upon completion of the offering.

Name of selling Shareholder	Shares owned prior to this Offering (1)	Number of Shares Being Offered (1)(2)	Percentage of Ownership Before Offering	Percentage of Ownership After Offering (3)
Bradley, David 1080 Walden Circle #47 Mississauga, ON L5J 4J9	11,000	11,000	*	*
Burrard Ltd.(4) Suite 4, Temple Building Prince William & Main Street Charlestown, St. Kitts & Nevis	32,000	32,000	*	*
Cabrera, Roberto 4502 W. Culbreath Ave. Tampa, FL 33609	24,000	24,000	*	*

Caroleson Holdings, Inc. (5) Suite 4, Temple Building Prince William & Main Street Charlestown, St. Kitts & Nevis	75,000	75,000	*	*
Demmons, Mark 1927 Ripon Drive Clearwater, FL 33764	5,000	5,000	*	*
Fatrdla, John (6) 2605 Woodshester Dr. #34 Mississauga, ON L5K 2E3	4,000	4,000	*	*
Fatrdla, Karl (6) 21 Rennie Street Acton, ON L7J 1Z2	4,000	4,000	*	*
Feeley, Dr. Robert 82 Woodland Ave. East Toronto, ON M4T 1C1	8,000	8,000	*	*
Giamos, Andrew 513 Hancock Way Mississauga, ON L5H 4L5	8,000	8,000	*	*
Hollingsworth, Sean R. 26 Governor Grove. Cr. Brampton, ON L6T 1A6	6,400	6,400	*	*
Holmes, Shelley 2267 Lakeshore Blvd. W.#222 Etobicoke, ON M8V 3X2	3,568	3,568	*	*
Ignagni, Robert 239 Manor Rd. E. Toronto, ON M4S 1S1	1,600	1,600	*	*
Jones, Joseph R. 6009 – 60th Pl. E. Palmetto, FL 34221	15,000	15,000	*	*
Lanier, Christopher Lee 10125 Oak Run Dr. Bradenton, FL 34211	16,000	16,000	*	*
Mickleborough, Mark 550 Front Street West PH#22 Toronto, ON M5V 3N5	10,000	10,000	*	*
Mierkalns, Norm 516 Genista Drive Burlington, ON L7T 4L6	1,600	1,600	*	*

McKenna, Mark 40 Enfield Ave. Toronto, ON M8W 1T8	3,200	3,200	*	*
Mocha Holdings Limited (7) Suite 4, Temple Building Prince William & Main Street Charlestown, St. Kitts & Nevis	850,200	850,200	6.56%	*
Onorati, Daniele 812 FoxCroft Blvd. Newmarket, ON L3X 1M8	1,000	1,000	*	*
Pillsbury Holdings, Inc. (8) Suite 4, Temple Building Prince William & Main Street Charlestown, St. Kitts & Nevis	1,249,690	2,499,380	9.64%
Pugh, Greg & Kelly (9) 2742 – 4th St. N. St. Petersburg, FL 33704	24,000	24,000	*	*
Rendel, Jerold S. 660 Snug Island Clearwater, FL 33767	25,000	25,000	*	*
Ritlop, Steven 6489 Western Skies Way Mississauga, ON L5W 1H7	5,000	5,000	*	*
Schwiezer, Katherine (10) 15676 Durham Road #30 Stouffville, ON L4A 7X4	8,000	8,000	*	*
Schwiezer, Mary Joanne (10) 15676 Durham Rd. #30 Stouffville, ON L4A 7X4	8,000	8,000	*	*
Serena, Robert L. 7562 Camden Harbour Dr. Bradenton, FL 34212	16,000	16,000	*	*
Torrington Inc. (11) Suite 4, Temple Building Prince William & Main Street Charlestown, St. Kitts & Nevis	80,000	80,000	*	*
Tourikian Investments (12) 12 Leach Gate Richmond, Hill, ON L4B 2V1	80,000	80,000	*	*

Tri-Age Holdings, Inc. (13) Suite 4, Temple Building Prince William & Main Street Charlestown, St. Kitts & Nevis	568,000	768,000	4.38%	*
Turner, Nola (14) 157 Henderson Ave. Thornhill, ON L3T 2L6	6,400	6,400	*	*
Turner, Raymond J. (15) 7574 Camden Harbour Dr. Bradenton, FL 34212	16,000	16,000	*	*
727132 Ontario Limited (16) 30 Wertheim Court, Unit 4 Richmond Hill, ON L4B 1B9	15,000	15,000	*	*
1245557 Ontario Inc. (17) 30 Wertheim Court, Unit 4 Richmond Hill, ON L4B 1B9	15,000	15,000	*	*
1511750 Ontario Inc. (18) 2794 Victoria Park Ave. Willowdale, ON M2J 4A8	16,000	16,000	*	*

Total:	3,211,658	4,661,348	24.78%	*

(*)	Indicates less than one percent.
(1)	Represents shares of common stock issued to the selling security holders and shares of common stock issuable upon the exercise of warrants issued to a certain shareholder as described under “Certain Relationships and Related Transactions” on page 59 of this registration statement.
(2)	Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of our common stock shown as being beneficially owned by them. A person also is deemed to be beneficial owner of any securities which that person has the right to acquire within 60 days.
(3)	For the purposes of computing the number of shares of common stock to be held by the selling security holders after the conclusion of the offering, we have assumed for purposes of the table above that the selling security holders named above will sell all of the shares of common stock and all of the common stock issuable upon exercise of warrants offered by this prospectus, and that any other shares of common stock beneficially owned by these selling security holders will continue to be beneficially owned.
(4)	Maribel Gonzalez Ortega is the beneficial owner of the securities owned by Burrard Ltd. and Ms. . Gonzalez Ortega has voting and investment power over such securities.
(5)	David Gronwall is the beneficial owner of Caroleson Holdings, Inc. and Mr.Gronwall has voting and investment power over such securities.
(6)	Karl Fatrdla and John Fatrdla are brothers.
(7)	Bruce Turner is the beneficial owner of Mocha Holdings Limited and Mr. Turner has voting and investment power over such securities.

(8)	Alex Vartkess is the beneficial owner of Pillsbury Holdings, Inc. and Mr.Vartkess has voting and investment power over such securities.
(9)	Greg Pugh and Kelly Pugh are husband and wife.
(10)	Mary Joanne Schweizer is the mother of Katherine Schweizer
(11)	Alvaro Di Blasio is the beneficial owner of Torrington Inc. and Mr. Di Blasio has voting and investment power over such securities.
(12)	Aram Tourikian is the beneficial owner of Tourikian Investments and Mr. Tourikian has voting and investment power over such securities.
(13)	Armen Alexanian is the beneficial owner of Tri-Age Holdings, Inc. and Armen Alexanian has voting and investment power over such securities.
(14)	Nola Turner is the mother of Bruce Turner, who is the beneficial owner of Mocha Holdings Limited.
(15)	Raymond Turner is the brother of Bruce Turner, who is the beneficial owner of Mocha Holdings Limited.
(16)	Desi Auciello is the beneficial owner of the securities owned by 727132 Ontario Limited and Mr. Auciello has voting and investment power over such securities.
(17)	Sal Ruscica is the beneficial owner of the securities owned by 1245557 Ontario Inc. and Mr. Ruscica has voting and investment power over such securities.
(18)	Helen Bernardino is the beneficial owner of 1511750 Ontario Inc. and Ms. Bernardino has voting and investment power over such securities.

Other than detailed in the endnotes above, we are not aware of any other family relationships among selling shareholders.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their common stock in one or more transactions, including block transactions:

1.        on such public markets or exchanges as the common stock may from time to time be trading;

2.        in privately negotiated transactions;

3.        through the writing of options on the common stock;

4.        in short sales; or

5.        in any combination of these methods of distribution.

No public market currently exists for our shares of common stock.  We intend to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the OTC Bulletin Board.  The OTC Bulletin Board is a securities market but should not be confused with the NASDAQ market.  OTC Bulletin Board companies are subject to far less restrictions and regulations than are companies traded on the NASDAQ market.  However there is no assurance that we can be traded on the OTC Bulletin Board.

The selling security holders are required to sell our shares at $2.00 per share until our shares are quoted on the OTC Bulletin Board.  Thereafter, the sales price offered by the selling security holders to the public may be:

1.        the market price prevailing at the time of sale;

2.        a price related to such prevailing market price; or

3.        such other price as the selling security holders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144.

The selling security holders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal.  Any broker or dealer participating in such transactions as agent may receive a commission from the selling security holders, or, if they act as agent for the purchaser of such common stock, from such purchaser.  The selling security holders will likely pay the usual and customary brokerage fees for such services.  Brokers or dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling security holders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling security holders.  Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares.  These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.  If applicable, the selling security holders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.  We can provide no assurance that all or any of the common stock offered will be sold by the selling security holders.

If our selling security holders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

We are bearing all costs relating to the registration of the common stock.  The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling security holders must comply with the requirements of the Securities Act and the Securities and Exchange Act of 1934, as amended (the “Securities and Exchange Act”) in the offer and sale of the common stock.  In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.        not engage in any stabilization activities in connection with our common stock;

2.        furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.        not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Selling security holders, who are all residents of Canada, have to rely on an exemption from prospectus and registration requirements of Alberta and Ontario securities laws to sell their shares which are being registered for resale by this prospectus.  Selling security holders have to comply with the Multilateral Instrument 45-102 “Resale of Securities” to resell their shares.  Multilateral Instrument 45-102 requires that Alberta and Ontario residents will only be able to resell their shares after we have become a reporting issuer in any province in Canada for a period of four months and a day, otherwise the Alberta and Ontario residents will have an indefinite hold period on their shares.

Furthermore, 1,449,690 of the 4,661,348 shares of common stock offered by two of our selling security holders, Pillsbury Holdings, Inc. and Tri-Age Holdings, Inc., are subject to pooling agreements, which further restricts the ability of these two selling security holders to sell their shares.  See “Market for Common Equity and Related Stockholder Matters – Rule 144 of the Securities Act and Pooling Agreements.” On page 68.

Penny Stock Rules

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act.  The shares will remain penny stock for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to rules 15g-1 through 15g-10 of the Securities and Exchange Act.  Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
  contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;
  contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;
  contains a toll-free telephone number for inquiries on disciplinary actions;
  defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
  contains such other information and is in such form (including language, type, size, and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

  with bid and offer quotations for the penny stock;
  the compensation of the broker-dealer and its salesperson in the transaction;
  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
  monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules.  Therefore, stockholders may have difficulty selling those securities.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this prospectus, we are required to comply with Regulation M under the Securities and Exchange Act.  In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.  Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.  Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.  We have informed the selling security holders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling security holders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation.  There are no other proceedings in which any or our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND
CONTROL PERSONS

Our current directors and executive officers are as follows. There are no family relationships among our directors or executive officers.

Name	Age	Position	Date of election or appointment as Director and/or Executive Officer
Richard Arnold	43	Chief Financial Officer, Secretary, Treasurer and Director	September 03, 2002
Sieg Badke	54	President, and Director	September 03, 2002
William Furrelle	48	Senior Vice President of Affiliate Sales of our 50% owned subsidiary, Deep Star Broadcasting Systems, Inc.	April 15, 2005
Michael Daniels	44	Director	June 14, 2005
Craig Jelin	57	Vice President of Sales & Marketing of our subsidiary, Pure Play Media, Inc.	September 20, 2005
Eva Hughes	53	Controller of our subsidiary, Pure Play Media, Inc.	November 14, 2005

Richard Arnold has served as our Chief Financial Officer, Secretary, Treasurer, since August 18, 2003 and Director since it’s formation in September 2002, and Chief Executive Officer of our wholly-owned operating subsidiary, Pure Play Media, Inc. since November 17, 2004. Prior to working with us, Mr. Arnold owned and operated Software Entertainment Ltd. an adult video distribution business in Canada for over 18 years.  From the spring of 2000, to the summer of 2002, Mr. Arnold was the President of Private North America, a subsidiary of publicly-traded Private Media Group.  Mr. Arnold was responsible for establishing Private’s North American based operations.  Mr. Arnold continues to own 50 % but no longer operates the day to day operations of Software Entertainment Ltd.  Software Entertainment Ltd. handles distribution and broadcast rights for various adult titles, including, but not limited to our titles in Canada.

Sieg Badke has served as our President and Director since its formation in September 2002, and Secretary of our wholly-owned operating subsidiary, Pure Play Media, Inc. since November 17, 2004.  Mr. Badke has been involved in the Home Video Entertainment field for 21 year’s. Prior to August 2002, Mr. Badke was Executive Vice President & General Manager, and an Officer and Director of “Video Update” the 3 rd largest Video Retailer in Canada.  From June 1991 through March 2002, Mr. Badke was the Vice President of Operations for Cevaxs Corp. of Canada, a video rental rack jobber.

Michael Daniels has served as one of our Directors since June 14, 2005.  Mr. Daniels has operated his own Law Firm, Michael D Daniels, Attorney at Law, since 1994.  Mr. Daniels is a Certified Specialist in Taxation Law, Board of Legal Specialization, State Bar of California, and a Certified Public Accountant since 1988.  Mr. Daniels is a member of the State Bar of California (Member, Taxation Section;); American Bar Association (Member, Taxation Section). and holds a Masters of Science Degree in Taxation, Northridge (1988), B.A., Accounting Theory and Practice, (1985); Juris Doctorate in Law, La Verne (1994) and has been admitted to the United States Tax Court, District Court, Practice before the Internal Revenue Service.

William Furrelle has served as Senior Vice President of Affiliate Sales of our 50% owned subsidiary, Deep Star Broadcasting Systems, Inc. since April 15, 2005. Mr. Furrelle has been involved in the distribution, sales & marketing of cable television programming for over 20 years.  Prior to joining Deep Star Mr. Furrelle was Senior Vice President of Programming for Chaos Media Networks from March ‘03  to March 2005, and Vice President of Video on Demand for the Playboy Entertainment Group, Inc. a publicly traded company, (NASDAQ: PLA) from October 2000 to December 2002, and VP Sales and Marketing, Broadcast for Playboy Entertainment Group, from April 1997 to October 2000. Mr. Furrelle earned a  Bachelor of Science degree at  St. John's University in New York, NY,(1981).

Craig Jelin has served as Vice President Sales & Marketing of our wholly owned subsidiary, Pure Play Media Inc. since September 20, 2005.  Mr. Jelin has been involved in the distribution, sales & marketing of Magazines & Video’s for over 15 years, starting in 1989 as National Marketing Director for Flynt Distributing Company (LFP,Inc.). Prior to joining Pure Play Media, Inc. Mr. Jelin was Director of Sales for Hustler Video (LFP, Inc.) a post he had held since October 1999. Mr. Jelin holds a BA in Marketing from University of California, Northridge (1972).

Eva Hughes has served as Controller of our wholly owned subsidiary, Pure Play Media, Inc. since November 14, 2005. Since 1981, Ms. Hughes has worked in the position of Controller in various private and public held firms engaged in hospitality, entertainment, and the bio-tech industry. Prior to joining Pure Play Media, Inc. Ms. Hughes worked for Clearant, Inc, from February 2003 to April 2004 , Metro Retrofitting, Inc. , from August 2001 to December 2002, Busybox.com, Inc., from February 2000 to August 2001 and for Cornerstone Display Group, Inc., from January 1996 to February 2000. Ms. Hughes earned a BA in Linguistics - Bolcsesztudomanyi Egyetem (University of Liberal Arts,) Budapest, Hungary (1975), and a BS in Accountancy - Kozgazdasagtudomanyi Egyetem  (University of Economy and  Science,)  Budapest, Hungary (1977).

Employment Agreements

Employment Agreement with Richard Arnold
In June 2002 we entered into a perpetual employment agreement with Richard Arnold pursuant to which he will serve as the Chief Executive Officer of Pure Play Media, Inc. Under the terms of his employment agreement, Mr. Arnold was entitled to, but did not take a base salary of $120,000 per year, and vehicle allowance of $500.00 per month starting in 2003. In addition, Mr. Arnold is entitled, but has declined to receive, up to 100% of his comprehensive medical insurance to be paid for by the Company. The employment agreement also requires the Company to reimburse Mr. Arnold for reasonable out-of-pocket expenses incurred while performing services for us.  Under the terms of his employment agreement, Mr. Arnold has agreed to keep all our trade secrets, vendor contacts and any other information material to us strictly confidential at all times.  Mr. Arnold has no non-competition restrictions in place.  Furthermore, as at August 26, 2005, Mr. Arnold informed Pure Play Media, Inc. that he has elected to permanently waive any compensation owing from Pure Play Media, Inc. to him from inception until the present time and will continue to permanently waive any and all compensation into the future until such time as Mr. Arnold formally notifies the Company otherwise.

Employment Agreement with Sieg Badke
In January of 2003, we, through Pure Play Media, Inc., entered into an eight-year employment agreement with Sieg Badke pursuant to which he will serve as President of Pure Play Media, Inc.  Under the terms of his employment agreement, Mr. Badke was entitled to a base salary of $100,000 per year and vehicle allowance of $500.00 per month starting in 2003.  The employment agreement required us to provide Mr. Badke and his family with comprehensive medical insurance and reimburse Mr. Badke for reasonable out-of-pocket expenses incurred while performing services for us.  Under the terms of his employment agreement, Mr. Badke has agreed that during his employment, and for a period of two years thereafter he will not compete directly or indirectly with our corporation.  In addition Mr. Badke has agreed to keep all our trade secrets, vendor contacts and any other information material to us strictly confidential at all times.

Employment Deal Memorandum with William A. Furrelle
On February 14, 2005, our 50% owned subsidiary, Deep Star Broadcasting Systems, Inc., entered into a Deal Memorandum of Employment with Mr. William A. Furrelle pursuant to which he will serve as Senior Vice President of Affiliate Sales for a period of three years.  Under the terms of this Deal Memorandum of Employment, Mr. Furrelle was entitled to a salary of $7,500 per month ($90,000 per annum) to provide consulting services to us for a period of two months, commencing on February 14, 2005.  Subsequent to this two month period, Mr.Furrelle is entitled to a salary of $150,000 per annum starting on April 15, 2005 as a full time employee of the company.  Mr. Furrelle is also entitled to receive a bonus based on an amount equal to a percentage of Deep Star’s adjusted gross revenue (the “Bonus Percentage”), payable on the last day of each month.

The Bonus Percentage shall be determined by the number of subscribers receiving the VOD Platforms at the time of calculation (the “Subscriber Levels”).  Said Subscriber Levels shall be validated by TVN and the other transporters. Following is the Bonus Percentage applicable to each Subscriber Level.

A.      5.0% - 2,000,000 to 4,999,999 Subscribers
B.      4.0% - 5,000,000 to 7,999,999 Subscribers
C.      3.5% - 8,000,000 to 9,999,999 Subscribers
D.      3.0% - over 10,000,000 Subscribers

The Memorandum of Employment required us to provide Mr. Furrelle and his family with comprehensive medical insurance and reimburse Mr. Furrelle for reasonable out-of-pocket expenses incurred while performing services for us.

Letter of Employment with Craig Jelin
On September 17, 2005, our wholly owned subsidiary entered into a Letter of Employment with Mr. Craig Jelin pursuant to which he will serve as Vice President of Sales and Marketing of Pure Play Media, Inc.  Under the terms of this Letter of Employment, Mr. Jelin is entitled to a salary of $120,000 per annum starting on September 20, 2005.  Additionally, Mr. Jelin will receive a commission of 0.2% on all company DVD sales revenue, excluding “house” sales.  This is expected to result in an annual commission of approximately $15,000. Under the terms of the Employment Letter Mr. Jelin and his spouse will be eligible and we will pay 70% of the premium for PPO medical and HMO dental benefits.

Letter of Employment with Eva Hughes
On October 31, 2005, our wholly owned subsidiary entered into a Letter of Employment with Ms. Eva Hughes pursuant to which she will serve as Controller.  Under the terms of this Letter of Employment, Ms. Hughes is entitled to a salary of $85,000 per annum starting on November 14, 2005.  A salary of $90,000 per annum as of January 14, 2006, and after a review in December of 2006 a salary of $100,000 per annum.  Ms. Hughes will receive a review every 12 months thereafter, and following these reviews will receive a guarantee of a 4% increase each and every annual review.  The terms of the Letter of Employment require that we reimburse Ms. Hughes for her health coverage premium cost of $297.00 per month.  In addition, under the terms of the Letter of Employment, Ms. Hughes may be terminated without cause by us, with six months severance should she be terminated after the 12th month of employment.  This severance will be paid at her then current salary each and every month for a period of six (6) month after termination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth as at June 30, 2006 certain information regarding beneficial ownership of our common stock by: (a) each person or group known by us to be the beneficial owner of more than 5% of our outstanding common stock, (b) each of our directors, and (c) our directors and executive officers as a group.

The percentage of beneficial ownership is based on 12,961,658 shares of common stock outstanding as at June 30, 2006.  Beneficial ownership is based on information furnished by the shareholders.  Unless otherwise indicated and subject to community property laws where applicable, each shareholder named in the table below has sole voting and investment power with respect to the shares of our common stock set forth opposite such shareholder’s name. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. In calculating the number of shares beneficially owned by a shareholder and the percentage ownership of such shareholder, shares underlying warrants held by such shareholder that are currently exercisable or exercisable within 60 days from June 30, 2006 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other shareholder.

Common Stock
Name of Beneficial Owner(1)	Position	Amount and Nature of Beneficial Ownership	Percentage of Class
Richard Arnold (2) (3)	Chief Financial Officer, Secretary and Chairman of the Board of Directors	4,225,000	32.60%
Sieg Badke (2)	President and Director	1,300,000	10.03%
Craig Jelin (2)	VP of Sales & Marketing for Pure Play Media, Inc.	Nil	Nil
William Furrelle (2)	Senior Vice President of Affiliate Sales for Deep Star Broadcasting Systems, Inc.	Nil	Nil
Eva Hughes (2)	Controller of Pure Play Media, Inc.	Nil	Nil
Doral EZ Investments Inc. (4)	Beneficial owner	4,225,000	32.60%
Mocha Holdings Limited (5)	Beneficial owner	850,200	6.56%
Pillsbury Holdings, Inc. (6)	Beneficial owner	1,249,690	9.64%
All Officers, Directors as a Group (5 persons)		5,525,000	42.63%

(1)	As at June 30, 2006, 12,961,658 shares of our common stock were issued and outstanding. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock owned by them.
(2)	The address for each of our officers and directors is the address of our company, c/o Pure Play Media Holdings, Inc., 19800 Nordhoff Place, Chatsworth, California, USA 91311.
(3)	Richard Arnold is majority owner 876498 Alberta Ltd. and beneficially owns 100% of all shares held by 876498 Alberta Ltd. In addition, Mr. Arnold owns 50% of Software Entertainment Ltd., and therefore, beneficially owns 50% of all shares held by Software Entertainment Ltd. The number of shares reported includes (i) 3,185,000 shares of our common stock owned by 876498 Alberta Ltd. and, (ii) 1,040,000 shares of our common stock owned by Software Entertainment Ltd. The address of 876498 Alberta Ltd. is 111 Cranberry Lane, Aurora, Ontario, Canada, L4G 5Z4, and the address of Software Entertainment Ltd. is 66 Wellington Street East, Aurora, Ontario, Canada, L4G 1H8.

Alberta Ltd. and, (ii) 1,040,000 shares of our common stock owned by Software Entertainment Ltd. The address of 876498 Alberta Ltd. is 111 Cranberry Lane, Aurora, Ontario, Canada, L4G 5Z4, and the address of Software Entertainment Ltd. is 66 Wellington Street East, Aurora, Ontario, Canada, L4G 1H8.
(4)	Doral EZ Investments Inc. owns 50% of Software Entertainment Ltd., and therefore, beneficially owns 50% of all shares held by Software Entertainment Ltd. The number of shares reported includes 3,185,000 shares directly owned by Doral EZ Investments Inc. and 1,040,000 shares of our common stock owned by Software Entertainment Ltd. The address of Doral EZ Investments Inc. is 1000 Wye Valley Road, P.O. Box 640, Midland, ON Canada L4R 4P4, and the address of Software Entertainment Ltd. is 66 Wellington Street East, Aurora, Ontario, Canada L4G 1H8.
(5)	Bruce Turner owns 100% of Mocha Holdings Limited and beneficially owns all share held by Mocha Holdings Limited. The address of Mocha Holdings Limited is c/o Suite 4 Temple Building, Prince William & Main Street, Charlestown, Federation of St.Kitts & Nevis.
(6)	Alex Vartkess is Executive Director of Pillsbury Holdings, Inc. and has the power to vote and transfer shares on behalf of Pillsbury Holdings, Inc. The address of Pillsbury Holdings, Inc. is c/o Suite 4 Temple Building Prince William & Main Street, Charlestown, Federation of St.Kitts & Nevis.
(7)	Armen Alexanian is the beneficial owner of Tri-Age Holdings, Inc. and Armen Alexanian has the sole voting and investment power of the shares owned by Tri-Age Holdings, Inc. The address of Tri-Age Holdings, Inc. is c/o Suite 4 Temple Building Prince William & Main Street, Charlestown, Federation of St.Kitts & Nevis.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of stock, of which 75,000,000 shares are common stock, par value $0.001, and 25,000,000 shares are preferred stock, pare value $0.001.  As at June 30, 2006, there were 12,961,658 shares of common stock issued and outstanding, held of record by 38 shareholders.

Common Stock

The holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors, (ii) are entitled to share ratably in all of our assets available for distribution to shareholders upon liquidation, dissolution or winding up of the affairs of our company, and (iii) are entitled to one vote per share on all matters which shareholders may vote on at all meetings of shareholders. All shares of common stock now outstanding are fully paid and non-assessable. When issued, the shares of common stock to be issued in this offering and the shares of common stock issuable upon exercise of the warrants to be issued in this offering, will also be fully paid and nonassessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to our shares of common stock.

Holders of our common stock do not have cumulative voting or preemptive rights. Accordingly, the holders of more than 50% of outstanding shares of common stock have the ability as a group to elect all of our directors. In such event, the holders of the remaining shares will not be able to elect any of our directors.

Warrants to Acquire Shares of Common Stock

As of the date of this prospectus, we have outstanding warrants to purchase an aggregate of 1,449,690 shares of our common stock at an exercise price of $2.50 per share commencing on December 31, 2006 the date which is 24 months from the date of issuance of the warrants by Pure Play to Pillsbury Holdings, Inc. and expiring on December 31, 2008 the date that is 48 months from the date of issuance of such warrants.

Options to Acquire Shares of Common Stock

We do not have any issued and outstanding options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock, other than the warrants described above.

Transfer Agent

We have appointed Interwest Stock Transfer, Inc. of Salt Lake City, Utah as the transfer agent for our common stock.

Anti-Takeover State Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our Articles of Incorporation and Bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things.  The statute is limited to corporations that are organized in the State of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada, and does business in the State of Nevada directly or through an affiliated corporation.  Because of these conditions, the statute currently does not apply to our company.

LEGAL MATTERS

The legality of the issuance of the shares of common stock offered herein, are being passed upon for us by Stepp Law Group, a professional corporation of 32 Executive Park, Suite 105, Irvine, California, USA  92614.

INTERESTS OF NAMED EXPERTS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The audited consolidated financial statements of Pure Play Media Holdings, Inc. included herein and elsewhere in the Registration Statement on Form SB-2 have been audited by Miller and McCollom, independent registered public accountants, for the periods and to the extent set forth in their report dated July 24, 2006. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Section 78.7502 of the General Corporation Law of Nevada permits the indemnification of a director, officer, employee or agent of a corporation by the corporation because he or she is a party, or is threatened to be made a party, to any action or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or because he or she is a party, or is threatened to be made a party, to any action or proceeding brought by or on behalf of a corporation. If the director, officer, employee or agent is successful on the merits in defense of any action or proceeding, the corporation must indemnity the agent against expenses actually and reasonably incurred by such person in the defense of the action or proceeding.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on September 3, 2002, under the laws of the State of Nevada, our wholly owned operating subsidiary was incorporated on August 13, 2002, under the laws of the State of California, and our 50% owned subsidiary, Deep Star Broadcasting Systems, Inc. was incorporated on January 26, 2005 in the State of California. On the date of our incorporation we appointed Sieg Badke as our President and Brent Hahn as our Secretary and Treasurer.  On August 18, 2003, Mr. Hahn resigned as Secretary and Treasurer and was replaced by Richard Arnold.  Mr. Arnold was also appointed as our CFO on August 18, 2003.  Messrs. Sieg Badke, Brent Hahn through Stellar Media Corporation, Richard Arnold through 876498 Alberta Ltd., Michael Fitzgerald and Erwin Zecha through Doral EZ Investments Inc., participated in the initial private placement of our securities on October 8, 2002, purchasing in aggregate 10,000 shares of our common stock (prior to the 1300 for 1 forward split basis of our common stock) at a price of $0.001 per share.

DESCRIPTION OF BUSINESS

Our Business

We through our wholly owned operating subsidiary, Pure Play Media, Inc., and our 50% owned subsidiary, Deep Star Broadcasting Systems, Inc., are principally devoted to licensing, developing, producing, marketing and distributing high quality multi-genre adult films.  We bring together some of the most varied talent the adult industry has to offer, building an environment that allows the creative end of the business the opportunity to concentrate on their true abilities while assembling a professional team to support and promote their assets forward.  These productions generally feature men and women in a variety of erotic and adult sexual situations in both hardcore and soft-core versions that are distributed primarily on DVDs, through cable, satellite and hotel television programming and the Internet.  Our creative talent and experienced management team have over 50 years of combined experience, licensing, distributing and producing high quality adult films meant for a broad adult audience. In the fiscal year ended July 31, 2005, we had total revenues of $8.5 million and net income of $147,613, and for the nine month period ending April 30, 2006 we had total revenues of $8.0 million and a net income of $21,854.

Our adult productions and licensed content have achieved tremendous success over the past four years with the release of over 620 new movie titles and a total catalogue of titles amassing over 1,110 movie titles grossing approximately $24 million to April 30, 2006.  We anticipate under our current infrastructure that our strategy of producing and licensing multi-genre content along with our experience, creative talent, scale of operations, marketing and distribution proficiency, will ultimately enable us to release up to 400 new multi-genre adult movie titles per year.

Our productions cover a number of different adult genres, from reality style, to foreign, to vignettes, to feature titles.  We derive revenue from the worldwide exploitation of our adult films in markets such as home video, and through cable, satellite and hotel television programming and the Internet.  We are building our access to an established distribution and marketing network to fully exploit our films, throughout the world.  We have important strategic relationships with retailers, promotional partners and licensees around the world that significantly enhance consumer awareness of our films and their revenue-producing potential.

In choosing properties to license, distribute, and/or produce, we aim to create a carefully balanced film slate that represents a variety of genres, styles, and levels of investment with the goal of creating entertainment with worldwide appeal.  Our produced and licensed properties to our year ended July 31, 2005, accounted for 264 new release movie titles, with a total catalogue of 869 movie titles offered for sale, generating total revenue of $8.5 million, and for the nine month period ending April 30, 2006, new releases accounted for 205 movie titles, with a total catalogue of 1,100 movie titles, generated total revenue of  $7.8 million.  To our year ended July 31, 2004, we had 111 new release movie titles and 649 catalogue movie titles generating $5.3 million in total revenue.

We have reduced our financial risks and enhanced our ability to offer top rated productions by both producing such industry recognized name brands as Seymore Butts and Cousin Stevie and forming strategic licensing partnerships with other companies, such as Private Media Group, the Score Group, Danni’s Hard Drive, Naughty America, Swank Digital, Suze Randall Productions and others.

Distribution, Sales and Marketing

We currently distribute our products in the following countries: Canada, U.S.A., United Kingdom, Sweden, Denmark, Germany, Netherlands, Belgium, the Czech Republic, Austria, Switzerland, Italy, Greece, France, Spain, Portugal, Mexico, Chile, Brazil, Argentina, South Africa, Japan, Australia and New Zealand.  The distribution in these countries is conducted by either us directly, through subsidiaries of Private Media Group, Inc., or other distributors with which we have an arrangement.

On September 30, 2004 we signed an agreement to license DVD and video distribution rights to our movies internationally to Fraserside Holdings Limited, & Peach Entertainment Distribution AB, subsidiaries of Private Media Group, Inc. (“Private”), a publicly traded company listed on the NASDAQ under the symbol PRVT.  With a 40 year track record, Private is a leading global adult entertainment company that distributes its content over a wide range of media platforms, including narrow and broadband Internet, DVD and video, magazines, broadcasting and wireless technologies.  Private physically distributes in over 40 countries.  The Private distribution arrangement calls for a revenue split on per DVD and video unit sales basis.  We also have a variety of regional arrangements with third party distributors in such countries as Canada, Japan, Australia, Brazil and Mexico.  To our year ended July 31, 2005, we generated $330,000 in license fees from the licensing of our movies to foreign distributors, which accounted for approximately 4% of our revenues, and $201,000, which accounted for 3% of our revenues for the nine month period ended April 30, 2006.

We also sell our movies to cable, satellite and hotel television operators and Internet VOD operators.  These operators broadcast our movies to their audiences for a fee.  In our fiscal year ended July 31, 2005, we generated $58,000 from sales to these operators, which accounted for approximately .01% of our revenues, and $559,600, which accounted for 7% of our revenues for the nine month period ended April 30, 2006.

Since inception, we have won a number of industry awards including AVN Awards for Best DVD (2005), Best Foreign All Sex Release (2005), Best Art Direction Video (2005), Best Videography (2005), Best DVD Menus (2005), Best All-Sex Video (2004), Best Art Direction-Video (2004), Best Director – Foreign

Release (2002-2004), Best Director-Non Feature (2004), Best Editing—Video (2003), Best Foreign All-Sex Release (2004), Best Foreign All-Sex Feature (2004), Best Foreign Feature (2003, 2004), Best Packaging (2004), Best Special Effects (2003) and Best Videography (2003).

Deep Star Broadcasting Systems, Inc.

On January 25, 2005 we incorporated a company called Deep Star Broadcasting Systems, Inc. (“Deep Star”) under the laws of the State of California, with Simon Wolf Productions as our partner. See “Certain Relationships and Related Transactions” on page 59.

In a private transaction on December 13, 2005 a company beneficially owned by Mr. Richard Arnold, our CFO, Director, Secretary and beneficial owner, and Erwin Zecha a beneficial owner of our company, purchased the 50% of Deep Star owned by Simon Wolf Productions.  As a result, Simon Wolf Productions is no longer involved in any way with Deep Star.

We established Deep Star to gain an additional revenue stream through the distribution of licensing adult content to various cable television broadcast operators for delivery on their Video On Demand (VOD) services.

Deep Star launched services in July 2005, and has since secured Cablevision as the first cable operator to handle its service.  As at April 30, 2006 our service is carried in over 2.2 million households by five US cable operators.  We anticipate Deep Star will continue to add cable operators and as a result will continue to increase the number of household that carry their service extensively. Since inception (January, 2005) to our nine month period ending April 30, 2006 we had invested approximately $240,000 to fund Deep Star’s operations, and Deep Star had generated $485,000 in revenues.  As a result of Deep Star’s success it is now operationally cash flow positive, and should no longer require funding from us.

In our fiscal year ended July 31, 2005, Deep Star generated $0 revenue, and $485,000 in revenue for the nine month period ended April 30, 2006, which accounted for 6% of our total revenues for that period.

Deep Star is run primarily by Mr. Richard Arnold who oversees day to day operations, including sales and marketing. Mr. Arnold has waived any salary requirements until he formally notifies the company otherwise, at which time a salary will be negotiated.  Mr. Arnold does not have an employment agreement with Deep Star.

On April 15, 2005, William Furrelle was hired as the Senior Vice President of Affiliate Sales of our 50% owned subsidiary, Deep Star Broadcasting Systems Inc. Mr. Furrelle has been involved in the distribution, sales & marketing of cable television programming for over  20 years.  Prior to joining Deep Star Broadcasting Systems Inc  Mr. Furrelle was  Senior Vice President of Programming for  Chaos Media Networks, and Vice President of Video on Demand for the Playboy Entertainment Group, Inc., a publicly traded company, (NASDAQ: PLA).  Mr. Furrelle earned a Bachelor of Science degree at St. John's University in New York, NY.

As at June 30, 2006, Deep Star had one full time employee, and no part-time employees.  Only Mr. Furrelle  has an employment agreement with Deep Star.

Pure Play Media Europe GmbH

As of August 2006 we expect to be launching a direct sales and distribution office in Hamburg, Germany, which will be named Pure Play Media Europe GmbH.  We are currently in the process of incorporation, arranging a lease, and hiring staff, which has brought our investment as at June 30, 2006 to $70,206.  Pure Play Media Europe is expected to handle all European sales for current lines which have licensed our subsidiary Pure Play Media, Inc. for this territory, and all future lines Pure Play Media, Inc. secures.  In addition, we anticipate an amicable termination of our licensing distribution agreements with Fraserside Holdings Limited, & Peach Entertainment Distribution AB, subsidiaries of Private Media Group Inc., which have not performed as expected for either party, with sales of $0 for the year ended July 31, 2004, $43,763 for the year ended July 31, 2005, and $130,228 for the nine month period ended April 30, 2006.

Current Business Arrangements

Production Agreement – September 12, 2002
Adam Glasser and Pure Play Media Inc.

On September 12, 2002, through our wholly-owned operating subsidiary Pure Play Media, Inc. we entered into a Production Agreement with Adam Glasser, an independent movie director.

Under the terms of our agreements with Adam Glasser, we have the exclusive right to sell and distribute throughout the World under any format all of the pictures directed by him, with a minimum of nine (9) movies per year personally directed by him, for a minimum period of four years. In return we pay Mr. Glasser a fixed Director’s fee per movie, in addition to the pre-approved budget amount for each movie.

We will have the exclusive right to sell and distribute the licensed films described above by Adam Glasser, Worldwide for the longest period of time permitted according to the applicable law.

Prior to completion of the initial four year term, Adam Glasser may negotiate with third parties for services subsequent to the completion of this agreement; however, Adam Glasser shall notify us of all the material terms of any offer he receives, which Adam Glasser intends to accept prior to the completion of this agreement.  We shall have the option to match or exceed the offer within fourteen (14) calendar days of receipt of the notice from Adam Glasser in which case Adam Glasser shall enter into a subsequent agreement with us under such terms.

After completion of this contract we will retain all rights in and to the productions pursuant to the agreement.

License Agreement – October 17, 2002
Golden Goose, LLC and Pure Play Media, Inc.

On October 17, 2002 through our wholly-owned operating subsidiary Pure Play Media, Inc. we entered into an exclusive licensing agreement with Golden Goose LLC.

Under the terms of our agreement with Golden Goose LLC, we have the exclusive right to sell and distribute DVD’s as listed in the agreement and DVD’s generated by us from the catalogue of Golden Goose master VHS tapes and to generate new DVD’s from the compilations produced under the VHS exclusive licensing agreement with us.

Upon the execution of this agreement we made an advance to Golden Goose Pool B Trust (on behalf of Golden Goose), the repayment of which will be made by deducting a certain amount from the percentage of the gross sales margin derived from DVD sales throughout the United States that is to be paid by us to Golden Goose.  After the advance by us to Golden Goose is fully repaid, we shall pay the full amount of the agreed upon percentage of the gross sales margin to Golden Goose on a monthly basis.  The gross sales margin is calculated by taking the gross revenue less applicable direct costs but not less fixed or overhead costs.

We will have the exclusive right to distribute the licensed films described above by Golden Goose LLC until October 17, 2007.

License Agreement – October 17, 2002
Seymore Inc. and Pure Play Media, Inc.

On October 17, 2002 through our wholly-owned operating subsidiary Pure Play Media, Inc. we entered into an exclusive licensing agreement with Seymore Inc.

Under the terms of our agreement with Seymore Inc., we have the exclusive right to sell, distribute and broadcast existing VHS tapes from the entire Seymore, Inc. catalogue of master videos and any new compilations produced in VHS format, including existing broadcast rights in the United States and Canada, which includes cable, satellite and hotels.

Upon the execution of this agreement we made an advance to Seymore Pool A Trust (on behalf of Seymore), the repayment of which will be made by deducting a certain amount from the percentage of the gross sales margin derived from VHS sales throughout the United States, and Broadcast rights throughout the United States and Canada that is to be paid by us to Seymore.  After the advance by us to Seymore is fully repaid, we shall pay the full amount of the agreed upon percentage of the gross sales margin to Seymore on a monthly basis.  The gross sales margin is calculated by taking the gross revenue less applicable direct costs but not less fixed or overhead costs.

We will have the exclusive right to distribute the licensed films described above produced by Seymore Inc. until October 17, 2007.

Trust Agreement – November 15, 2002
Seymore Pool A Trust and Golden Goose Pool B Trust Agreement

On November 15, 2002 through our wholly-owned operating subsidiary Pure Play Media, Inc., we entered into a Trust Agreement by and among the following parties:

  “Trustee” – Robert Wunderlich, Discovery Economics
  “Creditors” – (a) Fagelbaum & Heller, LLP; (b) Buchalter, Nemer, Fields & Younger; (c) Vincent Montagna, Tiburon Asset Management LLC; (d) Carruthers and Roth, PC; and (e) Michael Daniels
  “Debtors” – (a) Seymore, Inc.; (b) Golden Goose, LLC; and (c) Adam Glasser
  “Licensee” – Pure Play Media, Inc.

Under the terms of this agreement we agreed to make payments from revenue generated by our two licensing agreements: (1) “Exclusive License Agreement (VHS and Broadcast)” by and between Seymore Inc. and us, and (2) “Exclusive License Agreement (DVD’s) by and between Golden Goose LLC, and us, directly to the Seymore Pool A Trust and the Goldfen Goose Pool B Trust as appropriate.  Amounts to be paid to Creditors under the terms of this Trust Agreement will reduce the outstanding balances owed to the Creditors from the Debtors.

This Trust Agreement will terminate at the earlier of (1) when all sums required to be paid by the debtors pursuant to Creditor Agreements have been disbursed by the Trustee; or (2) absent an extension in writing signed by the parties, sixty (60) months (the term of the underlying license agreements).

Distribution Agreement – December 2, 2002, with addendum dated May 9, 2006
Atlantic Royalty Group LLC and Pure Play Media Inc.

On December 2, 2002 through our wholly-owned operating subsidiary Pure Play Media, Inc. we entered into an exclusive U.S. Video/DVD distribution agreement with Atlantic Royalty Group LLC (“Atlantic”).

Under the terms of our agreement with Atlantic, we have the exclusive right to sell and distribute videocassettes and DVD’s of the Motion Pictures produced by The Score Group and marketed by Atlantic in the United States of America in wholesale channels only.  Atlantic and The Score Group will retain the right to sell and distribute by Mail Order and the Internet.

As part of this agreement we agreed to a performance benchmark whereby we must achieve a minimum sales level of 2,000 (two thousand) videocassettes and/or DVD’s per item code.  In addition we guaranteed distribution exclusivity in the U.S. in the category defined as “Big Bust”, and that we will not directly or indirectly distribute, produce, and otherwise exploit Motion Pictures in the U.S., that are deemed by Atlantic to be competitive.

We will have the right to retain a portion of all gross receipts and transfer the balance to Atlantic on a monthly basis, after the deduction of manufacturing costs.  We will have the exclusive right to distribute all of Atlantic’s movies in the U.S. until December 02, 2004, with automatic renewals in 12 month periods, unless terminated in writing by either party effective 60 days from receipt. Two successive renewal periods have automatically been exercised.

On May 9, 2006 through our wholly-owned operating subsidiary Pure Play Media, Inc. we executed an Addendum, Appendix “A” to the original, exclusive U.S. Video/DVD distribution agreement with Atlantic Royalty Group LLC (“Atlantic”).

Under the terms of the addendum Appendix “A”, Atlantic granted to Pure Play the non-exclusive right, license and authority to sell and distribute, including the non-exclusive right to sub-license, the Motion Pictures in the Territory in the following additional formats:

a)	Broadcast Transmission through either free, pay service, Pay Per View or cable VOD destined for personal home viewership; and
b)	All broadcast transmission sales must be pre-approved in writing by Atlantic, or the transmission sale will be void.

License Agreement – October 17, 2003
Erotic Media AG and Pure Play Media, Inc.

On October 17, 2003 through our wholly-owned operating subsidiary Pure Play Media, Inc. we entered into a License Agreement with Erotic Media AG.

Under the terms of our agreement with Erotic Media AG, we received the exclusive right to manufacture, exploit, sell and distribute, including the right to sub-license specific pictures produced by Erotic Media AG in DVD and Video Cassette formats, throughout the United States.  In addition, under the License Agreement we have a right of first refusal on all new pictures produced by Erotic Media AG.

We will have the right to retain a portion of all gross receipts derived from DVD and Video Cassette sales throughout the United States. We shall transfer the balance to Erotic Media AG, on a monthly basis, after the deduction of certain costs.

We will have the exclusive right to distribute the licensed films described above by Erotic Media AG throughout the United States until October 17, 2006, with automatic renewals for further periods of 12 month each, unless terminated in writing by either party with 6 months prior to the initial term, and each successive term thereafter.  Should we fail to meet certain performance benchmarks Erotic Media AG has the right and option to terminate this agreement at will by giving 90 days advance written notice.

License Agreement - December 15, 2003
Haaren Enterprises Ltd. and Pure Play Media Inc.

On December 15, 2003 through our wholly-owned operating subsidiary Pure Play Media, Inc. we entered into a License Agreement with Haaren Enterprises Ltd.

Under the terms of our agreement with Haaren Enterprises Ltd., we received the exclusive right to sell and distribute DVD and Video Cassette, Broadcast transmission, and hotel/motel transmission in the United

States, excluding any direct sales or transmission over the internet and/or cellular phone service, for specific movies produced by Haaren Enterprises Ltd.

We have the right to a portion of all net revenue derived from DVD and Video Cassette sales, Foreign rights sales through broadcast or VHS and DVD distribution, Broadcast transmission, and Hotel/Motel transmission. We shall transfer the balance to Haaren Enterprises Ltd., on a monthly basis, after the deduction of manufacturing costs.

We will have the exclusive right to distribute Haaren Enterprises Ltd.’s films described above in the United States until December 15, 2006, with automatic renewals for further periods of 12 month each, unless terminated in writing by either party with 6 months notice prior to the initial term, and each successive term thereafter.

Production Agreement – March 10, 2004
Cousin Stevie Inc. and Steve Forem and Pure Play Media, Inc.

On March 10, 2004, through our wholly-owned operating subsidiary, Pure Play Media, Inc,, we entered into a Production Agreement with Cousin Stevie Inc. and Steve Forem, an independent producer.

Under the terms of the Production Agreement, we received the exclusive right to sell and distribute throughout the World under any format all of the pictures directed by Steve Forem, with a minimum of nine (9) movies per year personally directed by him, for a period of two (2) years.  In return, we are required to pay Steve Forem a certain percentage of the total net revenue derived from each picture.

We have the exclusive right to sell and distribute the pictures produced by Steve Forem, worldwide until March 10, 2006.

Prior to completion of the initial two year term, Steve Forem may negotiate with third parties for services subsequent to the completion of this agreement; however, Steve Forem shall notify us of all the material terms of any offer he receives, which he intends to accept prior to the completion of this agreement.  We shall have the option to match or exceed the offer within fourteen (14) calendar days of receipt of the notice from Steve Forem in which case Steve Forem shall enter into a subsequent agreement with us under such terms.  Notwithstanding the foregoing, this agreement shall be automatically renewed for further periods of one year each unless terminated in writing six (6) months prior to the expiration date of the agreement or any subsequent terms or pursuant to the provisions of the agreement. One renewal period has automatically been exercised.

After completion of this contract we will retain all rights in and to the productions pursuant to the agreement.

License Agreement - May 01, 2004
The Simon Wolf Organization, LLC and Pure Play Media, Inc.

On May 1, 2004 through our wholly-owned operating subsidiary, Pure Play Media, Inc., we entered into a License Agreement with The Simon Wolf Organization, LLC.

Under the terms of our agreement with The Simon Wolf Organization, LLC, we received the exclusive right to sell and distribute DVD, and Video Cassette, Internet VOD excluding transmissions through the website www.simonwolfproductions.com, and Broadcast Transmission with the exception of pre-existing agreements throughout the World for all of the old pictures produced to date (catalogue included), and a maximum of four (4) new pictures monthly, consisting of at least three (3) titles with new, never before seen footage and one (1) title consisting of a compilation of previously shot footage.

We have the right to retain a certain portion of all net revenue derived from DVD and Video Cassette sales, Foreign rights sales through broadcast or VHS and DVD distribution, Broadcast transmission, and

Hotel/Motel transmission Worldwide.  We shall transfer the balance to The Simon Wolf Organization, LLC, on a monthly basis.

We have the exclusive right to distribute the licensed films described above by The Simon Wolf Organization, LLC Worldwide until May 1, 2007, with automatic renewals for further periods of 12 month each, unless terminated in writing by either party with 6 months prior to the initial term, and each successive term thereafter.

On January 20, 2006 Simon Wolf Productions was purchased by Pleasure Licensing LLC, and as a result of this transaction, Pleasure terminated our license agreement and agreed to purchase our outstanding inventory of Simon Wolf materials.  We were satisfied with this outcome due to the weak sales we have been experiencing with Simon Wolf, and are now free to pursue agreements to replace this genre of films with a higher volume production house.

License Agreement - June 1, 2004
Pure Play Media, Inc. and Software Entertainment Ltd.

On June 1, 2004 through our wholly-owned operating subsidiary, Pure Play Media, Inc., we entered into a License Agreement with Software Entertainment Ltd.

Under the terms of this agreement, Software Entertainment Ltd. received the exclusive right to sell and distribute DVD, and Video Cassette, Broadcast transmission, and hotel/motel transmission in Canada for all of the new movies produced by Pure Play Media, Inc.

Software Entertainment Ltd. has the right to retain a certain portion of all net revenues derived from DVD and Video Cassette sales, Broadcast transmission, and Hotel/Motel transmission in Canada.  Software Entertainment Ltd. shall transfer the balance to us on a monthly basis.

Software Entertainment Ltd. will have the exclusive right to distribute our films described above in Canada until June 1, 2007, with automatic renewals for further periods of 12 month each, unless terminated in writing by either party with 6 months notice prior to the initial term, and each successive term thereafter. (see “Certain Relationships and Related Transactions”)

License Agreement – August 1, 2004
Video Bliss inc. and Danni Ashe Inc. and Pure Play Media Inc.

On August 1, 2004 through our wholly-owned operating subsidiary, Pure Play Media, Inc., we entered into a License Agreement with Video Bliss Inc. and Danni Ashe Inc.

Under the terms of our agreements with Video Bliss Inc. and Danni Ashe Inc., we received the exclusive right to sell and distribute DVD, Video Cassette, and Broadcast Transmission in Canada, and the United States of America for all of the pictures produced under the “Danni’s Hard Cut, Girl-Girl” branding, to a maximum of two (2) pictures monthly, but specifically excludes broadcast over the internet.

We have the right to retain a certain portion of all net revenues derived from DVD and Video Cassette sales, Foreign rights sales through broadcast or VHS and DVD distribution, Broadcast transmission, and Hotel/Motel transmission in Canada and the United Stated of America.  We shall transfer the balance to Video Bliss Inc. and Danni Ashe Inc., on a monthly basis.

We have the exclusive right to distribute the licensed films described above by Video Bliss Inc. and Danni Ashe Inc in Canada and the United States of America until August 1, 2006, with automatic renewals for further periods of 12 month each, unless terminated in writing by either party with 6 months prior notice. Prior to completion of the initial two year term, Video Bliss inc. and Danni Ashe Inc. may terminate this agreement if we fail to sell 2,500 units per title within a six (6) month period.

Distribution Agreement – September 30, 2004
Pure Play Media, Inc. and Fraserside Holdings Limited, & Peach Entertainment Distribution AB

On September 30, 2004 through our wholly-owned operating subsidiary, Pure Play Media, Inc., we entered into a Distribution Agreement with Fraserside Holdings Limited, & Peach Entertainment Distribution AB.

Under the terms of this agreement, Fraserside Holdings Limited, & Peach Entertainment Distribution AB., will have the exclusive right to sell and distribute DVD and Video Cassette, in Europe for all of the pictures produced under the label Ninn Worx (to commence after December 19, 2004), Seymore Butts, Cousin Stevie, and any and all future rights to additional labels.

Fraserside Holdings Limited, & Peach Entertainment Distribution AB, have the right to retain a certain portion of all gross receipts derived from DVD and Video Cassette sales in Europe, and shall transfer the balance to us on a monthly basis, after the deduction of manufacturing costs.

Fraserside Holdings Limited, & Peach Entertainment Distribution AB. have the exclusive right to distribute the licensed films described above by us in Europe until September 30, 2007, with automatic renewals for further periods of 12 month each, unless terminated in writing by either party with 6 months prior notice.

Distribution Agreement – September 30, 2004, and Amendment No. 1 to the Bill of Sale dated November 30, 2005
Private North America Inc. and Pure Play Media, Inc.

On September 30, 2004 through our wholly-owned operating subsidiary, Pure Play Media, Inc., we entered into a Distribution Agreement with Private North America Inc. (“Private”).

Under the terms of this agreement with Private, we received the exclusive right to distribute pictures produced under certain labels by Private in the United States of America, excluding distribution to cable, satellite and hotel/motel television operators.

We have the right to retain a certain portion of all gross receipts derived from DVD and Video Cassette sales in the United States, and we shall transfer the balance to Private North America on a monthly basis, after the deduction of certain manufacturing costs.

We have the exclusive right to distribute the licensed films described above in the United States until September 30, 2007, with automatic renewals for further periods of 12 month each, unless terminated in writing by either party with 6 months prior notice.

As part of this agreement, we purchased certain DVD and VHS Cassette as listed in the schedule to the Bill of Sale in exchange for issuing to Private a Promissory Note in the principal amount of $1,728,000 at an interest rate of 3.5% per annum.  Payments commenced on January 1, 2005, and on the first day of each month thereafter through and including September 1, 2006.  We are required to pay equal monthly installments of $81,682.00 per month, and the remaining outstanding principal balance together with accrued and unpaid interest, due and payable on October 1, 2006.  The Note is secured by a lien under a Security Agreement and expires on October 1, 2006.

Further to this agreement, during the period from December 2004 – September 2006, Private North America agreed to pay $16,750 per month for marketing efforts performed by us relating to the promotion of their material in the U.S.  We will invoice Private North America this amount and deduct it from the monthly payments defined above; however, Private North America is not obliged to pay any cash to us for the marketing efforts.

On November 30, 2005 through our wholly-owned operating subsidiary, Pure Play Media, Inc., we executed an addendum “Amendment No.1” to the Bill of Sale of September 30, 2004 and its Exhibit A to

the Promissary Note to Private North America Ltd. (“Private) as part of the Distribution Agreement of September 30, 2004.

Under the terms of the Amendment with Private, the following changes were agreed to:
  Additional inventory in the amount of $82,120, in transit as of September 30, 2004, shall be added to the Bill of Sale and the Note.
  Pure Play Media, Inc. shall have the option to convert the monthly fixed payments of $85,564 due from Pure Play Media for principle and interest into vouchers issued to Private North America, Ltd., or any of its affiliates, including Fraserside Holdings, Ltd. Coldfair Holdings Limited, Peach Entertainment Distribution AB, and Milcap Media Group SL, shall be payable in exchange for the vouchers.
  Pure Play Media, Inc. shall price their products, licenses and/or services sold to Private North America, Ltd., or any of its affiliates, at a reasonable market price and shall make its best efforts to provide any products, licenses and services to Private North America, Ltd., or any of its affiliates.
  Any vouchers not exchanged for products, licenses and services provided to Private North America, Ltd., or any of its affiliates, by the end of 2007 shall be redeemable in full in cash at the sole discretion of the holder of the voucher.
  A voucher template is attached to the Amendment 1.
  The vouchers shall be deemed to be “Obligations” covered by the terms and conditions of the Security Agreement made as of September 30, 2004, by and between Private North America, Ltd., and Pure Play Media, Inc.

The other provisions of the Note, the Bill of Sale and Security Agreement shall remain unchanged.

License Agreement – May 15, 2005
Pure Play Media, Inc. and U.S. Model Inc.

On May 15, 2005 through our wholly-owned operating subsidiary, Pure Play Media, Inc., we entered into a License Agreement with U.S. Model Inc.

Under the terms of this agreement, U.S. Model Inc. received the exclusive right to distribute and license certain pictures produced by us and any derivative of, all images, text, video, audio or any other materials, in whole or in part, that relate to the certain pictures including but not limited to biographies, photographs, behind-the-scenes footage, screenplays and storyboards for use on and over the internet, with the specific exception of internet Video On Demand and Mobile Transmission.

U.S. Model Inc. has the right to retain a certain portion of all net revenues derived from any and all use of the certain pictures produced by us.  U.S. Model Inc. shall transfer the balance to us on a monthly basis.

U.S. Model Inc. has the exclusive right to distribute and license the certain pictures described above until May 15, 2008, with automatic renewals for further periods of 12 month each, unless terminated in writing by either party with 6 months prior to the initial term, and each successive term thereafter.

Content and Brand Licensing Agreement – July 14, 2005
Pure Play Media, Inc. and Peak Entertainment Inc.

On July 14, 2005, through our wholly-owned operating subsidiary, Pure Play Media, Inc., we entered into a Content and Brand Licensing Agreement with Peak Entertainment Inc. (“Peak”).

Under the terms of this agreement, we granted to Peak, for an initial period of two years, to be extended for a term of two years provided that Peak meets the minimum performance requirement of payments to us for the exploitation of mobile content of not less than US$500,000 during the initial term, the non-exclusive right to use our trademarks, trade names, as well as audiovisual, photographic and editorial content to design and develop video game, software products and certain audio and graphic depictions designed to be embodied in or electronically delivered to portable wireless communication devices which includes cellular phones and personal digital assistants (the “Content”).  We also granted Peak the right to sell, distribute, publish and license the Content throughout the world, as embodied in or electronically delivered to portable devices only (“Hardware Systems”), such as personal digital assistant devices, cellular telephones, pagers and other wireless devices which utilize computer technologies; and to not sell, distribute, advertise and otherwise exploit the content via Hardware Systems through third parties.

Peak has the right to retain a certain portion of net revenues generated from the sale and/or distribution of the Content.  Peak shall transfer the balance to us on a monthly basis.

License Agreement – June 16, 2005
Pure Play Media Inc. and Deep Star Broadcasting Systems, Inc.

On June 16, 2005, we, through our wholly-owned operating subsidiary, Pure Play Media, Inc., executed a License Agreement with Deep Star Broadcasting Systems, Inc., our 50% owned subsidiary, including numerous Exhibits which were dated June 14, 15 & 27, 2005, July 07, 11, 12, 20 & 25, 2005, August 01, 02 & 16, 2005, September 14 & 23, 2005, and November 01 & 29, 2005, and which were all made part of the License Agreement

Under the terms of our agreement with Deep Star Broadcasting Systems, Inc., we granted Deep Star;
a)	The exclusive right and license to exhibit, perform, transmit and distribute the seventy titles (hereinafter referred to as “Program’s”) and/or any excerpts there from on Deep Star Services in the Territory of the United States, and Puerto Rico and in any and/all languages as defined herein as a Video-On-Demand cable, SMATV, MMDS, LMDS, or OVS service through affiliates licensed to by Deep Star;
b)	The non-exclusive right and license to display, perform, stream, transmit, distribute and download trailers created in connection with promoting the Program’s and excerpts and/or still images from the Program’s, via the Internet for the expressed purpose of only promoting the Program’s exhibition on any Deep Star System;
c)	The right and license to duplicate each Program and to distribute such Program, to the extent necessary or desirable to effectuate the public display, public performance, transmission or distribution of that Program on any Deep Star System in accordance with the terms hereof;
d)	The right and license to duplicate each Still Image and to distribute such Still Image, to the extent necessary or desirable to promote the Program’s exhibition on any Deep Star System;
e)	The right to advertise, promote and publicize Deep Star’s exhibition of the Program and all matters relating thereto in all media and/or medium now known or hereafter devised, to use Still Images and/or excerpts from the Program’s in connection with such advertising, promotion, and publicity in the sole discretion of Deep Star, and to market, advertise, promote, publicize and brand Deep Star’s exhibition of Program’s and Still Images under any trade name selected by Deep Star or under any trade name of any affiliate or third party as designated by Deep Star;
f)	The right to use the names and likenesses of all Persons appearing in the Program’s and the Still Images, and the names of those persons who rendered services in connection with the Program’s;
g)	The right in Deep Star’s sole discretion to edit and modify each of the Program’s and/or change the Program’s title hereunder in order to create any derivative versions of each of the Programs;
h)	The right to assign, convey and/or sublicense any or all of Deep Star's Rights hereunder, and;
i)	A non-exclusive license to use our service marks, trademarks, trade names, and logos owned by us in connection with the exhibition and promotion of the Program’s.

From all monies received, Deep Star in connection with the exhibition and exploitation of the Program’s, shall first deduct certain expenses (the balance remaining shall be termed “Adjusted Gross Receipts”), and then Deep Star will have the right to retain a certain portion of all Adjusted Gross Receipts and transfer the balance to us on a monthly basis.

Deep Star will have the exclusive right to distribute the licensed films described above by us in the Territory of the United States of America and Puerto Rico until June 16, 2008. For each Program, the period of time in which Deep Star and/or its assignees or sub-licensees may exercise the rights shall be five (5) years (the “License Period”) and shall commence upon the date such Program is first exhibited on a Deep Star System.  The parties shall negotiate exclusively with each other in good faith with respect to any extension(s) of the Term of this Agreement and/or the License Period for each Program.

We may terminate the License Period of this Agreement solely as it applies to any particular Program if any amount due to us is not paid after it has given Deep Star twenty (20) business day’s written notice to cure such breach.  Either party may terminate the License Period of this Agreement solely as it applies to any particular Program if the other party is in breach of any material obligation under this Agreement with respect to any particular Program and the breach and has not been cured within twenty (20) business days after receipt of written notice to cure such breach.

Deep Star may terminate the applicable License Period of this Agreement solely as it applies to any particular Program upon ten (10) business days written notice if (i) at any time it does not receive all of the elements in the number and times set forth in the Agreement, (ii) Licensor fails to provide and maintain Documentation, (iii) a representation or warranty made by Licensor as set forth in the Agreement ceases to be true and correct in any material respect during the Term or the applicable License Period, or (iv) there is a breach by the Licensor of any material terms or provisions of the Agreement.

License Agreement – November 01, 2005, with Amendment dated May 8, 2006
La Touraine, Inc. and Pure Play Media, Inc.

On November 1, 2005 through our wholly-owned operating subsidiary, Pure Play Media, Inc., we entered into a License Agreement with La Touraine, Inc.

Under the terms of our agreements with La Touraine, Inc., we received the exclusive right to sell and distribute DVD, Video Cassette, and Broadcast Transmission worldwide for all of the pictures produced under the term of this agreement, with a minimum obligation to take a maximum of four (4) Licensed Pictures monthly.  La Touraine, Inc. may provide more than four (4) Licensed Pictures monthly to us upon mutual agreement. Compilation Pictures shall not exceed 20% of all Licensed Pictures provided by La Touraine, Inc.

We have the right to retain a certain portion of all net revenues derived from DVD and Video Cassette sales, Foreign rights sales through broadcast or VHS and DVD distribution, Broadcast transmission, and Hotel/Motel transmission worldwide.  We shall transfer the balance to La Touraine, Inc. on a monthly basis.

We have the exclusive right to distribute the licensed films described above by La Touraine, Inc. worldwide until November 1, 2009, with automatic renewals for further periods of 12 months each, unless terminated in writing by either party with 6 months prior notice.

On May 8, 2006 through our wholly-owned operating subsidiary, Pure Play Media, Inc., we executed an amendment to the original License Agreement with La Touraine, Inc.

The purpose of the terms of the Amendment to License Agreement was to clarify the obligations of Pure Play or any sub-licensee of Pure Play with respect to record keeping under Title 18 U.S.C. Section 2257 and the regulations promulgated thereunder, as amended, and that failure to comply shall be deemed a breach of a material provision, term, or covenant of the License Agreement.

Additionally, on a letter from La Touraine, Inc., dated May 8, 2006, to our wholly-owned operating subsidiary, Pure Play, La Touraine, Inc. consented to granting Pure Play the exclusive right to sell and distribute DVD, Video Cassette, and Broadcast Transmission worldwide for an additional eight (8) pictures produced having the same terms of the original License Agreement, except that the royalty fee payable by Pure Play to La Touraine, Inc. with respect to these additional pictures would be reduced by a certain percentage.

License Agreement – November 01, 2005
Jaba Enterprises, Inc. and Pure Play Media, Inc.

On December 7, 2005 through our wholly-owned operating subsidiary, Pure Play Media, Inc., we entered into a License Agreement with Jaba Enterpises, Inc. d/b/a Swank Digital

Under the terms of our agreements with Jaba Enterpises, Inc. d/b/a Swank Digital, we received the exclusive right to license, manufacture, sell and distribute the Licensed Pictures in the territory of the entire World excluding the United Kingdom, South Africa and Australia in the following formats; DVD, Video Cassette, and Broadcast Transmission, Internet VOD transmission (on a non-exclusive basis), and Broadcast Transmission through either free, pay service, Pay Per View or cable VOD destined for personal home viewer ship.  However, we may exploit, sell or distribute the Licensed Pictures through Broadcast Transmission channels branded with Licensor’s trademarks worldwide for all of the pictures produced under the term of this agreement, with an obligation to take a minimum of six (6) and a maximum of eight (8) newly released pictures monthly.  Compilation Pictures shall not exceed 20% of all Licensed Pictures provided by Jaba Enterpises, Inc. d/b/a Swank Digital,

We have the right to retain a certain portion of all net revenues less certain costs, derived from DVD and Video Cassette sales, Foreign rights sales through broadcast or VHS and DVD distribution, Broadcast transmission, and Hotel/Motel transmission worldwide.  We shall transfer the balance to Jaba Enterpises, Inc. d/b/a Swank Digital on a monthly basis.

We have the exclusive right to distribute the licensed films described above by Jaba Enterpises, Inc. d/b/a Swank Digital worldwide until December 7, 2008, with automatic renewals for further periods of 12 months each, unless terminated in writing by either party with 6 months prior notice.  Jaba Enterpises, Inc. d/b/a Swank Digital may terminate this Agreement upon thirty (30) days written notice to us, if in any two (2) consecutive months the average U.S. sale for the Licensed Pictures, which have been on-sale for ninety (90) days, falls below Two Thousand (2,000) DVDs.

License Agreement – April 15, 2006
Mr. X Productions Inc. and Pure Play Media, Inc.

On April 15, 2006 through our wholly-owned operating subsidiary, Pure Play Media, Inc., we entered into a License Agreement with Mr. X Productions Inc,

Under the terms of our agreements with Mr. X Productions Inc., we received the exclusive right to sell and distribute DVD, Video Cassette, and the non-exclusive right to sell and distribute Internet VOD, and Broadcast Transmission through either free, pay service, Pay Per View or cable VOD in the United States of America for all of the licensed pictures and licensed catalogue pictures specified in the agreement. Mr. X Productions Inc will provide a minimum of one (1) picture per month, and a maximum of four (4) pictures per month, including compilations.

We have the right to retain a certain portion of all net revenues, less certain costs, derived from DVD and Video Cassette sales and distribution, and Internet VOD, and Broadcast Transmission through either free, pay service, Pay Per View or cable VOD in the United Stated of America.  We shall transfer the balance to Mr. X Productions Inc., on a monthly basis.

We have the right to sell, and distribute the licensed films described above by Mr. X Productions Inc., in United States of America until April 15, 2008, with automatic renewals for further periods of 24 months each, unless terminated in writing by either party with 6 months prior notice. Prior to completion of the initial two year term, Mr. X Productions Inc. may terminate this agreement if we fail to sell 2,000 units per item code within a one (1) year period.

Our Strengths

We believe our competitive strengths to be as follows:

Strong Management Team with a Successful Track Record.  Mr. Richard Arnold, our CFO, Secretary, Treasurer and co-founder and our subsidiary’s CEO, was the President of Private North America, a subsidiary of publicly-traded Private Media Group.  Mr. Arnold was responsible for establishing Private’s U.S.-based office in addition to operating an adult video distribution business in Canada for over 18 years.

Mr. Sieg Badke’s, our President and co-founder, most recent involvement in the home video field has been as Executive Vice President & General Manager of the third largest Video Retailer in Canada, Video Update, where he managed that company’s growth from 54 Retail locations to 137 retail locations.  Mr. Badke also served as a Director of Video Update.

Our Vice President of Sales and Marketing, Mr. Craig Jelin, has been involved in the distribution, sales & marketing of magazines & video’s for over 15 years including posts as Department Director for Hustler Video, and National Marketing Director for Hustler Magazine.

Collectively our senior management team has over 50 years experience directly related to the industry in which we operate.

Established Distribution and Promotion Infrastructure. We handle all aspects of distribution directly in North America, since we released our first film in 2002, and we have developed strong relationships with a host of prominent companies to help promote our films worldwide.  We believe our relationship with our international distributors and fulfillment service providers have created proven distribution channels and marketing networks for our films.

Extensive library of high quality adult media content We have an extensive library of high quality adult media content.  As at April 30, 2006, our library included more than 1,110 movies.  We hold worldwide rights to all the productions that we produce and many that we distribute.  This has enabled us to enter into global distribution arrangements with a wide range of media content providers, including leading international companies.

Recognized Brand Names We believe that our target customers associate our “Pure Play” products with recognizable high quality niche market adult products.  This name recognition attracts leading distributors of adult media content in all delivery systems, as well as prospective joint venture partners interested in working with us.  We believe that these activities engender a loyal customer base which, in turn, enables us to grow even with relatively modest external advertising and marketing expenditures.

Capital Stability Combined with Production Cost Benefits. We distribute The Score Group, Danni’s Hard Cut, Private Media Group, Seymore Butts Catalogue, Naughty America, Mr. X Productions, Swank Digital and Suze Randall, and others on revenue splitting remuneration basis paid sixty days after the reporting period by the licensors.. In most cases, this requires no up-front capital and our profit margin remains the same with influxes in sales.  We produce, and distribute films produced by highly skilled, veteran industry professionals, which results in maximum production quality with the minimum cost outlay.

Our Strategy

We intend to maintain our position as one of the leading developers, producers and distributors of multi-genre adult films.  To accomplish this goal, we intend to pursue the major strategies described below.

Focus on Maintaining Broad Audience Appeal for Our Films Through the Unique Identity of Pure Play Media. We believe that we have developed a unique identity that the public associates with innovative and popular multi-genre adult films such as Seymore Butts.  We intend to build on “Pure Play’s” brand recognition by continuing to produce and distribute through third party licensing agreements, unique, high quality, multi-genre adult films.  We believe the appeal of our films to a broad-based audience of adults, is what sets us apart from traditional adult film companies.

Use Our Existing Scale of Operations to Distribute and Release 400 Adult Films Per Year. We intend to release up to 400 multi-genre adult films per year.  We believe this exceeds the current release schedule of any other adult studio and allows us to leverage our infrastructure and spread overhead costs over a greater number of films than our current competitors.  We believe that, although other studios may have the financial capacity to match our output of up to 400 adult film releases per year, the time that it takes to develop and produce such adult feature films makes it unlikely that any other studio will do so within the near future.

Competition

Our primary competitors in the industry are adult motion picture studios, with in-house production and post-production capabilities.  These include U.S. producers such as Hustler, VCA Pictures, Vivid Film, Wicked Pictures, Evil Angel Productions, Elegant Angel Productions, Metro Home Video, New Sensations, Digital Playground, Cal Vista Video, Caballero Video and Annabolic/Diabolic Video.  In Europe these include Private Media Group, VMD Video Marc Dorcel, Colmax, Helen Duval, Century and Rocco Siffredi Productions.

Other competitors are smaller, but locally or regionally they are capable of quickly identifying niche markets that could compete for our customers.  In addition, we also compete with other forms of media, including broadcast, cable and satellite television, direct marketing, electronic media and adult entertainment websites.

Intellectual Property

We believe that we have the right to use our logo and we have filed federal trademark applications for the “Pure Play Media” logo and word mark “Pure Play Media”.  The application we submitted to the United States Patent and Trademark Office to register the trademark Pure Play Media was approved on December 6, 2005, Reg. No. 3,023,680.  This trademark covers pre-recorded CD’s, Video Tapes, Laser Disks and DVD’s featuring adult oriented entertainment, in class 9 (U.S. CLD. 21, 23, 26, 36, and 38, consisting of standard characters without claim to any particular font, style, size or color). We may apply for foreign trademark registrations in the future, but we cannot assure you that any of our trademark applications will result in a registered and protectable trademark.  We cannot assure you that any measures taken by us to protect our intellectual property will be sufficient or that such property will provide us with any competitive advantage.  It may be possible for competitors to copy valuable features of our products or to obtain information we regard as a trade secret.

We are not aware of any claims of infringement against us regarding our products or proprietary rights, nor have we made any claims against anyone asserting a violation of our intellectual property rights. Any future claims against us asserting infringement by us of third-party proprietary rights, even if not meritorious, could cause us to expend significant financial and managerial resources or even result in injunctions preventing us from distributing our products unless we obtain license rights which could be costly or may not be available on reasonable terms, if at all.

Business - Government Regulation

While the actual production of our movies does not require governmental approval, we are subject to many federal, state, local and foreign regulation with respect to the production and distribution of our movies. Accordingly, we are required to be aware and sensitive to government laws and regulations, including laws and regulations designed to protect minors, prevent the transmission of the HIV virus or which prohibit the distribution of obscene material. We distribute our movies to wholesalers and retailers in the United States and abroad. We have taken steps to ensure compliance with all federal, state, local and foreign regulations regulating the content of motion pictures, by staying abreast of all legal developments in the areas in which motion pictures are distributed and by specifically avoiding distribution of motion pictures in areas where the local standards clearly or potentially prohibit these products. Moreover, we do not knowingly engage the services of any business or individual that does not adhere to the same standards. In light of our efforts to review, regulate and restrict the distribution of our materials, we believe that the distribution of our movies does not violate any statutes or regulations.

Federal and state government officials have targeted “sin industries,” such as tobacco, alcohol, and adult entertainment for special tax treatment and legislation. In 1996, the United States Congress passed the Communications Decency Act of 1996, or the CDA. The United States Supreme Court, in ACLU v. Reno, 521 U.S. 844 (1997) held certain substantive provisions of the CDA unconstitutional. Businesses in the adult entertainment and programming industries expended millions of dollars in legal and other fees in overturning the CDA. Investors should understand that the adult entertainment industry may continue to be a target for legislation. In the event we must defend ourselves and/or join with other companies in the adult entertainment business to protect our rights, we may incur significant expenses that could have a material adverse effect on our business and operating results.

Seasonality

Our business is generally not seasonal in nature. However, June, July and August are typically impacted by smaller orders from some European and U.S. distributors, due to the holiday season.

History of Our Incorporation

Pure Play Media Holdings, Inc. was incorporated on September 3, 2002, in the State of Nevada, USA, our wholly owned operating subsidiary, Pure Play Media, Inc. was incorporated on August 13, 2002 in the State of California, and our 50% owned operating subsidiary Deep Star Broadcasting Systems, Inc. was incorporated on January 26, 2005 in the State of California.

Employees

As at April 30, 2006, we (including our subsidiaries) employed 25 persons on a full-time basis. We do not have any employees on a part-time basis, or independent contractors under contract at such time.

Our producers consist of either employed staff, or freelancers who generally are paid on a per-assignment basis.  We have entered into agreements with certain writers under which such persons have agreed to provide their services to us on an exclusive basis, generally for a period of three years or more. Seymore Butts and Cousin Stevie are the main movie producers currently under such exclusivity agreements and Michael Fitzgerald also known as Michael Ninn, a former shareholder and co-founder was under such an agreement until December 31, 2005.

We believe that we have good relationships with our employees.  Currently, none of our employees are represented by any labor union.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION

The following discussion and analysis should be read and considered together with the financial statements and related notes included in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Please see “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion in conjunction with our audited and unaudited combined financial statements, the notes to our audited combined financial statements, included elsewhere in this prospectus. Our actual results may differ substantially from those anticipated in the forward-looking statements in this discussion as a result of various factors including those set forth in the section “Risk Factors” or in other parts of this prospectus.

Overview

We have been licensing, developing, producing, and distributing high quality multi-genre adult films since our formation in 2002 For the fiscal year end July 31, 2004, and July 31, 2005 and for the nine month period ended April 30, 2006 our assets, liabilities and operating results have been included in our financial statements.

Sources of Revenue

During fiscal 2005, and the first nine months of fiscal 2006 our in house productions, such as Seymore Butts, and Cousin Stevie, and our licensed productions, which are films produced by third parties, and distributed by us on a revenue split basis, have been the source of substantially all of our revenue, which is derived through three revenue sources:

  the sale of our movies through independent wholesale and retail distributors in popular media formats such as DVDs, videotapes and electronic formats;
  the licensing of our movies for worldwide exploitation, to foreign distributors; and
  the licensing of our movies to cable, satellite and hotel/motel television operators.

These parties then distribute our movies to consumers. We do not sell our movies directly to consumers or to individuals. In addition, in the past our sources of revenue have principally been DVD and videocassette sales in the domestic market. With the formation of Deep Star Broadcasting Systems, Inc., described below and our expanding European distribution, we expect to receive increased revenue from domestic and international film distribution, and broadcast sales.

The following table illustrates our total revenues by group for the periods indicated:

Net Sales by Group	Nine months ended April 30, 2006	Nine months ended April 30, 2005	Year ended July 31, 2005	Year ended July 31, 2004
DVD and Videotape	$7,258,776	$6,008,247	$8,144,541	$ 4,358,336
Foreign Licensing	$201,000	$315,237	$330,150	$ 713,817
Cable, Satellite and Hotel/Motel	$559,300	$24,614	$58,189	$ 234,831

For the nine months ended April 30, 2006 we released 208 new movie titles on DVD. In fiscal 2005, we released 264 new movie titles, and in fiscal 2004 we released 111 new movie titles including both, produced and licensed, and new and archival material. In the future we expect to release up to 400 multi-genre adult movie titles per year under our current infrastructure. As at April 30, 2006 we had a library of more than  1,110 titles that we sell to retailers and distributors and presently have approximately three new “Pure Play” movies in various stages of production.

History

Pure Play Media Holdings, Inc. was incorporated on September 03, 2002, under the laws of the State of Nevada.  We have two subsidiaries; one wholly owned operating subsidiary, Pure Play Media Inc., an adult media distribution and production company, which was incorporated on August 13, 2002 under the laws of the State of California, and one subsidiary in which we have a 50% ownership stake in. Deep Star Broadcasting Systems, Inc. creates and licenses a domestic US cable VOD platform, and was incorporated on January 26, 2005 also in the State of California.

Licensing and Distribution Agreements

We have entered into several agreements with various third parties, including the Distribution Agreements with subsidiaries of Private Media Group described below. For a more detailed description of these agreements, please see See “Current Business Arrangements” starting on page 34.

Critical Accounting Estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management must make decisions which impact the reported amounts and the related disclosures. Such decisions include selection of the appropriate accounting principles to be applied and the assumptions on which to base accounting estimates. In reaching such decisions, management makes determinations based on its understanding and analysis of the relevant circumstances. Reported results may differ materially from these estimates if different assumptions or conditions were to be made. Our most critical accounting estimates include valuation of inventory, which impacts gross margin; valuation of sales returns and allowances, which impacts revenues; and recognition and measurement of current and deferred income tax assets and liabilities, which impact our tax provision. These critical accounting estimates and other critical accounting policies are discussed further below.

Revenue Recognition: We have recognized and expect to recognize revenue from the distribution of our films when earned, as reasonably determined in accordance with Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition in Financial Statements.” Revenues from the sale of magazines, videocassettes, DVD’s and other related products where distributors are not granted rights-of-return are recognized upon transfer of title, which generally occurs upon delivery.

Revenue from the sale of DVD and videocassette units is recognized at the later of (i) when product is made available for retail sale or (ii) when video sales to customers are reported to us by third parties, such as fulfillment service providers or distributors.

Revenue from licensed movie titles is recognized when the associated movie titles have been released and the criteria for revenue recognition have been met. In most instances, this generally results in the recognition of revenue in periods when royalties are reported by licensees or cash is received.

Revenues from licensing of broadcasting rights to our video and film library are recognized upon delivery when the following conditions have been met (i) license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale (ii) the arrangement fee is fixed or determinable and (iii) collection of the arrangement fee is reasonably assured. Revenues from satellite and cable broadcasting are recognized based on sales reported each month by its cable and satellite affiliates. The affiliates do not report actual monthly sales for each of their systems to us until approximately 60 - 90 days after the month of service ends. This practice requires management to make monthly revenue estimates based on historical experience for each affiliated system. Revenue is subsequently adjusted to reflect the actual amount earned upon receipt. Adjustments made to adjust revenue from estimated to actual have historically been immaterial.

Because Private Media Group is the principal international distributor of our films, in accordance with the SOP, the amount of revenue that we expect to recognize from our films in any given period following the effective date of the Distribution Agreement will depend on the timing, accuracy and sufficiency of the information we receive from Private. Although Private has agreed to provide us with the most current information available to it to enable us to recognize our share of revenue, we may make adjustments to that information based on our estimates and judgments. For example, we may make adjustments to our revenue derived from DVD and video units for estimates on return reserves, rebates and other incentives that may differ from those that Private Media Group recommends. The estimates on reserves may be adjusted periodically based on actual rates of returns, inventory levels in the distribution channel, as well as other business and industry information. We expect to also review expense estimates and may make adjustments to these estimates in order to ensure that our revenue and gross margin are accurately reflected in our financial statements. In addition, as is typical in the industry, our distributor and its sub-distributors may also make subsequent adjustments to the information that they will provide and these adjustments could have a material impact on our operating results in later periods.

Accounts Receivable: We are required to estimate the collectibility of our trade receivables and notes receivable. A considerable amount of judgment is required in assessing the ultimate realization of these receivables. Management reviews the allowance for doubtful accounts on at least a quarterly basis and adjusts the balance based on historical losses. After collection attempts have failed, we write off specifically identified uncollectible accounts.

Capitalized Film Production Costs: Costs of making motion picture films that are produced for sale to third parties are stated at the lower of cost, less accumulated amortization, or fair value. In accordance with SOP 00-2, we expense film production costs based on the ratio of the current period gross revenues to estimated total gross revenues from all sources on an individual production basis.

Film production costs are expensed based on the ratio of the current period’s gross revenues to estimated remaining total gross revenues from all sources on an individual production basis. Estimated remaining gross revenue from all sources for film productions includes revenue that will be earned within five years of the date of the initial release for film productions. Our estimation of the gross earnings is based on the historical data that we have regarding the likely projected revenue. The basis for these projections is our estimates of total DVD and videotape sales; total licensing fees earned, and total projected revenue from the compilations that are associated with the movies. The risks associated with these estimates are that the projected revenue is overstated, thus resulting in expensing the production costs over too long a period of time and overstating net income; or understated, thus resulting in production costs being amortized over too short a period of time and understating net income.

Capitalized film production costs as at April 30, 2006 were $919,400 net of accumulated amortization of $554,200.  Amortization expense for the nine month period ending April 30, 2006 and 2005 were $409,200 and $572,100, respectively.  Amortization expense for the years ending July 31, 2004 and 2005 were $763,000 and $803,600, respectively.

Capitalized production costs include all of the costs incurred to develop and produce adult films, which primarily consist of salaries and fringe benefits for talent, equipment and other direct operating costs. Capitalized production overhead generally represents the salaries of individual employees or entire departments with exclusive or significant responsibilities for the production of our films.

Stock Based Compensation: As part of the compensation to a consultant, we granted securities for services performed. We account for stock-based compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123 requires us to determine the fair market value of stock-based compensation at the time of issuance. The determination of the fair market value of our stock at time of issuance requires significant estimates. In order to determine the fair market value, we considered the following factors: our financial condition, sales of securities to unrelated third parties, pricing of future and anticipated rounds of financing, fair value of services received and other relevant factors.

Results of Operations

Revenues

Sales of DVD and Videotapes to Distributors and Retailers: Revenues from DVD and videotape sales of our movies increased by $3,786,200 or 87% from the year ended July 31, 2005 compared with the year ended July 31, 2004. This increase was due to an increase in the number of new movie titles that we released for sale during the period, including an increase in the number of movies that we distributed for third parties. In the year ended July 31, 2005, we released 264 new movie titles and in the nine months ended April 30, 2006 we released 208 new movie titles. Of the 264 new movies that we released in the year ended July 31, 2005, 217 were movies that we licensed from third parties.  Of the 208 new movies that we released in the nine months ended April 30, 2006, 186 were movies that we did not produce.

Licensing movies from third parties is consistent with our strategy of offering the largest line of high quality multi-genre adult films in the industry.

Foreign Licensing: Revenue from licensing distribution rights of our movies to foreign distributors decreased by $560,300 or 59% from the year ended July 31, 2005 compared with the year ended July 31, 2004. This decrease is due to a change in foreign licensing strategy.  In December 2004, we initiated the strategy to move from licensing all rights to our titles in foreign territories, to licensing our titles on a per piece basis for the DVD distribution and licensing foreign broadcast on a country by country, title by title basis.  This strategy greatly impacts near term sales, but will increase our sales over the long term.  A secondary factor affecting the decrease in revenue is the slow and sluggish start of our European distribution agreement with Fraserside Holdings Limited, & Peach Entertainment Distribution AB subsidiaries of Private Media Group. In addition, to allow Private Media Group the right to distribute our DVDs throughout Europe, we allowed a licensing distribution agreement with the Erotic Media Group to expire in December 2004.  Erotic Media Group was licensing all of our Ninn Worx produced movie titles up to December 16, 2004 for all European rights, including DVD distribution and broadcast rights, for perpetuity.

In August of 2006, we expect to be launching a direct sales and distribution office in Hamburg, Germany which will be named Pure Play Media Europe GmbH.  This wholly owned subsidiary expects to distribute all Pure Play titles directly, therefore expanding revenue across our different product lines and increasing the amount of revenue we derive on a title by title basis.

Cable, Satellite, Television and Hotel/ Motel Licensing: During the year ended July 31, 2005, we had no revenues from licensing our movies to cable, satellite, and television stations and hotel/motel operators. The revenue for the nine months ended April 30, 2006 was $559,300. We expect our foreign, and in particular domestic broadcast sales to continue to increase due in large part to the automatic buy-in we have through our 50% owned subsidiary Deep Star Broadcasting Systems, Inc.   Deep Star was established in January 2005 to create and license a domestic US cable VOD platform and has performed very well with more than six agreements in place for the distribution of their content. Revenues of domestic and foreign broadcast sales are expected to continue to increase as we continue to our expansion of Deep Star, and other third party license agreements.

Costs of Goods Sold: Costs of Goods Sold are costs associated directly with the creation of revenue and include inventory and film cost amortization.  Most Costs of Goods Sold items remained consistent from the first nine months of 2005 to the first nine months of 2006 with the exception of film amortization.  As discussed in “Amortization” below, the Financial Accounting Standards Board (FASB) has determined that film production costs of a movie should be amortized over the period during which we predict that the movie will earn income. We increased the amortization period for our movies in 2004 because they have been generating income for a longer period than we had initially anticipated. The reason for this increase is because of our expanded historical data. We can now support a longer amortization period which results in reducing our yearly amortization costs. The increase in the amortization period resulted in a decrease of $163,000 or 28%, in amortization expenses in the first nine months of 2006 compared with the first nine months of 2005. The decrease was also partially the result of fewer films being amortized as a result of the exchange of assets related to the Ninn Worx sale. See “Certain Relationships and Related Transactions” - Asset Purchase Agreement – December 23, 2005 on page 67.

Film Production Costs: We capitalize film production costs of film inventories in production in accordance with the provisions of SOP 00-2. Direct film production costs include costs to develop and produce adult films, which primarily consist of salaries and fringe benefits for talent and other direct operating costs. Production overhead, a component of film inventory, includes allocable costs of individuals or departments with exclusive or significant responsibility for the production of our films. In addition to the films being produced, we are also working on development of several new projects. Costs of these projects are capitalized as film inventories in development in accordance with the provisions of the SOP and are transferred to film inventories in production when a film is set for production. We evaluate each project in development and production on a quarterly basis to determine whether capitalized costs are in excess of our estimate of fair value. If they are in excess, then we write-off the excess cost and reflect these in costs of revenue.

Amortization: Once a film is released, the amount of film inventory relating to that film, including film production costs and contingent compensation, is amortized and included in costs of revenue in the proportion that the revenue during the period for each film (“Current Revenue”) bears to the estimated total revenue to be received from all sources for each film (“Ultimate Revenue”) under the individual-film-forecast-computation method in accordance with the provision of  SOP 00-2. The amount of film costs that are amortized each quarter will therefore depend on the ratio of Current Revenue to Ultimate Revenue for each film. We make certain estimates and judgments of Ultimate Revenue to be received for each film based on information received from our third party distributors, and our knowledge of the industry. Estimates of Ultimate Revenue and anticipated contingent compensation and residual costs are reviewed periodically and are revised if necessary. A change to the Ultimate Revenue for an individual film will result in an increase or decrease to the percentage of amortization of capitalized film costs relative to a previous period. Unamortized film production costs are evaluated for impairment each reporting period on a film-by-film basis in accordance with the requirements of the SOP. If estimated remaining revenue is not sufficient to recover the unamortized film inventory for that film, the unamortized film inventory will be written down to fair value determined using a net present value calculation.

Marketing and Distribution Expenses: The costs of marketing a film consist primarily of print and advertising costs, as well as third-party distribution and fulfillment services fees. Print costs are expensed upon the release of a film, and advertising fees are expensed as incurred in accordance with the SOP and are included in costs of revenue.

Operating Costs: Operating Costs consist of Advertising and Promotion, Professional Fees, Depreciation, Rent, Salaries, Gain or Loss on Currency Exchanges and General and Administrative Expenses. Capitalized overhead generally represents the salaries of individual employees or entire departments with exclusive or significant responsibilities for the production of our films, which we capitalize and include in production costs as described above.

Interest Expense and Other Income and Expense: Interest expense and other income and expense historically include allocations of interest expense and other income and expense associated with Pure Play’s debt and other non-operating income and expense.

Property, Plant and Equipment: Property, plant and equipment are recorded at the lower of cost or fair value and are depreciated on a straight-line method over the estimated useful lives of such assets. Property, plant, equipment, leasehold improvements, furniture and computer equipment are associated primarily with our Chatsworth facility.

Valuation of Inventory: We review inventory to determine that items deemed obsolete or discontinued are appropriately reserved. In making the determination, we consider the quantity of inventory at the balance sheet date assessed against the future usage rates of the inventory. In addition, inventories are evaluated for potential obsolescence due to the effect of known and anticipated engineering change orders and new products. Changes in factors such as design modifications, customer demand, competitor product introductions and other matters could affect the level of obsolete, discontinued and excess inventory in the future and have a material adverse effect on our business, financial condition and results of operations.

Accounting for Income Taxes: The preparation of our financial statements requires us to estimate our actual current tax exposure together with our temporary differences resulting from differing treatment of tax items for tax and accounting. These temporary differences result in the recognition of deferred tax assets and liabilities, which are included within our balance sheet. Statement of Financial Accounting Standards (“SFAS”) No. 109 “Accounting for Income Taxes,” requires the establishment of a valuation allowance to reflect the likelihood of the realization of deferred tax assets. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We evaluate the weight of all available evidence to determine whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to adjust our valuation allowance, which could materially affect our financial position and results of operations.

Nine Months Ended April 30, 2006 compared with the Nine Months Ended April 30, 2005.

Results of operation for the first nine months ended April 30, 2006 compared with the results of operation for the first nine months ended April 30, 2005 are as follows:

	First Nine Months 2006	First Nine Months 2005	$ Change	% Change
Net Income (Loss) Applicable to Common Stockholders	$ 21,854	$ 171,897	$ (150,043)	(87%)
Net Income (Loss) From Operations	$ 560,094	$ 378,502	$ 181,592	48%
Total Revenues	$ 8,019,089	$ 6,388,308	$ 1,630,781	26%
Cost of Goods Sold	$ 4,930,081	$ 3,785,096	$ 1,144,985	30%
Gross Profit	$ 3,089,008	$ 2,603,212	$ 485,796	19%
Operating Costs	$ 2,528,914	$ 2,224,711	$ 304,203	14%
Other Income (Expense)	$ (641,044)	$ (102,656)	$ 538,388	524%

Total Revenues: We reported total revenues of $8.0 million for the nine months ended April 30, 2006, compared to total revenues of $6.4 million for the nine months ended April 30, 2005, representing an increase of $1.6 million, or 26%. Revenue from distribution rights increased from $380,000 to $760,313, representing an increase of $380,313 or 100%.  The increase in total revenues was primarily attributable to increased DVD sales due to two factors: a slightly higher output of film releases, 208 titles in 2006 compared to 196 titles in 2005, and an increase in the number of titles available for back-catalogue sales with the introduction of the Private catalogue midway through the nine month period ending 2005. The increase in revenue from distribution rights was as a result of the additional cable and satellite revenue earned by Deep Star Broadcasting.

Cost of Goods Sold: We reported cost of goods sold of $4.9 million for the nine months ended April 30, 2006, compared with cost of goods sold of $3.8 million for the for the nine months ended April 30, 2005, representing an increase of $1.1 million, or 28%.  This increase is a direct result of the expenses incurred  relating to our 50% owned subsidiary, Deep Star Broadcasting Systems, Inc.

Gross Profit: The gross profit for the nine month period ending April 30, 2006 was $3.1 million, or 39% of total revenues, compared with gross profit for the nine month period ending April 30, 2005 of $2.6 million, or 41% of total revenues, representing a decrease of 2% in gross profit in relation to total revenues. We would have maintained a 41% profit margin, if the expenses incurred relating to our 50% owned subsidiary, Deep Star Broadcasting Systems, Inc. was not included.

Operating Costs: We reported total operating costs of $2.5 million for the nine months ended April 30, 2006, compared with to total operating costs of $2.2 million for the nine months ended April 30, 2005 representing an increase of $304,000, or 13%. The increase was attributable primarily to the following factors:

                                                            (in $thousands unless otherwise indicated):

Advertising and promotion decreased from $484,000 to $404,000, representing a decrease of $80,000 or 17%, as a result of our effort to reduce spending in this area.

Professional fees increased from $24,000 to $127,000 representing an increase of $103,000 or 429%, due primarily to an increase in professional fees associated with our application for admission to quote our securities on the OTC Bulletin Board.

Salaries increased from $785,000 to $1.3 million, representing an increase of 65%. This is due to three significant factors; additional staff required for the distribution of Private movie titles; additional staff required to assist us with our application for admission to quote our securities on the OTC Bulletin Board.; and an increase in salaries incurred from our 50% owned subsidiary, Deep Star Broadcasting Systems, Inc.

Loss on Currency exchange was nil as opposed to $157,000, representing an increase of $157,000 or 100%, a result of the Assumption of Indebtedness and Loan Agreement with respect to the Loan Agreement dated September 19, 2002, between Pillsbury Holdings, Inc., Doral EZ Investments Inc., Pure Play Media Holdings, Inc., and Pure Play Media, Inc., dated December 31, 2004. See “Certain Relationships and Related Transactions” - Assumption of Indebtedness and Loan Agreement on page 61.

Other Income and (Expense): We reported other expenses, of $641,044 for the nine months ended April 30, 2006, which compared with other income and expenses of $102,656 for the nine months ended April 30, 2005 representing an increase of $538,388, or 524%. The increase was attributable to the exchange of assets from the sale of Ninn Worx, which incurred a loss of approximately $567,000 in the transaction. See “Note 2” of “Footnotes to the Financial Statements” for the nine month period ending April 30, 2006.

Interest Expense: We reported interest expense of $73,900 for the nine months ended April 30, 2006 compared with interest expense of $102,656 for the nine months ended April 30, 2005, representing a decrease of $28,755. The small decrease is the result of the retirement of the promissory note related to the exchange of assets of Ninn Worx.

Income Taxes: We reported income tax of $(13,215) for the nine months ended April 30, 2006 as compared with an income tax expense of $103,948 for the nine months ended April 30, 2005.

Net Income:  We reported net income of $ 21,854 for the nine months ended April 30, 2006 as compared to net income of $171,897 for the nine months ended April 30, 2005.  The decrease in net income is primarily attributable to the loss of $567,200 related to the exchange of assets in connection with discontinuation of Ninn Worx products.

Year Ended July 31, 2005 Compared to Year Ended July 31, 2004

Results of operation for the year ended July 31, 2005 compared with the results of operation for the year ended July 31, 2004 are as follows:

	2005	2004	$ Change	% Change
Net Income (Loss) Applicable to Common Stockholders	$ 147,613	$ 248,142	$ (100,529)	(41%)
Net Income (Loss) From Operations	$ 276,627	$ 586,933	$ (310,306)	(53%)
Total Revenues	$ 8,532,880	$ 5,306,984	$ 3,225,896	61%
Cost of Goods Sold	$ 5,401,602	$ 3,123,575	$ 2,278,027	73%
Gross Profit	$ 3,131,278	$ 2,183,409	$ 947,869	43%
Operating Costs	$ 2,854,651	$ 1,596,476	$ 1,258,175	79%
Other Expenses	$ 136,874	$ 177,683	$ (40,809)	(23%)

Total Revenues: We reported total revenues of $8.5 million for the year end July 31, 2005, compared with net sales of $5.3 million for the year end July 31, 2004, representing an increase of $3.2 million, or 61%. The increase in revenues was primarily attributable to increased DVD sales due to two factors; a higher output of movie title releases, 264 titles in 2005 compared to 111 titles in 2004 and an increase in the number of movie titles available for back-catalogue sales.  Distribution rights decreased from $949,000 to $388,000, representing a decrease of $561,000 or 59%.  The decrease was a result of two factors; a reduction in broadcast sales revenue due to a third party not honoring their agreement to purchase Ninn Worx movie titles, and a reduction in foreign sales revenue as a result of the expiration of our agreement with Erotic Media and the beginning of the European distribution agreement with Fraserside Holdings Limited, & Peach Entertainment Distribution AB. subsidiaries of Private Media Group, Inc..

Cost of Goods Sold: We reported cost of goods sold of $5.4 million for the year end July 31, 2005, which compared with cost of goods sold of $3.1 million for the for the year end July 31, 2004, which represents an increase of $2.3 million, or 73%. Costs of sales increased from $1.27 million to $2.48 million representing an increase of 95%, as a result of increased sales. Licensing fees increased from $1.1 million to $2.2 million representing an increase of $1.1 million or 100% as a result of a greater percentage of licensed products being distributed by the company.

Gross Profit: The gross profit for the year end July 31, 2005 was $3.1 million, or 37% of net sales, which compared with gross profit for the year end July 31, 2004 of $2.2 million, or 41% of net sales, representing a decrease of 4% in gross profit in relation to net sales. This is a small decrease despite a reduction in broadcast revenue derived from the sales of Ninn Worx, and an increase in third party product distributed by us which has a lower gross margin.

Operating Costs: We reported total operating costs of $ 2.9 million for the year end July 31, 2005, which compared with the total operating costs of $1.6 million for the year end July 31, 2004 representing an increase of $ 1.3 million, or 81%. The increase was attributable primarily to the following factors:

                                                            (in $thousands unless otherwise indicated):

Advertising and promotion increased from $285,000 to $572,000, representing an increase of $287,000 or 101%. This is a result of increased expenditures for our annual AVN Show booth, and advertising required for the launch of the distribution of Private’s movie titles in the United States.

Salaries increased from $639,000 to $1.0 million, representing an increase of $385,000 or 60% due to the additional personnel required to manage the increase in total revenue.

General and administrative expenses increased from $334,000 to $783,000, representing an increase of $449,000 or 134%. This was as a result of the added infrastructure necessary to support the increased revenue, the distribution of Private’s movie titles in the United States, and costs associated with our application for admission to quote our securities on the OTC Bulletin Board.

Loss on currency exchange increased from $111,000 to $211,000, representing an increase of $100,000, or 90% due to the unfavorable Canadian dollar exchange rate.

Interest Expense: We reported interest expense of $136,874 for the year end July 31, 2005, compared with interest expense of $177,683 for the year ended July 31, 2004, which represents an increase of $40,809. The small increase is the result of higher average long-term borrowings outstanding in 2005 compared with 2004.

Income Taxes: We reported income tax of $52,665 as compared to an income tax expense of $161,108 for the year end July 31, 2004.

Net Income: We reported net income of $147,613 as compared to $248,142 for the year end July 31, 2004.  The decrease in net income is primarily attributable to an increase of  $100,000 in losses from currency exchange transactions, the increase in the operating costs as a result of the distribution of Private’s movie titles in the United States, and the loss of broadcast sales of Ninn Worx movie titles in the United States.

Liquidity and Capital Resources

We have retained small amounts of cash for the past two fiscal years ended July 31. During these periods Doral EZ Investments provided all working capital required for development, production and marketing of our films and other operations through long term loans. In the future, we expect to fund our operating activities with cash that is generated from the films that we release. Although we expect cash from operations will be sufficient to satisfy our anticipated cash needs for working capital and capital expenditures, in the event that these cash flows are insufficient, we expect to be able to secure a revolving credit facility or issue additional debt or equity securities to meet these needs. However, there can be no assurance that cash from operations in 2006 will be sufficient to fund our operations or that we will be able to secure a revolving credit facility or issue additional debt or equity securities at that time. If cash from operations is insufficient to fund our operations in 2006 and we are unable to draw on a credit facility or issue additional debt or equity securities, in order to manage our cash needs we would most likely seek alternative financing for films and/or delay or alter production or release schedules.

Liquidity: We reported a working capital surplus of $1,424,600 (a current ratio of 1.65) for the year ended July 31, 2005, an increase of $215,300 compared with the year ended July 31, 2004 (which had a current ratio of 1.13). The increase is principally attributable to increased accounts receivable related to increased sales and increased inventories purchased with long term debt.

Net cash provided by operating activities was $1,616,100 for the year ended July 31,2005 and was primarily the result of an increase in current liabilities. The net income of $147,600 and the adjustments to reconcile net income to net cash flows from operating activities, representing amortization of videos of $763,000 depreciation of $50,300 and loss on currency exchange of $211,100 offset by minority interest of $60,500, provided a total of $1,111,500.  The total of $1,111,500 was then reduced by the increases in trade accounts receivable totaling $561,200 (offset by $282,500 from a decrease in inventories and other current assets), and then increased by $783,400 from an increase in accounts payable trade and accrued other liabilities. Net cash provided by operating activities was $1,422,500 for the year ended July 31, 2004.  The increase in cash provided by operating activities in 2005 compared to 2004 is principally the result of changes in operating assets and liabilities in 2005.

Net cash used in investing activities for the year ended July 31, 2005 was $1,975,400. The investing activities were principally the investment in the library of videos of $1,928,000 which was carried out in order to maintain the 2005/2004 release schedules.

Net cash provided in financing activities for the year ended July 31, 2005 was $154,500 represented by proceeds of long term debt of $113,500 (which included a loan to Deep Star of $81,500) reduced by $401,700 in long-term repayments on loans but increased by the proceeds from a private placement. During the year ended July 31, 2005, we completed an offering of 708,168 shares of our common stock at a price of $0.625 per share to 25 individuals or entities that are non residents of the United States on November 18, 2004, for total proceeds of $442,605.

We have historically relied on positive cash flows from operations to finance working capital needs and investing activities. We expect to have adequate working capital for the 12 months following the date of this Prospectus. During this period we intend to rely on positive cash flows from operations to finance working capital needs and necessary investing activities. Our long-term expansion plans will require additional sources of funding. Our plans to meet these funding requirements through the establishment of short-term credit lines, additional long-term borrowings and/or equity financing.

Equity Offering

On October 18, 2004, pursuant to Regulation D Rule 506 and Regulation S promulgated under the Securities Act of 1933, we accepted and executed subscription agreements that sold 911,768 common shares, having $0.001 par value per share, at an offering price of $0.625 per share for gross offering proceeds of $569,855.00.

Doral EZ Investments Loans

Since our inception, we have funded our operations through the sale of our equity in private placements and loans from our shareholders as follows:

On September 19th, 2002 our subsidiary Pure Play Media, Inc. entered into a Loan Agreement with Doral EZ Investments (hereinafter “Doral EZ”), a beneficial owner of 26.09% of our common stock as of January 31, 2005.  Doral EZ loaned an aggregate of CDN$1,575,000 at an interest rate of 7% per annum to us for working capital, which matures on September 19, 2006.

On March 14th, 2003 our subsidiary Pure Play Media, Inc. entered into a second Loan Agreement with Doral EZ whereby Doral EZ loaned an aggregate of CDN$1,000,000 at an interest rate of 10% per annum, to us for additional working capital, which matures on March 14, 2007.

The above mentioned loans from Doral EZ to our wholly owned subsidiary were secured by a charge on our inventory and assets in favor of Doral EZ. See “Certain Relationships and Related Transactions” — Loan Agreements starting on page 60.

Pillsbury Holdings Assumption of Indebtedness Agreement

On December 31, 2004 we entered into an Assumption of Indebtedness and Loan Agreement, whereby an investment company, Pillsbury Holdings, Inc., assumed the indebtedness of two outstanding loans, owing from our subsidiary, to Doral EZ Investments Inc. The first loan with accrued interest was for CDN$1,675,584, at an interest rate of 7% per annum, and the second loan with accrued interest was for CDN$937,499.98 at an interest rate of 10% per annum. In exchange, we issued to Pillsbury Holdings Inc. 1,449,690 units (each a “Unit”) at a deemed price of US$1.50 per Unit with each Unit consisting of one share of our common stock and one share purchase warrant (each a “Warrant”), with each such Warrant entitling Pillsbury to acquire one additional share of our common stock at an exercise price of US$2.50 per share commencing on December 31, 2006 the date which is 24 months from the date of issuance of the Units to Pillsbury and expiring on December 31, 2008 the date that is 48 months from the date of issuance of the Units. See “Certain Relationships and Related Transactions” — Assumption of Indebtedness and Loan Agreements – December 31, 2004 on page 61.

At July 31, 2005 we remained contingently liable on these notes. We have determined that we have been legally released from being the primary obligor under the liability. We remain secondarily liable under the provisions of SFAS 140. In accordance with measurement requirements of FASB Interpretation No. 45 (FIN 45), we have determined that under the current conditions, the implied guarantee of the indebtedness has no measurable fair value.

Contractual Obligation

At April 30, 2006 we had contractual commitments to make the following payments (in $thousands):

Contractual Cash Obligations	2006	2007	2008	2009	Thereafter	TOTAL
Leases	$182	$217	$255	$294	$339	$1,285
Loans	$165	$161	$27	$0	$0	$353

Foreign Currency Risk

We are subject to market risks resulting from fluctuations in foreign currency exchange rates through our non-U.S. revenue sources and we incur certain distribution and production costs in foreign currencies. However, there is a natural hedge against foreign currency changes due to the fact that, while significant receipts for international territories may be foreign currency denominated, significant distribution expenses will be similarly denominated, mitigating fluctuations to some extent depending on their relative magnitude.

New Accounting Pronouncements

In December 2004, the FASB issued Statement No. 123(R) (revised 2004) (“FAS 123(R)”). In addition, in March 2005 the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin Topic 14, “Share-Based Payment” (SAB 107) which provides interpretations regarding the interaction between FAS 123(R) and certain SEC rules and regulations and provided the staff’s views regarding the valuation of share-based payment arrangements for public companies. FAS 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions, including stock option awards. FAS 123(R) revises FASB Statement No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25. FAS 123(R) will require us to measure the cost of employee services received in exchange for stock option awards based on the grant-date fair value of such awards. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period.  We will report such costs as part of our general and administrative expenses.  FAS 123(R) will be effective for us as of the beginning of the first annual reporting period that begins after December 15, 2005, which will be our fiscal year ending July 31, 2007. We will recognize the cumulative effect of initially applying this statement as of the effective date. Currently, the cumulative effect of initially applying FAS 123(R) has not been determined and is subject to change depending on future events.

In December 2004, the FASB issued Statement No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29 (“FAS 153”). FAS 153 eliminates the exception to recognize non-monetary transactions at fair value for non-monetary exchanges of similar productive assets previously allowed by APB Opinion No. 29, and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. FAS 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.

In May 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“FAS 154”), which changes the requirements for the accounting for and reporting of a change in accounting principle, requires retrospective application to prior periods’ financial statements of changes in accounting principle and carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the adoption of FAS 154 to affect future reporting or disclosures.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140" ("FAS. 155"). This statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under FAS 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity ("SPE") may hold under FAS 140. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity's fiscal year. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations at December 31, 2005

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, "Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140." This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain specified situations. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity's fiscal year. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations at December 31, 2005.

DESCRIPTION OF PROPERTY

Our corporate offices, and warehouse are located at 19800 Nordhoff Place, Chatsworth, CA 91311.  Our facility consists of approximately 11,006 square feet, of which we use approximately 4,000 square feet for office, and approximately 7,006 square feet for warehouse.  We lease our facility pursuant to a 5 year lease with an option to extend for one 36 month period, which commenced on September 1, 2002.  The monthly rent for the entire facility is $8,842.43 per month, plus certain other costs and expenses that we estimate to be $472.96 per month.  In addition, we lease approximately another 3,800 square feet at the same location, of which we use approximately 300 square feet for office, and approximately 3,500 square feet for warehouse.  This additional 3,800 square feet is leased in accordance with a verbal agreement on a month to month basis for $3,000 per month.

Our production studio and editing facilities are located at 1080-A Cypress Ridge Parkway, Arroyo Grande, Pismo, California.  We sub-lease this facility through an informal arrangement between Pure Play Media, Inc. and Michael Fitzgerald, pursuant to a 2 year lease that commenced on August 1, 2004.  The monthly rent for the entire facility is $2,000.00 per month, plus certain other costs and expenses that we estimate to be $395.29 per month.  However, as of December 31, 2005, pursuant to the Asset Purchase Agreement entered into with Michael Fitzgerald, Michael Fitzgerald has agreed to take over the production office lease located in Pismo, California as of December 31, 2005.  See “Certain Relationships and Related Transactions” – Asset Purchase Agreement, dated December 23, 2005 on page 67.

We believe that our properties are adequate and suitable for their intended purposes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no transactions or proposed transactions during the last two years to which we were a party, in which any director, executive officer, or a family member of any director or executive officer had or is to have a direct or indirect material interest exceeding $60,000, except for the following:

Employment Agreement – June 1, 2002
Brent Hahn and Pure Play Media, Inc.

On June 1, 2002, our subsidiary, Pure Play Media, Inc., entered into an Employment Agreement with Brent Hahn.  Under the Employment Agreement, Brent Hahn will serve as an executive for an unspecified period of time until the Employment Agreement is terminated as specified in the termination clause.  In return for his services, Brent Hahn will receive an annual salary of $120,000.

On August 15, 2003, we entered into a Share Redemption Agreement with Stellar Media Corp., which is beneficially owned by Brent Hahn and which holds the shares of our common stock beneficially owned by Brent Hahn, and Brent Hahn, whereby Stellar Media Corp. severed its relationship with us as a shareholder and Brent Hahn terminated his position as one of our officers and a director.  Under the Share Redemption Agreement, we redeemed the 1,600 shares of our common stock registered in the name of Stella Media Corp. for a total price of US$60,000.

In conjunction with the Share Redemption Agreement, on August 15, 2003, our wholly owned subsidiary, Pure Play Media, Inc., entered into a Termination of Employment Agreement and Release with Brent Hahn, whereby the employment relationship between Brent Hahn and Pure Play Media, Inc. was terminated and Pure Play Media, Inc. agreed to take all steps reasonably necessary to release Brent Hahn from all personal guarantees or personal obligations that Brent Hahn made during his employment with respect to any debts of Pure Play Media, Inc.

Furthermore, on August 15, 2003, we provided Stellar Media Corp. with a general release from any and all claims with respect to Stellar Media Corp’s involvement as one of our shareholders.

Consulting Agreement – September 1, 2002
Mocha Holdings Limited and Pure Play Media Holdings, Inc.

On September 1, 2002, we entered into a Consulting Agreement with Mocha Holdings Limited (“Mocha”), a beneficial owner of 6.56% of our common stock as at June 30, 2006.

Under the terms of this agreement, Mocha assisted us in the development of a business plan, for which we agreed to pay Mocha $24,500.00 upon completion.

On July 1, 2003, Mocha was acquired by Bruce Turner, who through his consulting company, Turner Stevens Inc., is a consultant to us as described below.

On August 22, 2003 we issued 654 (pre-forward split) shares of our common stock to Mocha at a deemed issuance price of $37.50 per share in order to settle our debt owing to Mocha in the amount of $24,500.00

Loan Agreement – September 19, 2002
Doral EZ Investments Inc. and Pure Play Media, Inc.

On September 19, 2002, our subsidiary, Pure Play Media, Inc., entered into a Loan Agreement with Doral EZ Investments Inc. (beneficially owned by Erwin Zecha), a beneficial owner of 32.60% of our common stock as at December 31, 2005.  Doral EZ loaned an aggregate of CDN$1,575,000 at an interest rate of 7% per annum to us for working capital, which matures on September 19, 2006.

In conjunction with entering into the Loan Agreement, the parties executed a Security Agreement, dated September 19, 2002, whereby Pure Play Media, Inc. granted Doral EZ a security interest in Pure Play Media, Inc.’s collateral, which is basically all of its assets.

On March 14, 2003, our subsidiary, Pure Play Media, Inc., and Doral EZ Investments Inc. executed a Loan and Security Amending Agreement.  The purpose of this agreement was to change the compounding of the interest on the Loan Agreement between such parties on September 19, 2002, to be compounded monthly instead of yearly.

The loan is personally guaranteed by Richard Arnold and his wife, for 33.33%, Michael Fitzgerald for 5%, and Sieg Badke for 5% of the total debt and interest outstanding.

Asset Purchase Agreement – September 25, 2002
Michael Fitzgerald and Pure Play Media, Inc.

On September 25, 2002 through our wholly-owned operating subsidiary Pure Play Media, Inc. we entered into an Asset Purchase Agreement with Michael Fitzgerald, who is engaged in the business of video production and who operates under the name “Ninn Worx”.

Under the terms of our agreement with Michael Fitzgerald (aka “Ninn Worx”) we purchased the assets, including all equipment, prepaid expenses, customer contracts, goodwill, and other assets of Ninn Worx free and clear of all liens, security interests, and encumbrances of any kind or nature.  The purchase price excluded cash on hand, marketable securities, leasehold property, accounts receivable and the “michaelninn.com” URL and website.  The purchase price was $300,000 plus the assumed liability of an equipment lease to be paid without interest in four equal installments commencing on the last day of the sixth full month following the date on which all principal, interest and other moneys owing by us to Doral EZ Investments Inc. pursuant to the Loan Agreements have been paid in full.

Prior to us entering into this Asset Purchase Agreement, Michael Fitzgerald entered into an Employment Agreement with our subsidiary, Pure Play Media, Inc., on September 19, 2002.  Under the Employment Agreement, Michael Fitzgerald will serve as an Executive for a period of five years commencing on the date of the Employment Agreement.  In exchange for his services, Michael Fitzgerald will receive an annual salary of $180,000.

However, as of December 31, 2005, this transaction was reversed in accordance with the terms and conditions of the Asset Purchase Agreement between us, Michael Fitzgerald and Pure Play Media, Inc., dated December 23, 2005, which is described below.

Loan Agreement – March 14, 2003
Doral EZ Investments Inc. and Pure Play Media, Inc.

On March 14, 2003 our subsidiary, Pure Play Media, Inc., entered into a second Loan Agreement with Doral EZ whereby Doral EZ loaned an aggregate of CDN$1,000,000 at an interest rate of 10% per annum to us for additional working capital, which matures on March 14, 2007.  If an event of default occurs under this agreement, then the loan will bear an interest rate of 13% per annum instead of 10% per annum.

On August 6, 2004, our subsidiary, Pure Play Media, Inc., entered into a Loan Amending Agreement with Doral EZ, whereby the payments on the principal amount of the second loan of CDN$1,000,000 were suspended commencing on August 6, 2004, for a period of one year.  Under the Loan Amending Agreement, the payments were to resume in August, 2005.

The loan is personally guaranteed by Richard Arnold and his wife, for 33.33%, Michael Fitzgerald for 5%, and Sieg Badke for 5% of the total debt and interest outstanding.

Termination of Shareholders’ Agreement – August 21, 2003
876498 Alberta Ltd., Sieg Badke, Michael Fitzgerald, Doral EZ Investments Inc. and Pure Play Media Holdings, Inc.

On August 21, 2003, our then current shareholders entered into a Termination of Shareholders’ Agreement, whereby effective August 21, 2003, the Shareholders’ Agreement, dated September 18, 2002 was terminated and terms and conditions contained therein were of no further force or effect.

Assumption of Indebtedness and Loan Agreements – December 31, 2004
Pillsbury Holdings, Inc., Doral EZ Investments Inc., Pure Play Media Holdings, Inc. and Pure Play Media, Inc.

On December 31, 2004 the Company entered into two Assumption of Indebtedness and Loan Agreements, with an investment company, Pillsbury Holdings, Inc. (“Pillsbury”), now a beneficial owner of 9.64% of our common stock as at June 30 2006.

Under the terms of the first Assumption of Indebtedness and Loan Agreement, Pillsbury assumed the indebtedness of the loan agreement dated September 19, 2002, owing from our subsidiary, Pure Play Media, Inc., to Doral EZ Investments Inc. in the amount of CDN$1,675,584 having an interest rate of 7% per annum.  In exchange for Pillsbury assuming such indebtedness, we issued to Pillsbury 929,583 units  (each a “Unit”) at a deemed price of US$1.50 per Unit with each Unit consisting of one share of our common stock and one share purchase warrant (each a “Warrant”), with each such Warrant entitling Pillsbury to acquire one additional share of our common stock at an exercise price of US$2.50 per share commencing on December 31, 2006 the date which is 24 months from the date of issuance of the Units to Pillsbury and expiring on December 31, 2008 the date that is 48 months from the date of issuance of the Units.

Under the terms of the second Assumption of Indebtedness and Loan Agreement, Pillsbury assumed the indebtedness of the loan agreement dated March 14, 2003, owing from our subsidiary, Pure Play Media, Inc., to Doral EZ Investments Inc. in the amount of CDN$937,499.98 having an interest rate of 10% per annum.  In exchange for Pillsbury assuming such indebtedness, we issued to Pillsbury 520,107 units (each a “Unit”) at a deemed price of US$1.50 per Unit with each Unit consisting of one share of our common stock and one share purchase warrant (each a “Warrant”), with each such Warrant entitling Pillsbury to acquire one additional share of our common stock at an exercise price of US$2.50 per share commencing on December 31, 2006 the date which is 24 months from the date of issuance of the Units to Pillsbury and expiring on December 31, 2008 the date that is 48 months from the date of issuance of the Units.

In conjunction with the Assumption of Indebtedness and Loan Agreements, Pillsbury entered into Pledge and Escrow Agreements with Doral EZ Investments Inc., dated December 31, 2004, whereby Pillsbury agreed to pledge and to place in escrow the 929,583 Units and the 520,107 Units and to grant and pledge all of Pillsbury’s rights and interests in such Units to secure with the Units the indebtedness assumed by Pillsbury and recovery of any part thereof on default of payment.

The 929,583 pledged Units in the capital of the corporation will be released from Escrow, when the CDN$1,675,584 of indebtedness is paid in full to Doral EZ.  In addition, the 520,107 pledged Units in the capital of the corporation will be released when the CDN$937,499.98 of indebtedness is paid in full to Doral EZ.

In the event that Pillsbury defaults on the loan, based on certain conditions, Doral EZ will have the option to either receive the Units from Pillsbury, or surrender the Units to us for cancellation and return to treasury, at which point we will be deemed to have assumed the indebtedness from Pillsbury and will be required to continue to make the interest and principal sum payments on the loan owing from Pure Play Media, Inc. to Doral EZ in accordance with the terms and conditions of the original loan agreements between Pure Play Media, Inc. and Doral EZ.

The foregoing transactions were not approved by a majority of the Company's independent Directors who did not have an interest in the transactions and who had access, at the Company's expense, to the Company's or independent legal counsel.  Rather, such transactions were approved by a majority of disinterested, but not independent, officers or Directors. Any ongoing or future transactions between the Company and its officers, Directors, principal stockholders, or other affiliates including the transactions described in this section are and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arms-length basis and will be approved by a majority of the Company's independent and disinterested Directors.

License Agreement – June 1, 2004
Software Entertainment Ltd. and Pure Play Media, Inc.

On June 1, 2004 through our wholly-owned operating subsidiary, Pure Play Media, Inc., we entered into a License Agreement with Software Entertainment Ltd. a direct beneficial owner of 16.05% of our common stock as of December 31, 2005 which is controlled 50% by Richard Arnold, co-founder, Secretary, Treasurer, CFO and a Director and major shareholder of our Company, and 50% by Doral EZ Investments Inc. (beneficially owned by Erwin Zecha), a major shareholder of our Company.

Under the terms of this agreement, Software Entertainment Ltd. received the exclusive right to sell and distribute DVD, and Video Cassette, Broadcast transmission, and hotel/motel transmission in Canada for all of the new movies produced by Pure Play Media, Inc.

Software Entertainment Ltd. has the right to retain a certain portion of all net revenues derived from DVD and Video Cassette sales, Broadcast transmission, and Hotel/Motel transmission in Canada.  Software Entertainment Ltd. shall transfer the balance to us on a monthly basis.

Software Entertainment Ltd. will have the exclusive right to distribute our films described above in Canada until June 1, 2007, with automatic renewals for further periods of 12 month each, unless terminated in writing by either party with 6 months notice prior to the initial term, and each successive term thereafter.

During the 12 month period ended July 31, 2005, Software paid royalties to our Company of $200,000, and $440,000 for the nine month period ended  April 30, 2006.

Consulting Agreement – June 21, 2004
Turner Stevens Inc. and Pure Play Media Holdings, Inc.

On June 21, 2004 we entered into a Consulting Agreement with Turner Stevens Inc.  Bruce Turner is the beneficial owner of Turner Stevens Inc. and is also a beneficial owner 6.56% of our shares of common stock as at June 30, 2006, through his beneficial ownership of Mocha Holdings Limited.

Under the terms of this agreement, Turner Stevens Inc. agreed to assist us in our business and corporate development, including the following:

(a)      Assisting in the development and implementation of our business plan.
(b)      Working with our Auditors in order to assist us in complying with US accounting standards ("GAAP")
(c)      Assisting us in creating a corporate image.
(d)      Assisting us in maintaining proper US corporate compliance and governance.
(e)      Assisting us in implementing an Investor Relations program.
(f)       Review of any private placements.
(g)      Assisting us in listing our securities on a national securities exchange and certain other services.

As compensation for Turner Stevens Inc. providing such services, we agreed to pay Turner Stevens Inc. a minimum total of $100,000.00.

Transfer of Shares

On August 20, 2004 Doral EZ Investments Inc. transferred by way of a gift 1,850 (pre-forward split) shares of our common stock from the 4,300 (pre-forward split) shares of our common stock owned by Doral EZ Investments Inc. as follows:

850 common shares to 876498 Alberta Ltd. (Richard Arnold)
500 common shares to Michael Fitzgerald
500 common shares to Sieg Badke

Pledge Agreements – August 20, 2004

On August 20, 2004, we entered into three separate Pledge Agreements with Sieg Badke, 876498 Alberta Ltd., Michael Fitzgerald, and Doral EZ Investments Inc.

Under the terms of these agreements Sieg Badke, President and Director of our Company, and beneficial owner of 10.03% of our common stock, pledged 500 (per-forward split) shares of our common stock,  876498 Alberta Ltd., a company controlled by Richard Arnold, Secretary, Treasurer, CFO, a Director and beneficial owner of 32.6% of our common stock, pledged 2,450 (per-forward split) shares of our common stock, and Michael Fitzgerald, a former officer and beneficial owner of 20.05% of our common stock pledged 500 (per-forward split) shares of our common stock, as security for payment of any and all amounts owed now and in the future by Pure Play Media, Inc. or us to Doral EZ Investments Inc., a beneficial owner of 32.6% of our common stock.

The pledged stock will be released from Escrow, when the indebtedness is paid in full to Doral EZ.

As of December 31, 2005, Michael Fitzgerald is no longer one of our shareholders, and therefore, the Pledge Agreement between Michael Fitzgerald and Doral EZ Investments Inc. is no longer in force and effect.

Pooling Agreement – November 30, 2004

On November 30, 2004, we entered into a Voluntary Pooling Agreement with certain shareholders of our common stock.

Under the terms of this Agreement, the Pooled Shareholders agree the Pooled Shares shall not be traded, shall remain subject to the Pool during any legally required hold period, and become available for trading and may be released and sold only in the following manner and at the following times:

a)     An initial five percent (5%) of the Pooled Shares shall be released to the respective Pooled Shareholders on the date which is one calendar year from the Effective date of this Agreement (the “First Release Date”) in accordance with each Pooled Shareholder’s respective shareholdings; and
b)     The lesser of:

  A further five percent (5%) of the Pooled Shares; or
  A further one percent  (1%) of the average trading volume of PPMH’s shares over the four weeks prior to the end of each quarter period of PPMH’s fiscal year shall be released to the respective Pooled Shareholders in each quarter period of PPMH’s fiscal year, in accordance with each Pooled Shareholder’s respective shareholdings.

The Pooled Shareholders and the number of pooled shares are as follows:

Registered Name of Pooled Shareholder	Number of Pooled Shares originally held in Pool
876498 Alberta Ltd. (Richard Arnold)	3,185,000 Pooled Shares
Doral EZ Investments Inc.	3,185,000 Pooled Shares
Sieg Badke	1,300,000 Pooled Shares
Michael Fitzgerald	3,250,000 Pooled Shares
Software Entertainment Ltd.	2,080,000 Pooled Shares
TOTAL	13,000,000 Pooled Shares

However, as of December 31, 2005, Michael Fitzgerald has surrendered his 3,250,000 shares of our common stock to us for cancellation and return to treasury in accordance with the Asset Purchase Agreement between us, Michael Fitzgerald and Pure Play Media, Inc, which is described below.  Therefore, there are only 9,750,000 pooled shares under this Pooling Agreement.

Pooling Agreements – December 31, 2004
Pure Play Media Holdings, Inc. and Pillsbury Holdings, Inc.

On December 31, 2004, we entered into two Pooling Agreements with Pillsbury Holdings, Inc., a beneficial owner of 9.64% of our common stock as of the date of this prospectus, in conjunction with the Assumption of Indebtedness and Loan Agreements discussed above.

Under the terms of the two Pooling Agreements, which encompasses the 929,583 shares and the 520,107 shares we issued to Pillsbury (the “Pooled Shares”), Pillsbury agreed that the Pooled Shares shall not be traded, shall remain subject to the Pool during any legally required hold period, and become available for trading and may be released and sold only in the following manner and at the following times:

a)       An initial ten percent (10%) of the Pooled Shares shall be released to Pillsbury on the date which is one calendar year from the Effective date of this Agreement (the “First Release Date”) in accordance with Pillsbury’s shareholdings; and
b)       The lesser of:

  A further ten percent (10%) of the Pooled Shares; or
  A further one percent  (1%) of the average trading volume of PPMH’s shares over the four weeks prior to the end of each quarter period of PPMH’s fiscal year shall be released to Pillsbury in each quarter period of PPMH’s fiscal year, in accordance with each Pillsbury’s shareholdings.

However, as of October 26, 2005 Pillsbury entered into an Assignment Agreement between us, Pillsbury, Tri-Age Holdings, Inc, Pure Play Media, Inc. and Doral EZ Investments Inc. as described below, whereby

200,000 Units were transferred from Pillsbury to Tri-Age.  Therefore, Pillsbury only has 1,249,690shares under this Pooling Agreement.

License Agreement – June 16, 2005
Pure Play Media Inc. and Deep Star Broadcasting Systems, Inc.

On June 16, 2005, we, through our wholly-owned operating subsidiary, Pure Play Media, Inc., executed a License Agreement with Deep Star Broadcasting Systems, Inc., our 50% owned subsidiary, including numerous Exhibits which were dated June 14, 15 & 27, 2005, July 07, 11, 12, 20 & 25, 2005, August 01, 02 & 16, 2005, September 14 & 23, 2005, and November 01 & 29, 2005, and which were all made part of the License Agreement.

Under the terms of our agreement with Deep Star Broadcasting Systems, Inc., we granted Deep Star;

a)	The exclusive right and license to exhibit, perform, transmit and distribute the seventy titles (hereinafter referred to as “Program’s”) and/or any excerpts there from on Deep Star Services in the Territory of the United States, and Puerto Rico and in any and/all languages as defined herein as a Video-On-Demand cable, SMATV, MMDS, LMDS, or OVS service through affiliates licensed to by Deep Star;
b)	The non-exclusive right and license to display, perform, stream, transmit, distribute and download trailers created in connection with promoting the Program’s and excerpts and/or still images from the Program’s, via the Internet for the expressed purpose of only promoting the Program’s exhibition on any Deep Star System;
c)	The right and license to duplicate each Program and to distribute such Program, to the extent necessary or desirable to effectuate the public display, public performance, transmission or distribution of that Program on any Deep Star System in accordance with the terms hereof;
d)	The right and license to duplicate each Still Image and to distribute such Still Image, to the extent necessary or desirable to promote the Program’s exhibition on any Deep Star System;
e)	The right to advertise, promote and publicize Deep Star’s exhibition of the Program and all matters relating thereto in all media and/or medium now known or hereafter devised, to use Still Images and/or excerpts from the Program’s in connection with such advertising, promotion, and publicity in the sole discretion of Deep Star, and to market, advertise, promote, publicize and brand Deep Star’s exhibition of Program’s and Still Images under any trade name selected by Deep Star or under any trade name of any affiliate or third party as designated by Deep Star;
f)	The right to use the names and likenesses of all Persons appearing in the Program’s and the Still Images, and the names of those persons who rendered services in connection with the Program’s;
g)	The right in Deep Star’s sole discretion to edit and modify each of the Program’s and/or change the Program’s title hereunder in order to create any derivative versions of each of the Programs;
h)	The right to assign, convey and/or sublicense any or all of Deep Star's Rights hereunder, and;
i)	A non-exclusive license to use our service marks, trademarks, trade names, and logos owned by us in connection with the exhibition and promotion of the Program’s.

From all monies received, Deep Star in connection with the exhibition and exploitation of the Program’s, shall first deduct certain expenses (the balance remaining shall be termed “Adjusted Gross Receipts”), and then Deep Star will have the right to retain a certain portion of all Adjusted Gross Receipts and transfer the balance to us on a monthly basis.

Deep Star will have the exclusive right to distribute the licensed films described above by us in the Territory of the United States of America and Puerto Rico until June 16, 2008. For each Program, the period of time in which Deep Star and/or its assignees or sub-licensees may exercise the rights shall be five (5) years (the “License Period”) and shall commence upon the date such Program is first exhibited on a Deep Star System.  The parties shall negotiate exclusively with each other in good faith with respect to any extension(s) of the Term of this Agreement and/or the License Period for each Program.

We may terminate the License Period of this Agreement solely as it applies to any particular Program if any amount due to us is not paid after it has given Deep Star twenty (20) business day’s written notice to cure such breach.  Either party may terminate the License Period of this Agreement solely as it applies to any particular Program if the other party is in breach of any material obligation under this Agreement with respect to any particular Program and the breach and has not been cured within twenty (20) business days after receipt of written notice to cure such breach.

Deep Star may terminate the applicable License Period of this Agreement solely as it applies to any particular Program upon ten (10) business days written notice if (i) at any time it does not receive all of the elements in the number and times set forth in the Agreement, (ii) Licensor fails to provide and maintain Documentation, (iii) a representation or warranty made by Licensor as set forth in the Agreement ceases to be true and correct in any material respect during the Term or the applicable License Period, or (iv) there is a breach by the Licensor of any material terms or provisions of the Agreement.

Assignement Agreement – October 26, 2005
Pillsbury Holdings, Inc., Tri-Age Holdings, Inc., Pure Play Media Holdings, Inc., Pure Play Media, Inc, and Doral EZ Investments Inc.

On October 26, 2005, we were a party to an Assignment Agreement between Pillsbury Holdings, Inc., Tri-Age Holdings Inc. and Doral EZ Investments Inc.

Under the terms of this agreement Tri-Age Holdings Inc. (“the Assignee”) is assuming CDN$360,503 of the indebtedness from Pillsbury Holdings, Inc. (“the Assignor”), which the Assignor assumed under the Assumption of Indebtedness and Loan Agreement #2, dated December 31, 2004, in exchange for having 200,000 Units that have been issued by Pure Play Media Holdings, Inc. (“Pure Play”) to the Assignor transferred to the Assignee.  Each Unit consists of one share of our common stock and one share purchase warrant.  Each share purchase warrant entitles the holder thereof to acquire one additional share of our common stock at an exercise price of US$2.50 per share commencing on December 31, 2006 the date which is 24 months from the date of issuance of the Units, and expiring on December 31, 2008 the date that is 48 months from the date of issuance of the Units. In addition, the Assignee agrees to pledge and place in escrow the 200,000 Units and to grant and pledge all of the Assignee’s rights and interest in such Units to secure with the Units the CDN$360,503 of indebtedness assumed by the Assignee and recovery of any part thereof on default of payment.  In addition, the Assignee agrees to enter into a pooling agreement with respect to the 200,000 Units and to have such 200,000 Units subject to the same pooling terms as the Units registered in the name of the Assignor;

Doral EZ Investments Inc. has been notified of this arrangement between the Assignor and Assignee, and has agreed and executed any and all agreements necessary to complete the transactions required by this Assignment Agreement and has provided its consent to such transaction by having executed this Assignment Agreement.

Us, Pure Play Media, Inc. and Doral EZ Investments Inc. acknowledge that as a result of this Assignment Agreement, the total amount of indebtedness with respect to the principal sum owing by the Assignor to the Lender under the Assumption of Indebtedness and Loan Agreement #2, dated December 31, 2004, will be reduced by CDN$360,503 and the amount of Units pledged and placed in escrow by the Assignor to secure the obligations of the Assignor to the Lender will be reduced by 200,000 Units; and furthermore, we acknowledge that the number of our shares of common stock registered in the name of the Assignor and subject to the pooling agreement entered into between the Assignor, Pure Play and the Pooling Trustee, dated December 31, 2004 will be reduced by 200,000 Units.

Pooling Agreement – October 26, 2005
Tri-Age Holdings, Inc. and Pure Play Media, Holdings, Inc.

On October 26, 2005, we entered into a Pooling Agreement with Tri-Age Holdings, Inc., a beneficial owner of 4.38% of our common stock as at June 30, 2006, in conjunction with the Assignment Agreement, dated the same date discussed immediately above with respect to the 200,000 shares transferred from Pillsbury Holdings, Inc. to Tri-Age Holdings, Inc.  The terms of the pooling agreement are identical to those entered into between us and Pillsbury Holdings, Inc., dated December 31, 2004, which is discussed above.

Asset Purchase Agreement – dated December 23, 2005
Michael Fitzgerald, Pure Play Media Holdings, Inc. and Pure Play Media, Inc.

On December 23, 2005, we entered into an Asset Purchase Agreement with Michael Fitzgerald and Pure Play Media, Inc., whereby we sold our Ninn Worx operations back to Michael Fitzgerald, one of our co-founders.  The Ninn Worx operations consisted of the name Ninn Worx, 72 Ninn Worx productions, any license agreements pertaining to the Ninn Worx productions, all equipment located at the Pismo, California office, all wardrobe and production props used by Michael Fitzgerald, all personal artwork owned by Michael Fitzgerald and all DVD and VHS inventory (the “Inventory”) and any sales, marketing or promotional material that may refer to Ninn Worx or any Ninn Worx productions.  As consideration for the purchase price payable by Michael Fitzgerald to Pure Play Media, Inc. for the assets, excluding the Inventory, Michael Fitzgerald agreed to surrender for cancellation and return to our treasury the 3,250,000 shares of our common stock registered to Michael Fitzgerald and to extinguish by cancellation the promissory note in the amount of $300,000 owing from Pure Play Media, Inc. to Michael Fitzgerald.  As consideration for the purchase price payable by Michael Fitzgerald for the Inventory, Michael Fitzgerald agrees to pay on a cash on delivery basis, the cost of each DVD and VHS as recorded in the financial statements of Pure Play Media, Inc., which is comprised of the per unit replication cost plus the per unit printing cost of packaging, which exact dollar amount is to be determined by Pure Play Media, Inc.

In addition, to the sale of the Ninn Worx operations to Michael Fitzgerald, Michael Fitzgerald agrees to remain legally bound by and adhere to all the terms and conditions and requirements of the License Agreements entered into by Pure Play Media, Inc. that pertains to any Ninn Worx productions, as a licensor in conjunction with Pure Play Media, Inc.

Furthermore, Michael Fitzgerald agreed to resign as the Chief Production Officer of Pure Play Media, Inc. on or before December 31, 2005.

Moreover, we agreed to assign/transfer the Pismo Holdings lease agreement with respect to the Pismo, California production studio to Michael Fitzgerald, whereby Michael Fitzgerald agreed to undertake and assume any and all costs, liabilities, whether accrued, absolute, contingent or otherwise, association with the Pismo office.

This transaction caused us to take a pre-tax non-cash loss of approximately $567,000 related to the write-down of Ninn Worx net assets and inventory to their estimated fair value.

In fiscal 2004, Ninn Worx productions had revenues of $2.2 million, $1.66 million for the year ended July 31, 2005, and $956,000 for the nine month period ending April 30, 2006..

After three years together, our subsidiary Pure Play Media, Inc. came to the conclusion that the sale of Ninn Worx would allow us to more efficiently deploy our cash resources, and management's time. Although we lose annual revenue of approximately $1.66 million with the sale, we believe this revenue has already been replaced with the acquisition of the Licensing Agreement with Jaba Enterpises, Inc. d/b/a Swank Digital, a line we would not have been able to obtain if we were still committed to Ninn Worx.  In addition, this transaction has the added benefit of reducing our long term debt by $300,000, and reducing our issued and outstanding common stock from 16,211,658 shares to 12,961,658 shares. The stock was valued at

$1,334,600 or $0.41 per share, based on the computed net present value of projected future cash flows from all of the assets sold.  See “Notes To Financial Statements” “Note 2 – Exchange of Assets”

MARKET FOR COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

No Public Market for our Common Stock

There is presently no public market for our common stock.  We anticipate seeking sponsorship for the trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

Rule 144 of the Securities Act and Pooling Agreements

Our restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act.  Sales of these restricted securities in the public market, or even their availability for sale, could adversely affect the market price of our common stock and warrants.  The 12,961,658 shares of our common stock held by existing shareholders as of the date of this prospectus are “restricted securities” within the meaning of Rule 144 and will be subject to the volume, holding period and manner of sale limitations of Rule 144.

On August 26, 2004 we entered into a Voluntary Pooling Agreement with certain shareholders of our common stock.

Under the terms of this Agreement, the Pooled Shareholders agree the Pooled Shares shall not be traded, shall remain subject to the Pool during any legally required hold period, and become available for trading and may be released and sold only in the following manner and at the following times:

            An initial five percent (5%) of the Pooled Shares shall be released to the respective Pooled Shareholders on the date which is one calendar year from the Effective date of this Agreement (the “First Release Date”) in accordance with each Pooled Shareholder’s respective shareholdings; and
            The lesser of:
    A further five percent (5%) of the Pooled Shares; or
    A further one percent  (1%) of the average trading volume of PPMH’s shares over the four weeks prior to the end of each quarter period of PPMH’s fiscal year shall be released to the respective Pooled Shareholders in each quarter period of PPMH’s fiscal year, in accordance with each Pooled Shareholder’s respective shareholdings.

Registered Name of Pooled Shareholder	Number of Pooled Shares originally held in Pool
876498 Alberta Ltd.	3,185,000 Pooled Shares
Doral EZ Investments	3,185,000 Pooled Shares
Sieg Badke	1,300,000 Pooled Shares
Michael Fitzgerald	3,250,000 Pooled Shares
Software Entertainment Ltd.	2,080,000 Pooled Shares
TOTAL	13,000,000 Pooled Shares

However, as of December 31, 2005, Michael Fitzgerald has surrendered his 3,250,000 shares of our common stock to us for cancellation and return to treasury in accordance with the Asset Purchase Agreement between us, Michael Fitzgerald and Pure Play Media, Inc, which is described above.  Therefore, there are only 9,750,000 pooled shares under this Pooling Agreement.

On December 31, 2004 we entered into a Voluntary Pooling Agreement with Pillsbury Holdings, Inc. a beneficial owner of 1,449,690 shares of our common stock.

Under the terms of this Agreement, Pillsbury agreed to pool 1,449,690 common shares, the “Pooled Shares” shall not be traded, shall remain subject to the Pool during any legally required hold period, and become available for trading and may be released and sold only in the following manner and at the following times:

  An initial ten percent (10%) of the Pooled Shares shall be released to Pillsbury on the date which is one calendar year from the Effective date of this Agreement (the “First Release Date”) in accordance with Pillsbury’s shareholdings; and
  The lesser of:
  A further ten percent (10%) of the Pooled Shares; or
  A further one percent  (1%) of the average trading volume of PPMH’s shares over the four weeks prior to the end of each quarter period of PPMH’s fiscal year shall be released to Pillsbury in each quarter period of PPMH’s fiscal year, in accordance with each Pillsbury’s shareholdings.

The number of Pooled Shares registered in the name of Pillsbury that are subject to the Voluntary Pooling Agreement was reduced on October 26, 2005 as a result of the Assignment Agreement between Pillsbury Holdings, Inc., Tri-Age Holdings, Inc., Pure Play Media Holdings, Inc., Pure Play Media, Inc., and Doral EZ Investments Inc., dated October 26, 2005.

Moreover, on October 26, 2005 we entered into a Voluntary Pooling Agreement with Tri-Age Holdings, Inc. as a result of the Assignment Agreement between Pillsbury Holdings, Inc., Tri-Age Holdings, Inc., Pure Play Media Holdings, Inc., Pure Play Media, Inc, and Doral EZ Investments Inc., dated October 26, 2005, whereby 200,000 Units that were issued by us to Pillsbury were transferred to Tri-Age.  Tri-Age agreed to have the share of our common stock from such Units to be pooled under the same terms and conditions as those issued to Pillsbury as described immediately above.

EXECUTIVE COMPENSATION

Compensation of Directors

We have not yet established the compensation of our board of directors. We anticipate issuing these directors options to purchase shares of our common stock after we adopt a stock option plan. Our board of directors may designate from among its members an executive committee and one or more other committees. No such committees have been appointed to date.

Executive Compensation

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers for all services rendered in all capacities to us for the fiscal years ended July 31, 2005, 2004 and 2003.  The table includes compensation paid or awarded by our operating subsidiary only:

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- Sation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARS (#)	LTIP payouts ($)	All Other Compen- sation ($)
Richard Arnold, CFO, Secretary, Treasurer and Director (1)	2005 2004 2003	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Sieg Badke, President, CEO and Director (2)	2005 2004 2003	$125,000 $103,056 $27,452	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	$5,483 $5,183 $1,863
Michael Fitzgerald, Director of Productions for our subsidiary, Pure Play Media, Inc. (3)	2005 2004 2003	$210,000 $202,500 $165,000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	$,3,402 $3,150 $1,075
Craig Jelin (4) Vice President of Sales & Marketing for our subsidiary, Pure Play Media, Inc.	2005	Nil	Nil	Nil	Nil	Nil	Nil	Nil

William Furrelle (5) Senior Vice President of Affiliate Sales of our 50% owned subsidiary, Deep Star Broadcasting Systems, Inc.	2005	$55,961	Nil	Nil	Nil	Nil	Nil	Nil
Eva Hughes (6) Controller for our subsidiary, Pure Play Media, Inc.	2005	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)	Mr. Arnold has served as our Chief Financial Officer, Secretary, Treasurer, since August 18, 2003 and Director since it’s formation in September 2002, and Chief Executive Officer of our wholly-owned operating subsidiary, Pure Play Media, Inc. since November 17, 2004. On a letter dated August 26, 2005, Mr. Arnold has formally agreed to permanently waive any compensation from Pure Play Media, Inc., from inception until the present time and will continue to permanently waive any and all compensation into the future until such time as he deems.
(2)	This amount paid in 2003 was payment as a consulting fee to Mr. Badke.
(3)	Michael Fitzgerald has resigned from his position as Director of Productions for our wholly owned subsidiary Pure Play Media, Inc. as at December 23, 2005.
(4)	Mr. Jelin was appointed to Vice President of Sales and Marketing of our wholly owned subsidiary Pure Play Media, Inc. on September 20, 2005.
(5)	Mr. William Furrelle was appointed to Senior Vice President of Affiliate Sales of our 50% owned subsidiary, Deep Star Broadcasting Systems, Inc. on April 15, 2005. Mr. Furrelle was paid as a consultant from February 14, 2005 to April 30, 2005 for a total of $ 18,461, and then as an employee from May 1, 2005 to July 31, 2005 was paid $ 37,500 for a total of $55,961.
(6)	Ms. Hughes was appointed to Controller, of our wholly owned subsidiary Pure Play Media, Inc. on November 14, 2005.

Stock Options

We have not issued any options to our executive officers since our inception on September 3, 2002.

INDEX TO FINANCIAL STATEMENTS

The unaudited financial statements for the nine month period ended April 30, 2006 and our audited financial statements for the fiscal year ended July 31, 2005 and 2004, as described below, are attached hereto:

Audited financial statements for the fiscal years ended July 31, 2005 and 2004, including:

1.        Auditors’ Report;

2.        Balance Sheet;

3.        Statement of Operations;

4.        Statement of Cash Flows; and

5.        Notes to Financial Statements.

____________

CONSOLIDATED BALANCE SHEETS

	April 30	July 31

	(Unaudited)
PUREPLAY MEDIA	2006	2005
ASSETS
Current Assets
Cash	$ 243,705	$ 50,574
Accounts receivable trade, net of allowance for doubtful
accounts of $ 63,500 at April 30, 2006 and
$51,000 at July 31, 2005	2,115,589	1,422,631
Accounts receivable from related party	117,723	117,232
Inventories	1,637,169	1,984,775
Prepaid expenses	137,051	49,333

Total current assets	4,251,237	3,624,545

Property, Plant and Equipment, net
of depreciation and amortization
Media production costs	919,431	2,504,498
Leasehold improvements	15,985	22,075
Furniture and equipment	68,456	86,133

Total property, plant and equipment	1,003,872	2,612,706

Other Assets
Deposits	16,212	14,040
Intangible assets	-	291,915
Deferred taxes	17,794	53,388

Total noncurrent assets	34,006	359,343

Total assets	$ 5,289,115	$ 6,596,594

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Bank overdraft	$ -	$ 167,528
Accounts payable	2,108,933	1,747,062
Interest payable	82,934	4,844
Taxes payable	34,297	85,171
Current portion of long-term debt	114,373	195,340

Total current liabilities	2,340,537	2,199,945

Long-term debt
Loans from related parties	263,496	332,385
Notes payable	1,122,929	1,073,360

Total long-term debt	1,386,425	1,405,745

Minority interest	(176,544)	(60,525)

Commitments and contingencies (Note 5)	-	-

Stockholders' Equity
Preferred stock, $.001 par value; 25,000,000 shares
authorized zero issued	-	-
Class A common stock, $.001 par value; 75,000,000
shares authorized; 12,961,658 outstanding at
April 30, 2006, 16,211,658 at July 31, 2005	12,962	16,212
Warrants, 1,449,690 issued and outstanding
at April 30, 2006 and July, 31 2005	167,658	167,658
Additional paid in capital	1,266,709	2,598,045
Retained earnings	291,368	269,514

Total stockholders' equity	1,738,697	3,051,429

Total liabilities and stockholders' equity	$ 5,289,115	$ 6,596,594

The accompanying notes to financial statements are an integral part of this statement.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Nine Months Ended		For the Three Months Ended
	April 30		April 30

PUREPLAY MEDIA	2006	2005	2006	2005

Revenues
Sales	$ 7,258,776	$ 6,008,247	$ 2,187,618	$ 2,788,627
Distribution rights	760,313	380,061	557,237	26,819

Total revenues	8,019,089	6,388,308	2,744,855	2,815,446

Cost of goods sold
Cost of sales	2,263,217	1,570,500	867,182	911,675
Amortization of media production costs	409,204	572,223	57,029	287,657
Licensing fees	2,257,660	1,642,373	954,627	666,101

Total cost of goods sold	4,930,081	3,785,096	1,878,838	1,865,433

Gross profit	3,089,008	2,603,212	866,017	950,013

Advertising and promotion	404,143	483,965	93,022	219,392
Professional fees	127,270	23,703	84,495	5,864
Depreciation	23,254	37,716	6,431	17,801
Rent	107,932	138,210	28,400	39,366
Salaries	1,297,320	784,773	440,935	378,650
General and administrative expenses	568,995	598,464	221,201	312,215
Loss on currency exchange	-	157,880	-	52,591

Total operating costs	2,528,914	2,224,711	874,484	1,025,879

Income (loss) from operations	560,094	378,502	(8,467)	(75,866)

Other income and (expense):
Loss on sale of assets	(567,152)	-	-	-
Interest Expense	(73,892)	(102,656)	(10,964)	(31,370)

Total other income (expense)	(641,044)	(102,656)	(10,964)	(31,370)

Net income (loss) before income taxes and
minority interest in subsidiary operations	(80,950)	275,845	(19,431)	(107,236)

Provision for income taxes	13,215	103,948	(23,945)	(60,248)

Net income (loss) before minority
interest in subsidiary operations	(94,165)	171,897	4,514	(46,988)

Minority interest in subsidiary operations	116,019	-	(44,112)	-

Net income (loss)	$ 21,854	$ 171,897	$ (39,598)	$ (46,988)

Net income (loss) per common share, basic and diluted
Basic	$ 0.00	$ 0.01	$ (0.04)	$ (0.02)

Fully diluted	$ 0.00	$ 0.01	$ (0.03)	$ (0.02)

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

			April 30	July 31

			2006	2005

Balance, beginning of period			$ 269,514	$ 121,901

Net income			21,854	147,613

Balance, end of period			$ 291,368	$ 269,514

The accompanying notes to financial statements are an integral part of this statement.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

PUREPLAY MEDIA
	For the Nine Months Ended
	April 30

	2006	2005

Cash flows from operating activities
Net income	$ 21,854	$ 171,897

Adjustments to reconcile net income to net cash
provided by operating activities:
Amortization and depreciation	430,172	284,566
Minority interest in subsidiary operations	(116,019)	-
Loss on currency exchange	-	157,880
Loss on exchange of assets	567,152	-
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(572,602)	(815,301)
(Increase) decrease in inventories	347,608	(59,296)
(Increase) decrease in other current assets	(72,596)	12,315
Increase (decrease) in accounts payable	235,875	703,275
Increase (decrease) in bank overdraft	(167,528)	-
Increase (decrease) in other current liabilities	27,213	(5,490)

Net cash provided (used) by operating
activities	701,129	449,846

Cash flows from investing activities
Purchase of property, plant and equipment	(664,289)	(1,423,803)

Net cash (used) in investing activities	(664,289)	(1,423,803)

Cash flows from financing activities
Proceeds from debt obligations	161,273	686,871
Payments on debt obligations	(4,982)	(121,070)
Proceeds from sale of common stock	-	492,605

Net cash provided by financing activities	156,291	1,058,406

Net increase (decrease) in cash and cash equivalents	193,131	84,449

Cash and cash equivalents at beginning of period	50,574	255,455

Cash and cash equivalents at end of period	$ 243,705	$ 339,904

Supplemental disclosures of cash flow information
Cash paid for interest	$ 73,892	$ 71,286
Cash paid for taxes	$ -	$ -
Noncash investing and financing activities:
Sale of assets for stock	$ 1,334,586	$ -

The accompanying notes to financial statements are an integral part of this statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDING
APRIL 30, 2006 (UNAUDITED)

NOTE 1 - FINANCIAL STATEMENTS

The financial statements included herein have been prepared by Pure Play Media Holdings, Inc (the Company) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as allowed by such rules and regulations, and the Company believes that the disclosures are adequate to make the information presented not misleading.  It is suggested that these financial statements be read in conjunction with the July 31, 2004, and July 31, 2005 audited financial statements and the accompanying notes thereto.  While management believes the procedures followed in preparing these financial statements are reasonable, the accuracy of the amounts are in some respects dependent upon the facts that will exist and procedures that will be accomplished by the Company later in the year.  The results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

The management of the Company believes that the accompanying unaudited financial statements contain all adjustments (including normal recurring adjustments) necessary to present fairly the operations and cash flows for the periods presented.

NOTE 2 – EXCHANGE OF ASSETS

At the end of December 2005 the Company sold:

(a)          The name “Ninn Worx” along with any and all legal rights to this, and any association with this, commercial name. These intangible assets had a book value of approximately $291,900.

(b)          Seventy two (72) Ninn Worx Productions (the “Productions”), including all camera masters, stills and any associated materials, including any and all associated copyrights of any kind throughout the world . The productions had a value, net of accumulated amortization, of approximately $1,818,100.

(c)          Certain other assets related to film productions with a book value of approximately $86,400.

As consideration for the purchase price payable by Ninn to PPM and PPMH for the assets, Ninn agreed to:

(a)          Surrender for cancellation and return to PPMH’s treasury 3,250,000 shares of the Company’s common stock. The stock was valued at $1,334,600 or $0.41 per share, based on the computed net present value of projected future cash flows from all of the assets sold.

(b)          Extinguish by cancellation the Promissory Note with a balance of approximately $250,900.

(c)          Make a cash payment for inventory of approximately $43,700.

The Company realized a loss of approximately $567,200 in the transaction.

NOTE 3 – STOCKHOLDERS EQUITY

Changes in stockholder’s equity during the nine months ended April 30, 2006 consisted of the following:

	Common	Common	Additional	Warrants	Warrant	Retained	Total
	Stock	Stock	Paid in	Issued	Valuation	Earnings
	(Shares)	($)	Capital		($)	($)	($)
Balance, July 31, 2005	16,211,658	$ 16,212	$ 2,598,045	1,449,690	167,658	$ 269,514	$ 3,051,429

Exchange of assets	(3,250,000)	(3,250)	(1,331,336)	—	—		(1,334,586)
Net Income / (Loss)	—	—		—	—	(14,204)	(14,204)

Balance, April 30, 2006	12,961,658	$ 12,962	$ 1,266,709	1,449,690	167,658	$ 255,309	$ 1,702,639

NOTE 4 – RELATED PARTY TRANSACTIONS

The consolidated financial statements include the accounts of the Company’s 50% owned subsidiary, Deep Star Broadcasting Systems, Inc. The remaining 50% interest in Deep Star was owned by an unrelated entity. In December of 2005 an entity which is 50% owned by one of the Company’s officers, and 50% owned by one of the Company’s major shareholders, purchased the 50% interest formerly owned by the unrelated party in a private transaction. At January 31, 2006 loans from Software Entertainment Ltd. which is 50% owned by one of the Company’s officers, and 50% owned by one of the Company’s major shareholders, to Deep Star Broadcasting Systems, Inc. totaled $228,700.

NOTE 5 – CONTRACTS AND COMMITMENTS

In December 2005 we entered into a License Agreement with Jaba Enterpises, Inc. d/b/a Swank Digital Under the terms of our agreements with Jaba Enterpises, Inc. d/b/a Swank Digital, we received the exclusive right to license to manufacture, sell and distribute the Licensed Pictures in the territory of the entire World excluding the United Kingdom, South Africa and Australia. We may sell or distribute the Licensed Pictures through Broadcast Transmission channels branded with Licensor’s trademarks worldwide for all of the pictures produced under the term of this agreement, with an obligation to take a minimum of six (6) and a maximum of eight (8) newly released pictures monthly.

We have the right to retain a certain portion of all net revenues less certain costs, derived from DVD and Video Cassette sales, Foreign rights sales through broadcast or VHS and DVD distribution, Broadcast transmission, and Hotel/Motel transmission worldwide.  We shall transfer the balance to Jaba Enterpises, Inc. d/b/a Swank Digital on a monthly basis.

NOTE 6- RECLASSIFICATIONS

Certain reclassifications have been made to previously reported statements to conform to the Company’s current financial statement format.

Report of Independent Registered Public Accounting Firm

Board of Directors
Pure Play Media Holdings, Inc.

               We have audited the accompanying consolidated balance sheets of Pure Play Media Holdings, Inc. as of July 31, 2005 and July 31, 2004, and the related consolidated statements of operations, retained earnings, and cash flows for the years ended July 31, 2005 and July 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

               We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pure Play Media Holdings, Inc. as of July 31, 2005 and July 31, 2004 and the consolidated results of its operations, retained earnings, and its cash flows for the years ended July 31, 2005 and July 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

               The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3, the Company has limited working capital, which raises substantial doubts about its ability to continue as a going concern. Management’s plan in regard to this matter is also discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Miller and McCollom

MILLER AND MCCOLLOM
Certified Public Accountants
4350 Wadsworth Boulevard, Suite 300
Wheat Ridge, Colorado 80033

July 24, 2006

CONSOLIDATED BALANCE SHEETS

	July 31

PUREPLAY MEDIA	2005	2004
ASSETS
Current Assets
Cash	$ 50,574	$ 255,455
Accounts receivable trade, net of allowance for doubtful
accounts of $ 51,000 at July 31, 2005 and
$33,500 at July 31, 2004	1,422,631	1,087,005
Accounts receivable from related party	117,232	2,613
Inventories	1,984,775	475,133
Prepaid expenses	49,333	21,600

Total current assets	3,624,545	1,841,806

Property, Plant and Equipment, net
of depreciation and amortization
Media production costs	2,504,498	1,339,493
Leasehold improvements	22,075	31,210
Furniture and equipment	86,133	79,828

Total property, plant and equipment	2,612,706	1,450,531

Other Assets
Deposits	14,040	8,255
Intangible assets	291,915	291,915
Deferred taxes	53,388	151,014

Total noncurrent assets	359,343	451,184

Total assets	$ 6,596,594	$ 3,743,521

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Bank overdraft	$ 167,528	$ -
Accounts payable	1,747,062	1,030,417
Interest payable	4,844	75,669
Taxes payable	85,171	226,052
Current portion of long-term debt	195,340	294,336

Total current liabilities	2,199,945	1,626,474

Long-term debt
Loans from related parties	332,385	1,830,371
Notes payable	1,073,360	-

Total long-term debt	1,405,745	1,830,371

Minority interest	(60,525)	-

Commitments and contingencies (notes 6 and 8)	-	-

Stockholders' Equity
Preferred stock, $.001 par value; 25,000,000 shares
authorized zero issued	-	-
Class A common stock, $.001 par value; 75,000,000
shares authorized; 16,211,658 outstanding at
July 31, 2005 and 14,053,800 at July 31, 2004	16,212	14,054
Warrants, 1,449,690 issued and outstanding
at July, 31 2005	167,658	-
Additional paid in capital	2,598,045	150,721
Retained earnings	269,514	121,901

Total stockholders' equity	3,051,429	286,676

Total liabilities and stockholders' equity	$ 6,596,594	$ 3,743,521

The accompanying notes to financial statements are an integral part of this statement.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	July 31

PUREPLAY MEDIA	2005	2004

Revenues
Sales	$ 8,144,541	$ 4,358,336
Distribution rights	388,339	948,648

Total revenues	8,532,880	5,306,984

Cost of goods sold
Cost of sales	2,479,846	1,271,359
Amortization of media production costs	762,964	803,551
Licensing fees	2,158,792	1,048,665

Total cost of goods sold	5,401,602	3,123,575

Gross profit	3,131,278	2,183,409

Advertising and promotion	571,589	285,511
Professional fees	27,006	55,897
Depreciation	50,288	39,829
Rent	188,551	130,872
Salaries	1,023,593	638,792
General and administrative expenses	782,560	334,538
Loss on currency exchange	211,064	111,037

Total operating costs	2,854,651	1,596,476

Income (loss) from operations	276,627	586,933

Other income and (expense):
Interest Expense	(136,874)	(177,683)

Total other income (expense)	(136,874)	(177,683)

Net income (loss) before income taxes and
minority interest in subsidiary operations	139,753	409,250

Provision for income taxes	52,665	161,108

Net income (loss) before minority
interest in subsidiary operations	87,088	248,142

Minority interest in subsidiary operations	60,525	-

Net income (loss)	$ 147,613	$ 248,142

Net income (loss) per common share, basic and diluted
Basic	$ 0.01	$ 0.02

Fully diluted	$ 0.01	$ 0.02

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

	For the Years Ended
	July 31

	2005	2004

Balance, beginning of period	$ 121,901	$ (126,241)

Net income	147,613	248,142

Balance, end of period	$ 269,514	$ 121,901

The accompanying notes to financial statements are an integral part of this statement.

CONSOLIDATED STATEMENTS OF CASH FLOWS

PUREPLAY MEDIA
		For the Years Ended

		July 31

		2005	2004

Cash flows from operating activities
Net income		$ 147,613	$ 248,142

Adjustments to reconcile net income to net cash
provided by operating activities:
Amortization and depreciation		813,252	843,381
Minority interest in subsidiary operations		(60,525)	-
Loss on currency exchange		211,064	111,037
Services and interest paid for with stock		-	24,525
Changes in assets and liabilities:
(Increase) decrease in accounts receivable		(561,186)	(364,008)
(Increase) decrease in inventories		218,358	(319,929)
(Increase) decrease in other current assets		64,108	(81,901)
Increase (decrease) in accounts payable		827,586	734,806
Increase (decrease) in bank overdraft		167,528	-
Increase (decrease) in other current liabilities		(211,706)	226,490

Net cash provided (used) by operating
activities		1,616,092	1,422,543

Cash flows from investing activities
Purchase of property, plant and equipment		(1,975,427)	(1,254,637)

Net cash (used) in investing activities		(1,975,427)	(1,254,637)

Cash flows from financing activities
Proceeds from debt obligations		113,518	67,130
Payments on debt obligations		(401,669)	(160,808)
Proceeds from sale of common stock		442,605	127,250

Net cash provided by financing activities		154,454	33,572

Net increase (decrease) in cash and cash equivalents		(204,881)	201,478

Cash and cash equivalents at beginning of period		255,455	53,977

Cash and cash equivalents at end of period		$ 50,574	$ 255,455

Supplemental disclosures of cash flow information
Cash paid for interest		$ 136,874	$ 177,683
Cash paid for taxes		$ 85,305	$ -
Noncash investing and financing activities:
Assumption of debt paid for with stock	Pillsbury	$ 2,174,535	$ -
Note given for media productions	Private	$ 1,728,000	$ -

The accompanying notes to financial statements are an integral part of this statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2005 AND JULY 31 2004

NOTE 1 – NATURE OF BUSINESS

Pure Play Media Holdings, Inc. was incorporated on September 3, 2002, under the laws of the State of Nevada.  We have two subsidiaries; one wholly owned operating subsidiary, Pure Play Media Inc., an adult media production company, which was incorporated on August 13, 2002 under the laws of the State of California, and a 50% owned operating subsidiary, Deep Star Broadcasting Systems, Inc., which creates and licenses a domestic US cable VOD platform which was incorporated on January 25, 2005 under the laws of the State of California.

The Company is principally devoted to licensing, developing, producing, marketing and distributing high quality multi-genre adult films. These productions are distributed primarily on videocassettes, DVDs, through cable, satellite hotel television programming, Video on Demand (VOD), and over the Internet.

The majority of the Company’s sales are derived from the United States. International sales were approximately $130,100 and $1,499,700 for the years ended July 31, 2005 and 2004 respectively.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

The financial statements and notes are representations of the Company’s management who is responsible for their integrity and objectivity.  These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.  The financial statements are stated in United States of America dollars.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, it’s wholly owned subsidiary, Pure Play Media, Inc., and it’s 50% owned subsidiary, Deep Star Broadcasting Systems, Inc.,  The Company consolidates Deep Star because it owns 50% of the voting shares and controls over 50% of the management and the board of directors. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

All highly liquid investments purchased with an original maturity of three months or less at the time of acquisition are considered to be cash equivalents. The Company maintains cash deposits with major banks which exceed federally insured limits. At July 31, 2004, the Company exceeded the federally insured limits by approximately $55,500. The Company periodically assesses the financial condition of the institutions and believes that the risk of any loss is minimal.

Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. The estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Accounts receivable and accounts payable: The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair values due to their short term nature.

Long-and short-term debt: The fair value of the Company’s leasing contracts are estimated to be equivalent to their carrying values as the rates of interest in these contracts represent rates available to the Company for similar types of arrangements. The fair value of the Company’s long-term debt is not determinable because of its unique nature.

Accounts Receivable

The majority of the Company’s accounts receivable is due primarily from distributors of DVDs and videocassettes. Credit is extended based on an evaluation of a customer’s financial condition and collateral is not required. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance for doubtful accounts based on the Company’s previous loss history.

Inventories

Inventories are valued at the lower of cost or market, with cost principally determined on an average basis. Inventory of titles produced by the company principally consists of costs associated with the reproduction of DVDs, videocassettes and also DVD and Video cover sleeves held for sale or resale. Inventory of products purchased for resale represent the cost paid for the product including freight-in.

Leasehold Improvements, Furniture and Equipment

Leasehold improvements, furniture and equipment are carried at cost and are generally depreciated using the straight-line method over the estimated useful lives of the assets. The useful lives range from 3-7 years.

Media Production Costs

Media production costs consists of the cost of our video and photographic content used for distribution on various formats including DVD and video cassettes, cable & satellite television, internet and wireless. All our content is sold or licensed repeatedly, unlike inventory items which are sold only once. Furthermore the content is not only sold on one particular release, or issue, but is also re-edited and included for sale on compilations such as “Best of” titles and publications.

The media production costs and the associated amortization are recorded in accordance with the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants Statement of Position 00-2, “Accounting by Producers or Distributors of Films” (SOP 00-2).

The capitalized media production costs include direct costs, production overhead, interest, and development costs and are stated at the lower of cost less accumulated amortization or fair value. Marketing, distribution, and general and administrative costs are expensed as incurred.

In accordance with SOP 00-2, these costs are amortized based on the ratio of the current period’s gross revenues to estimated remaining total gross revenues from all sources on an individual production basis. Estimated remaining gross revenue from all sources for film productions includes revenue that will be earned within ten years of the date of the initial release for film productions. Development costs for projects that have been determined will not go into production or have not been set for production within three years, are written-off. Estimates of total gross revenues can change significantly due to a variety of factors, including the level of market acceptance of the film. Accordingly, revenue estimates are reviewed periodically and amortization is adjusted, if necessary. Such adjustments could have a material effect on results of operations in future periods.

Media production costs as of the year ending July 31 are:

	2005	2004

Media Production Costs	$ 4,561,430	$ 2,633,461
Accumulated Amortization	(2,056,932)	(1,293,968)
Net Media Production Costs	$ 2,504,498	$ 1,339,493

Amortization expense for the years ending July 31, 2005 and 2004 were $763,000 and $803,600, respectively.

Impairment of Long-Lived Assets

The Company evaluates the carrying value of its long-lived assets when events or circumstances indicate the carrying value may not be recoverable through the estimated undiscounted cash flows from the use of the asset. An impairment loss is then measured as the amount by which the carrying value of the asset exceeds its estimated fair value. This evaluation is done at a minimum on an annual basis.

Recognition of Revenue

The Company’s revenue recognition policies are in accordance with Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition in Financial Statements.” Revenues from the sale of magazines, videocassettes, DVD’s and other related products where distributors are not granted rights-of-return are recognized upon transfer of title, which generally occurs upon delivery.

Revenue from the sale of DVD and videocassette units is recognized at the later of (i) when product is made available for retail sale or (ii) when video sales to customers are reported to us by third parties, such as fulfillment service providers or distributors.

Revenue from licensed movie titles is recognized when the associated movie titles have been released and the criteria for revenue recognition have been met. In most instances, this generally results in the recognition of revenue in periods when royalties are reported by licensees or cash is received.

Revenues from licensing of broadcasting rights to our video and film library are recognized upon delivery when the following conditions have been met (i) license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale (ii) the arrangement fee is fixed or determinable and (iii) collection of the arrangement fee is reasonably assured. Revenues from satellite and cable broadcasting are recognized based on sales reported each month by its cable and satellite affiliates. The affiliates do not report actual monthly sales for each of their systems to us until approximately 60 - 90 days after the month of service ends. This practice requires management to make monthly revenue estimates based on historical experience for each affiliated system. Revenue is subsequently adjusted to reflect the actual amount earned upon receipt. Adjustments made to adjust revenue from estimated to actual have historically been immaterial.

The Company policy for returns is to accept defective merchandise and issue the customer a full credit. For overstock returns, the Company will allow an exchange for other products, or allow full credit of the product if it is returned within one year. The credit is allowed at the lowest sales price for the product during the preceding one year period. The Company estimates sales returns and allowances based on historical experience which are reported as an offset to sales in the current period to arrive at net sales revenue.

Licensing Fees

The Company has entered into several licensing agreements where the Company is granted the rights to duplicate, sell, distribute and/or broadcast films produced in various formats by other organizations. In return the Company pays a licensing fee normally computed as a percentage of the revenue. These licensing fees totaled approximately $2,158,800 for the year ended July 31, 2005 and $1,048,700 for the year ended July 31, 2004.

Advertising Costs

Advertising costs are charged to income as incurred. The total advertising costs were $571,600, and $285,500 for the years ended July 31, 2005, and 2004 respectively.

Shipping and Handling Costs

Shipping and handling costs related to the Company’s products are recognized in cost of sales.

Foreign Currency Transactions

The Company recognized a loss of $211,064 for the year ended July 31, 2005, a loss of $111,037 for the year ended July 31, 2004 and a loss of $164,674 for the year ended July 31, 2003 for an aggregate currency transactions loss of $486,775. This loss resulted from a loan from a related party which was valued (and required to be repaid) in Canadian currency. This liability ranged in value from $1,838,293 to $2,613,089 US dollars during the three year period. The Company was relieved of the debt in December of 2004 when it was assumed by another related party as described in Note 6. The Company’s functional currency is U.S. dollars, currency transactions are accounted for in accordance with SFAS No. 52.

Income Taxes

The Company accounts for certain income and expense items differently for financial reporting purposes than for tax purposes. Provision for deferred taxes are made in recognition of such temporary differences, following the requirements of Financial Accounting Standards Board Statement No. 109 “Accounting for Income Taxes.” The Company assesses the recoverability of deferred tax assets and records a valuation allowance when it believes it is not likely that they will be recovered.

Basic and Diluted Earnings Per Share

The Company adopted FASB Statement No. 128, Earnings Per Share (“SFAS 128”), which is effective for periods ending after December 15, 1997. Entities that have only common stock outstanding are required to present basic earnings per share amounts. All other entities are required to present basic and diluted per share amounts. Diluted per share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce a loss or increase the income per common share from continuing operations.

Following is a reconciliation of the weighted average number of shares actually outstanding with the number of shares used in the computations of loss per common share:

	For The Years Ended
	July 31

	2005	2004

Shares outstanding	16,211,658	14,053,800

Weighted average shares outstanding	15,012,854	13,047,157
Warrants	1,449,690	-
	16,462,544 =========	13,047,157 =========

Net income (loss)	$ 147,613 =========	$ 248,142 =========

Basic	$ 0.01 =========	$ 0.02 =========
Diluted	$ 0.01 =========	$ 0.02 =========

Other

The Company’s fiscal year end is July 31.

The Company paid no cash dividends during the periods presented.

The Company’s activities comprise only one segment.

All of the Company’s assets are located in the United States.

The Company has no elements of comprehensive income other than net income.

NOTE 3 – BASIS OF PRESENTATION – GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern.  However, the Company has limited working capital, and therefore may be forced to discontinue operations. This fact raises substantial doubt about the Company’s ability to continue as a going concern.  Management plans to raise additional capital if required to complete its business plan.

NOTE 4 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	2005	2004

Media Productions	$ 4,561,430	$ 2,633,461
Accumulated Amortization	(2,056,932)	(1,293,968)
	2,504,498	1,339,493

Furniture & Equipment	177,381	129,922
Accumulated Depreciation	(91,248)	(50,094)
	86,133	79,828

Leasehold Improvements	45,673	45,673
Accumulated Depreciation	(23,597)	(14,463)
	22,076	31,210

Total Property, Plant & Equipment	$ 2,612,707 ==========	$ 1,450,531 ==========

Depreciation expense charged to general and administrative expense for the years ended July 31, 2005 and July 2004 was $50,300 and 39,800, respectively.

NOTE 5 - INTANGIBLE ASSETS

Intangible Assets represents the cost of the right, title, and interest in the trade names, logos of Ninn Worx purchased in September of 2002. The company has determined that the intangible asset has an indefinite useful life. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives not be amortized but instead be tested for impairment annually.

Date of Purchase (November 2002)	$ 291,915
Additions	-
Deletions	-
Balance at July 31, 2004	291,915
Additions	-
Deletions	-
Balance at July 31, 2005	$ 291,915 ========

NOTE 6 — NOTES PAYABLE

Notes payable at July 31 consisted of the following:

	2005	2004

Secured note payable bearing interest at 3.5% per annum. The remaining outstanding principal balance together with any accrued and unpaid interest payable in cash on October 1, 2007. The note was issued for the purchase of inventory against which the note is secured. Monthly payment: $43,272.72 less advertisement allowance	$ 1,253,013	$ -
Secured note payable to shareholder bearing interest at 6.75% per annum. The principal payable in cash in four semi-annual installments of $75,000, commencing on June 30, 2007 through December 31, 2008	250,885	234,554
Secured capital lease with interest imputed at 9.75% per annum. The principal and interest payable in cash in 53 monthly installments of $266.18 commencing on April 9, 2005 through August 9, 2009	10,724	-
Secured capital lease with interest imputed at 18.18% per annum. The principal and interest payable in cash in 32 monthly installments of $266.88 commencing on October 15, 2005 through May 18, 2007	4,963	-
Loan from affiliate, interest only loan accruing at prime plus zero. The funds were loaned by shareholders of the Company to Deep Star, a 50% owned subsidiary.	81,500	-
Secured notes payable to related party (Doral EZ) bearing interest ranging from 7% to 10% per annum payable in monthly installments.	2,613,089	1,890,153

Less: Assumption of indebtedness	(2,613,089)

Total notes and loans payable	2,008,010	2,124,707

Less: current portion	195,340	294,336

Long-term debt Gary is this number correct?	$ 1,405,745	$ 1,830,371

The notes payable to Doral EZ with a balance of $2,613,089 at July, 31 2005 and $1,890,153 at July 31, 2004 in the above table refer to the following two items.

The Company had two notes payable from an entity controlled by one of the Company’s principal shareholders (Doral EZ) of $998,195 (CDN$1,575,000) at an interest rate of 7% per annum, and $673,680 (CDN$1,000,000) at an interest rate of 10% per annum. The balance of these loans totaled $1,890,154 and $1,838,293 at July 31, 2004 and July 31, 2003 respectively, which included accrued interest. The loans were guaranteed by the Company’s principal shareholders.

On December 31, 2004 the Company entered into two Assumption of Indebtedness and Loan Agreements, with an investment company, Pillsbury Holdings, Inc. (“Pillsbury”), now a beneficial owner of 8.95% of our common stock.

Under the terms of the first Assumption of Indebtedness and Loan Agreement, Pillsbury assumed the indebtedness of the loan agreement dated September 19, 2002, owing from our subsidiary, Pure Play Media, Inc., to Doral EZ Investments Inc. in the amount of $1,394,375 (CDN$1,675,584) having an interest rate of 7% per annum.  In exchange for Pillsbury assuming such indebtedness, we issued to Pillsbury 929,583 units at a deemed price of US$1.50 per Unit with each Unit consisting of one share of our common stock and one share purchase warrant (each a “Warrant”), with each such Warrant entitling Pillsbury to acquire one additional share of our common stock at an exercise price of US$2.50 per share commencing on December 31, 2006, the date which is 24 months from the date of issuance of the Units by Pure Play to Pillsbury and expiring on December 31, 2008, the date that is 48 months from the date of issuance of the Units. These shares are listed in the Common Stock table in Note 7 as “Shares Issued for Assumption of Debt”. The warrants were valued at $0.115 based on the Black Scholes Option Pricing Model assuming no dividend yield, volatility of 96% and a risk-free interest rate of 3.50%.

Under the terms of the second Assumption of Indebtedness and Loan Agreement, Pillsbury assumed the indebtedness of the loan agreement dated March 14, 2003, owing from our subsidiary, Pure Play Media, Inc., to Doral EZ Investments Inc. in the amount of $780,160 (CDN$937,499.98) having an interest rate of 10% per annum.  In exchange for Pillsbury assuming such indebtedness, we issued to Pillsbury 520,107 units at a deemed price of US$1.50 per Unit with each Unit consisting of one share of our common stock and one share purchase warrant (each a “Warrant”), with each such Warrant entitling Pillsbury to acquire one additional share of our common stock at an exercise price of US$2.50 per share commencing on December 31, 2006, the date which is 24 months from the date of issuance of the Units by Pure Play to Pillsbury and expiring on December 31, 2008, the date that is 48 months from the date of issuance of the Units. These shares are listed in the Common Stock table in Note 7 as “Shares Issued for Assumption of Debt” The warrants were valued at $0.115 based on the Black Scholes Option Pricing Model assuming no dividend yield, volatility of 96% and a risk-free interest rate of 3.50%.

At July 31, 2005 the Company remained contingently liable on these notes. The Company has determined that it has been legally released from being the primary obligor under the liability. The Company remains secondarily liable under the provisions of SFAS 140. In accordance with measurement requirements of FASB Interpretation No. 45 (FIN 45), the Company has determined that under the current conditions, the implied guarantee of the indebtedness has no measurable fair value.

NOTE 7 — STOCKHOLDERS EQUITY

Issuance of Common Stock, Common Stock for Services of Debt, and Warrants

Common Stock

The Company is authorized to issue 75,000,000 shares of common stock. Holders of common stock are entitled to one vote per share. The common stock is not redeemable and has no conversion or pre-emptive rights.

On July 15, 2004, the Company’s board of directors approved a forward split of 1300-for-1 forward split of common stock of the issued and outstanding stock of 10,000 shares of common stock. The Company’s authorized capital stock remained the same at 75,000,000. This forward split was affected in November 16, 2004. All figures in these financial statements refer to post stock split amounts.

Preferred Stock

The Company is authorized to issue 25,000,000 shares of preferred stock with relative rights, preferences and limitations determined at the time of issuance. No preferred shares have been issued.

Common Purchase Stock Warrants

During 2004 1,449,690 warrants were issued pursuant to two Assumptions of Indebtedness and Loan Agreement as described in note 5.

The following schedule summarizes the change in equity for the fiscal years ended July 31, 2005 and 2004:

	Common	Common	Additional	Warrants	Warrant	Retained	Total
	Stock	Stock	Paid in	Issued	Valuation	Earnings
	(Shares)	($)	Capital		($)	($)	($)

Balance, July 31, 2003	13,000,000	$ 13,000	$ -	—	—	$ (126,241)	$ (113,241)

Shares Issued for Services	850,200	850	23,675	—	—	—	24,525
Private Placement	203,600	204	127,046				127,250
Net Income / (Loss)	—	—	—	—	—	248,142	248,142

Balance, July 31, 2004	14,053,800	14,054	150,721	—	—	121,901	286,676

Private Placement	708,168	708	441,897	—	—	—	442,605
Shares Issued for Assumption of Debt	1,449,690	1,450	2,005,427	1,449,690	$ 167,658	—	2,174,535
Net Income / (Loss)	—	—	—	—	—	147,613	172,827

Balance, July 31, 2005	16,211,658	$ 16,212	$ 2,598,045	1,449,690	$ 167,658	$ 269,514	$ 3,051,429

Securities Issued and Sold.

Since September 3, 2002, the date of our incorporation, the Company has issued the following shares of common stock for cash.

We completed an offering of 10,000 shares of our common stock at a price of $0.001 per share on October 8, 2002, for total proceeds of $10.00.

In August of 2003 the Company issued 654 shares of common stock at $37.50 per share for services. The shares were valued at the estimated fair value of the services provided.

We completed an offering of 136,000 shares of our common stock at a price of $0.625 per share to seven investors on November 18, 2004, for total proceeds of $85,000.

We completed an offering of 775,768 shares of our common stock at a price of $0.625 per share on November 18, 2004, for total proceeds of $484,855.

In December 2004 the Company issued 1,449,690 shares valued at $1.50 per share in exchange for the assumption of Company debt in the amount of $2,174,535 as described in Note 6.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

On August 8, 2002, we entered into an operating lease agreement for our home office which expires on August 31, 2007.  It is extendable for another 3 years, which would expire on August 8, 2010.  The rental expense recorded in general and administrative expenses for the years ended July 31, 2005, July 31, 2004 and July 31, 2003 were $188,551, $130,872 and $119,770, respectively

Future minimum rental payments required for each of the 5 succeeding years assuming exercise of the option, and assuming we rent 100% of the existing facility, are as follows:

Year Ended July 31	Rent	Financing & Leases

2006	$157,150	$24,811
2007	200,293	16,402
2008	244,903	9,863
2009	291,030	3,110
2010	338,725	-

At July 31, 2005 the Company remained contingently liable on notes payable to Doral EZ with a balance of $2,613,089 as discussed in Note 6.

NOTE 9 — RELATED PARTY TRANSACTIONS

In June of 2004 the Company entered into a licensing agreement with Software Entertainment Ltd., which is 50% owned by one of the Company’s officers. Under the terms of the agreement the Company granted to Software Entertainment Ltd. the exclusive rights to reproduce, sell, and distribute the Company’s licensed pictures in Canada at prices consistent with prices charged to other distributors. During fiscal 2005 the Company billed Software Entertainment Ltd. revenues of approximately $492,500. Net receivables from Software Entertainment Ltd. at July 31, 2005 were approximately $117,200.

During the year ended July 31, 2005 Deep Star Broadcasting Systems, Inc., the Company’s 50% owned subsidiary, received a short term loan from Software Entertainment Ltd. The loan accrues interest at the current prime rate (computed each quarter) and had a balance of $81,500 at July 31, 2005. The Company also had a long term loan from an entity controlled by one of the Company’s principal shareholders for which the Company is still contingently liable, as described in Note 6.

On September 25, 2002 through our wholly-owned operating subsidiary Pure Play Media, Inc. we entered into an Asset Purchase Agreement with Michael Fitzgerald, who is a producer of video productions using the name “Ninn Worx”.

Under the terms of our agreement with Michael Fitzgerald we purchased certain assets of Ninn Worx free and clear of all liens, security interests, and encumbrances. The purchase price was $300,000 plus the assumed liability of an equipment lease of approximately $50,000. The Company financed the purchase with a note to Mr. Fitzgerald. The balance of this note was $250,885 at July 31, 2005 and $234,554 at July 31, 2004.

Prior to us entering into this Asset Purchase Agreement, Michael Fitzgerald entered into an Employment Agreement with our subsidiary, Pure Play Media, Inc., on September 19, 2002.  Under the Employment

Agreement, Michael Fitzgerald was to serve as an Executive for a period of five years commencing on the date of the Employment Agreement. Under the terms of the agreement the Company paid approximately $24,000 per year to Mr. Fitzgerald for office rent.

On December 23, 2005, our subsidiary Pure Play Media, Inc. (“PPM”) sold its Ninn Worx assets, a production studio, to Michael Fitzgerald and terminated the Employment Agreement with him, See “Subsequent Events” Note 12.

NOTE 10 — INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes (“SFAS No. 109”). SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carry-forwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. There are no material net operating loss carry-forwards in existence as of July 31, 2005.

The components of the income tax provision for the years ended July 31 were as follows:

		2005	2004
Current
	Federal	$ 88,024	$ 184,933
	State	18,029	31,711
	Total Current	106,053	216,644

Deferred
	Federal	(44,267)	(47,407)
	State	(9,121)	(8,129)
	Total Deferred	(53,388)	(55,536)

	Total	$ 52,665 ==========	$ 161,108 ==========

Significant components of the Company’s deferred tax assets are as follows:

	2005	2004

Bad Debts	$ (9,432)	$ (13,096)
Sales Returns & Allowances	(47,935)	(35,977)
Depreciation	(3,478)	(8,673)
Amortization	19,916	13,275
Curency Exchange Transactions	(12,459)	(106,543)

Total	$ (53,388) ===========	$ (151,014) ===========

A reconciliation of the expected income tax computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows for the years ended July 31:

	2005	2004

Income tax computed at federal statutory tax rate	15.00%	34.00%
State taxes, net of federal benefit	5.83%	5.83%
Non-deductible items	0.49%	0.60%
Other	-1.89%	-1.03%
Total Tax Provisions	19.43% ======	39.40% ======

NOTE 11 - RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued Statement No. 123(R) (revised 2004) (“FAS 123(R)”). In addition, in March 2005 the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin Topic 14, “Share-Based Payment” (SAB 107) which provides interpretations regarding the interaction between FAS 123(R) and certain SEC rules and regulations and provided the staff’s views regarding the valuation of share-based payment arrangements for public companies. FAS 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions, including stock option awards. FAS 123(R) revises FASB Statement No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25. FAS 123(R) will require us to measure the cost of employee services received in exchange for stock option awards based on the grant-date fair value of such awards. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period.  We will report such costs as part of our general and administrative expenses.  FAS 123(R) will be effective for us as of the beginning of the first annual reporting period that begins after December 15, 2005, which will be our fiscal year ending July 31, 2007. We will recognize the cumulative effect of initially applying this statement as of the effective date. Currently, the cumulative effect of initially applying FAS 123(R) has not been determined and is subject to change depending on future events.

In December 2004, the FASB issued Statement No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29 (“FAS 153”). FAS 153 eliminates the exception to recognize non-monetary transactions at fair value for non-monetary exchanges of similar productive assets previously allowed by APB Opinion No. 29, and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. FAS 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.

In May 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“FAS 154”), which changes the requirements for the accounting for and reporting of a change in accounting principle, requires retrospective application to prior periods’ financial statements of changes in accounting principle and carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the adoption of FAS 154 to affect future reporting or disclosures.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140" ("FAS. 155"). This statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under FAS 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity ("SPE") may hold under FAS 140. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity's fiscal year. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations at December 31, 2005

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, "Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140." This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain specified situations. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity's fiscal year. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations at December 31, 2005.

NOTE 12 - SUBSQUENT EVENTS

Exchange of Assets

On December 23, 2005, our subsidiary Pure Play Media, Inc. (“PPM”) sold its Ninn Worx intangible assets to Michael Fitzgerald, also known as Michael Ninn ("Ninn"). Under the terms of the Agreement PPM agreed to sell, assign and transfer to Ninn, and Ninn agreed to purchase from PPM the following assets:
(a)	The name “Ninn Worx” along with any and all legal rights to this, and any association with this, commercial name. These intangible assets had a book value of approximately $291,900.

(b)	Seventy two (72) Ninn Worx Productions (the “Productions”), including all camera masters, stills and any associated materials, including any and all associated copyrights of any kind throughout the world . The productions had a value, net of accumulated amortization, of approximately $1,818,100.

(c)	Certain other assets related to film productions with a book value of approximately $86,400.

As consideration for the purchase price payable by Ninn to PPM and PPMH for the assets, Ninn agreed to:

(a)	Surrender for cancellation and return to PPMH’s treasury 3,250,000 shares of the Company’s common stock. The stock was valued at $1,334,600 or $0.41 per share, based on the computed net present value of projected future cash flows from all of the assets sold.

(b)	Extinguish by cancellation the Promissory Note with a balance of approximately $250,900.

(c)	Make a cash payment for inventory of approximately $43,700.

The Company realized a loss of approximately $567,200 in the transaction.

The following unaudited proforma financial statements show what the effect on the Company’s financial position and results of operations would have been if the sale had taken place as of August 1, 2004 (the beginning of the fiscal year):

	July 31		July 31
	2005		2005

		Sale of
ASSETS	Historical	Ninn Films	Proforma
Current Assets	3,624,545	(87,688)	3,536,857

Property, Plant and Equipment, net
of depreciation and amortization	2,612,706	(1,233,409)	1,379,297

Other Assets	359,343	(291,915)	67,428

Total assets	$ 6,596,594 ========	$ (1,613,012) =========	$ 4,983,582 =========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities	2,174,731	(19,754)	2,154,977

Long-term debt	1,405,745	(250,885)	1,154,860

Minority interest	(60,525)	-	(60,525)

Stockholders' Equity	3,076,643	(1,342,373)	1,734,270

Total liabilities and stockholders' equity	$ 6,596,594 ========	$ (1,613,012) =========	$ 4,983,582 =========

	For the Year Ended
	July 31, 2005

		Sale of
	Historical	Ninn Films	Proforma

Revenues	8,532,880	1,663,577	6,869,303

Cost of goods sold	5,401,602	900,821	4,500,781

Gross profit	3,131,278	762,757	2,368,521

Total operating costs	2,854,651	533,621	2,321,030

Income (loss) from operations	$ 276,627 ===========	$ 229,136 =========	$ 47,491 ===========

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company and are not necessarily complete. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving the company. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at its principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Securities and Exchange Act and currently are not required to, and do not, deliver annual, quarterly or special reports to shareholders. We will not deliver such reports to our shareholders until after, and if, this offering is declared effective by the Securities and Exchange Commission.  Once such effectiveness is granted, if ever, we will deliver annual reports to securities holders containing audited financial statements as well as complying with other Securities and Exchange Commission and state filing requirements.

____________

______________

PURE PLAY MEDIA HOLDINGS, INC.

3,211,658 shares of common stock and 1,449,690 shares underlying warrants to purchase shares of common stock to be sold by certain selling security holders

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PROSPECTUS

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July 27, 2006

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us or any of the underwriters.  Neither the delivery of this prospectus nor any sale make hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus.  This prospectus does not constitute and offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation.  Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

Until 180 days from the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

____________

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PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation authorize us to indemnify our directors and officers to the fullest extent permissible under Nevada Law.  Our company has not adopted any bylaws to govern indemnification of directors, officers and other persons at the date of this registration statement.

The Nevada revised Statutes pursuant to 78.7502 and 78.751 provides indemnifications for officers and directors when they acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful, and acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the company. Indemnification may not be made for any claim adjudged by a court after exhaustion of all appeals, to be liable to the company unless the court determines otherwise upon application. The company shall indemnify an officer director or employee or agent of the company against expenses including attorney's fees actually and incurred by him in a successful defense of any matter regarding the company.

The aforementioned indemnification continues for a person who has ceased to be a director, officer, employee or agent and their heirs, executors and administrators.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court’s decision.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee:                           $       997.52
Accounting fees and expenses:                                                             $  55,000.00
Legal fees and expenses:                                                                      $100,000.00
Transfer agent fees:                                                                              $           0.00
EDGAR filing fees:                                                                               $    6,000.00
     Total:                                                                                              $161,997.52

All amounts are estimates other than the Securities and Exchange Commission’s registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling security holders. The selling security holders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

RECENT SALES OF UNREGISTERED SECURITIES

Securities issued and sold.

Since September 3, 2002, the date of our incorporation, we have issued the following shares of our common stock for cash rendered to us, absent registration under the Securities Act of 1933, as amended (the “Securities Act”).  The securities listed below were issued to persons in offshore transactions which were negotiated outside of the United States or such securities were issued pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering and/or the exemption provided in Regulation D.

We completed an offering of 10,000 shares of our common stock at a price of $0.001 per share to 876498 Alberta Ltd. (Richard Arnold), Doral EZ Investments, Inc. (Erwin Zecha), Michael Fitzgerald, Sieg Badke and Stellar Media Corporation (Brent Hahn) on October 8, 2004, for total proceeds of $10.00.  We completed this offering pursuant to Regulation S and Section 4(2) of the Securities Act.  Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution.  Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Rule 144 and Regulation S.  None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  No registration rights were granted to any of the purchasers.

Effective November 16, 2004, we forward split our common stock on a basis of 1300 new shares for each one (1) old share.  This resulted in the officers, directors and founders holding in aggregate 10,920,000 shares of our common stock as at November 16, 2004.

We completed an offering of 136,000 shares of our common stock at a price of $0.625 per share to 7 United States residents on November 18, 2004, for total proceeds of $85,000.  We completed this offering pursuant to Regulation D Rule 506 and Section 4(2) of the Securities Act.  Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution.  Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Rule 144.  None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  No registration rights were granted to any of the purchasers.

We completed an offering of 775,768 shares of our common stock at a price of $0.625 per share to 25 individuals or entities that are non residents of the United States, November 18, 2004, for total proceeds of $484,855.  We completed this offering pursuant to Regulation S of the Securities Act as such securities were issued in an offshore transaction which was negotiated outside of the United States and consummated outside of the United States.  Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution.  Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Rule 144 and Regulation S.  None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  No registration rights were granted to any of the purchasers.

The gross proceeds from the sale of all the securities will or have been used for our general operations.

Securities Issued In Exchange for Services or Debt

In addition to raising cash through private placements, we have also made the following issuances of shares of our common stock in exchange as payment of amounts owed by the Company:

We completed an offering of 1,600 shares of our common stock at a price of $37.50 per share to Software Entertainment Ltd. on August 15, 2003, for total proceeds of $60,000.  We completed this offering pursuant to Regulation S of the Securities Act as such securities were issued in an offshore transaction which was negotiated outside of the United States and consummated outside of the United States.  Software

Entertainment Ltd. is beneficially owned 50% by Richard Arnold, one of our directors, and 50% by Doral EZ Investments, Inc, which is beneficially owned by Erwin Zecha.  The purchaser represented its intention to acquire the securities for investment only and not with a view toward distribution.  Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Rule 144 and Regulation S.  None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  No registration rights were granted to any of the purchasers.

We completed an offering of 654 shares of our common stock at a price of $37.50 per share to Mocha Holdings Limited on August 22, 2003, for total proceeds of $24,525.  We completed this offering pursuant to Regulation S of the Securities Act as such securities were issued in an offshore transaction which was negotiated outside of the United States and consummated outside of the United States.  The purchaser represented its intention to acquire the securities for investment only and not with a view toward distribution.  Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Rule 144 and Regulation S.  None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  No registration rights were granted to any of the purchasers.

Due to the forward stock split of our common stock that occurred on November 16, 2004, the above offerings of shares for debt/services rendered resulted in the 2,254 shares issued becoming 2,930,200 shares issued in aggregate to Software Entertainment Ltd. and Mocha Holdings Limited

In addition, on December 31, 2004, we issued 1,449,690 Units to Pillsbury Holdings, Inc. in accordance with the Assumption of Indebtedness and Loan Agreements between Pillsbury Holdings, Inc., Doral EZ Investments Inc., Pure Play Media Holdings, Inc. and Pure Play Media, Inc. described above.  Each Unit consisted of one share of our common stock and one share purchase warrant.  Each warrant entitles the holder thereof to acquire one additional share of our common stock at a price of $2.50 per share starting on December 31, 2006 and expiring on December 31, 2008.  We completed this offering pursuant to Regulation S of the Securities Act as such securities were issued in an offshore transaction which was negotiated outside of the United States and consummated outside of the United States.  Pillsbury Holdings, Inc. represented its intention to acquire the securities for investment only and not with a view toward distribution.  Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Rule 144 and Regulation S.

EXHIBITS

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	Articles of Amendment, filed on a Certificate of Change Pursuant to NRS 78.209 on November 16, 2004
3.3	Bylaws
5.1	Opinion of Stepp Law Group, a professional corporation
10.1	Standard Industrial Lease Agreement by and between Pure Play Media Inc. and Nordhoff Investments dated August 8, 2002
10.2	Shareholders Agreement between Pure Play Media Holdings, Inc., 876498 Alberta Ltd., Sieg Badke, Michael Fitzgerald, Stellar Media Corp., and Doral EZ Investments Inc., dated September 18, 2002
10.3	Loan Agreement between Pure Play Media, Inc. and Doral EZ Investments Inc., dated September 19, 2002
10.4	Promissory Note issued by Pure Play Media, Inc. to Doral EZ Investments Inc., dated September 19, 2002
10.5	Security Agreement between Pure Play Media, Inc. and Doral EZ Investments Inc., dated September 19, 2002

10.6	Asset Purchase Agreement between Pure Play Media, Inc. and Michael Fitzgerald, dated September 25, 2002
10.7	Bill of Sale between Michael Fitzgerald and Pure Play Media, Inc., dated September 25, 2002
10.8	Promissory Note issued by Pure Play Media, Inc. to Michael Fitzgerald, dated September 25, 2002
10.9	Amending Agreement to Loan Agreement on September 19, 2002 between Pure Play Media, Inc. and Doral EZ Investments Inc., dated November 21, 2002
10.10	Loan And Security Amending Agreement between Pure Play Media, Inc. and Doral EZ Investments Inc. to the Loan Agreement on September 19, 2002, dated March 14, 2003
10.11	Loan Agreement between Pure Play Media, Inc. and Doral EZ Investments Inc., dated March 14, 2003
10.12	Promissory Note issued by Pure Play Media, Inc. to Doral EZ Investments Inc., dated March 14, 2003
10.13

Joint and Several Continuing Guarantee and Postponement of Claim with respect to the Loan Agreement dated September 19, 2002, by Richard Arnold and Susan Arnold in favor of Doral EZ Investments Inc., dated March 31, 2003

10.14

Joint and Several Continuing Guarantee and Postponement of Claim with respect to the Loan Agreement dated March 14, 2003, by Richard Arnold and Susan Arnold in favor of Doral EZ Investments Inc., dated March 31, 2003

10.15	Share Redemption Agreement between Pure Play Media Holdings, Inc., Brent Hahn and Stellar Media Corp., dated August 15, 2003
10.16	Termination of Employment Agreement and Release between Pure Play Media, Inc. and Brent Hahn, dated August 15, 2003
10.17	Guarantee and Postponement of Claims by Pure Play Media Holdings, Inc. in favor of Stellar Media Corp., dated August 15, 2003
10.18	Guarantee and Postponement of Claims by Pure Play Media Holdings, Inc. in favor of 1011225 Ontario Limited a.k.a. AOV Distribution and/or OK Video, dated August 15, 2003
10.19	Release issued by Pure Play Media Holdings, Inc. in favor of Stellar Media Corp., dated August 15, 2003
10.20	Full and Final Release, dated as of August 15, 2003, by and between Pure Play Media Inc. and 1011225 Ontario Limited
10.21	Termination of the Shareholders Agreement between Pure Play Media Holdings, Inc., 876498 Alberta Ltd., Sieg Badke, Michael Fitzgerald and Doral EZ Investments Inc., dated August 21, 2003
10.22	Loan Amending Agreement with respect to the Loan Agreement dated March 14, 2003, between Pure Play Media, Inc. and Doral EZ Investments Inc., dated August 6, 2004
10.23	Guarantee and Postponement of Claim by Sieg Badke in favor of Doral EZ Investments Inc., dated August 20, 2004
10.24	Guarantee and Postponement of Claim by Michael Fitzgerald in favor of Doral EZ Investments Inc., dated August 20, 2004
10.25	Pledge Agreement between 876498 Alberta Ltd, Doral EZ Investments Inc., and Pure Play Media Holdings, Inc., dated August 20, 2004
10.26	Pledge Agreement between Michael Fitzgerald, Doral EZ Investments Inc. and Pure Play Media Holdings, Inc., dated August 20, 2004
10.27	Pledge Agreement between Sieg Badke, Doral EZ Investments Inc. and Pure Play Media Holdings, Inc., dated August 20, 2004
10.28

Assumption of Indebtedness and Loan Agreement with respect to the Loan Agreement dated September 19, 2002, between Pillsbury Holdings, Inc., Doral EZ Investments Inc., Pure Play Media Holdings, Inc., and Pure Play Media Inc., dated December 31, 2004

10.29	Pledge and Escrow Agreement with respect to the Loan Agreement dated September 19, 2002, between Pillsbury Holdings, Inc., and Doral EZ Investments Inc., dated December 31, 2004
10.30	Pooling Agreement with respect to the Loan Agreement dated September 19, 2002, between Pillsbury Holdings, Inc., and Pure Play Media Holdings, Inc., dated December 31, 2004
10.31

Assumption of Indebtedness and Loan Agreement with respect to the Loan Agreement dated March 14, 2003, between Pillsbury Holdings, Inc., Doral EZ Investments Inc., Pure Play Media Holdings, Inc., and Pure Play Media Inc., dated December 31, 2004

10.32	Pledge and Escrow Agreement with respect to the Loan Agreement dated March 14, 2003, between Pillsbury Holdings, Inc., and Doral EZ Investments Inc., dated December 31, 2004

10.33	Pooling Agreement with respect to the Loan Agreement dated March 14, 2003, between Pillsbury Holdings, Inc., and Pure Play Media Holdings, Inc., dated December 31, 2004
10.34	Bill of Sale between Private North America, Ltd. and Pure Play Media, Inc., dated September 30, 2004, including Schedule A
10.35	Promissory Note issued by Pure Play Media, Inc. to Private North America, Ltd., dated September 30, 2004
10.36	Security Agreement between Private North America, Ltd. and Pure Play Media Inc., dated September 30, 2004
10.37	Amendment to Promissory Note of September 30, 2004, by and between Private North America, Ltd. and Pure Play Media, Inc. dated August 30, 2005
10.38	Assignment Agreement between Pillsbury Holdings, Inc., Tri-Age Holdings, Inc., Pure Play Media Holdings, Inc., Pure Play Media, Inc. and Doral EZ Investments Inc., dated October 26, 2005
10.39	Pledge and Escrow Agreement between Tri-Age Holdings, Inc. and Doral EZ Investments Inc., dated October 26, 2005
10.40	Pooling Agreement between Tri-Age Holdings, Inc. and Pure Play Media Holdings, Inc., dated October 26, 2005
10.41	Amendment No.1 to the Bill of Sale dated September 30, 2004, between Private North America, Ltd. and Pure Play Media, Inc., dated November 30, 2005
10.42	Asset Purchase Agreement between Michael Fitzgerald, Pure Play Media, Inc. and Pure Play Media Holdings, Inc., dated December 23, 2005
23.1	Consent of Independent Auditors
23.2	Consent of Stepp Law Group, a professional corporation (Included in Exhibit 5.1)
24.1	Power of Attorney (Included on the signature page of this registration statement)
99.1	Employment Agreement between Richard Arnold and Pure Play Media, Inc., dated June 1, 2002
99.2	Employment Agreement between Brent Hahn and Pure Play Media, Inc., dated June 1, 2002
99.3	Consulting Agreement between Pure Play Media Holdings, Inc. and Mocha Holdings Limited, dated September 1, 2002
99.4	Employment Agreement between Michael Fitzgerald and Pure Play Media, Inc., dated September 19, 2002
99.5	Employment Agreement between Sieg Badke and Pure Play Media, Inc., dated January 1, 2003
99.6	Consulting Agreement between Pure Play Media Holdings, Inc. and Turner Stevens Inc., dated June 21, 2004
99.7	Letter Agreement for the Employment of James Kolitz, dated September 22, 2004
99.8

Voluntary Pooling Agreement between 876498 Alberta Ltd., Doral EZ Investments Inc., Sieg Badke, Michael Fitzgerald, Software Entertainment Ltd. and Pure Play Media Holdings, Inc., dated November 30, 2004

99.9	Letter Agreement for the Employment of Craig Jelin, dated September 17, 2005
99.10	Letter Agreement for the Employment of Eva Hughes, dated October 31, 2005
99.11	Employment Deal Memorandum between William A. Furrelle and Deep Star Broadcasting Systems, Inc., dated February 14, 2005
99.12	Wavier of Compensation letter from Richard Arnold, dated August 26, 2005

UNDERTAKINGS

The undersigned registrant hereby undertakes:

  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)	include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;
  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

____________

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereon duly authorized, in the City of Chatsworth, California on the 27th day of July, 2006.

PURE PLAY MEDIA HOLDINGS, INC.

            /s/ SIEG BADKE                                                          /s/ RICHARD ARNOLD

                 Sieg Badke                                                                  Richard Arnold
President and Chief Executive Officer                            CFO, Secretary, Treasurer and Principal
                                                                                     Accounting Officer

Power of Attorney

Know all persons by these presents that each individual whose signature appears below constitutes and appoints Richard Arnold and Sieg Badke as true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is be effective upon filing under Rule 462 promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

                       Date                                                                       Signature/Title

                                                                                                /s/ SIEG BADKE
            July 27, 2006
                                                                                                     Sieg Badke
                                                                        President, Chief Executive Officer and a director

                                                                                        /s/ RICHARD ARNOLD
            July 27, 2006
                                                                                                   Richard Arnold
                                                                             CFO, Secretary, Treasurer, Principal
                                                                               Accounting Officer and a director

                                                                                         /s/ MICHAEL DANIELS
            July 27, 2006
                                                                                               Michael Daniels
                                                                                                        Director